Exhibit 10.10

EXECUTION COPY

AMENDED AND RESTATED COMMON AGREEMENT dated as of March 23, 2007, among DIGICEL INTERNATIONAL FINANCE LIMITED, a company organized and existing under the laws of St. Lucia (the “Borrower”), Citibank, N.A., as agent for the lenders from time to time party to the Tranche A Credit Agreement (in such capacity, together with its successors in such capacity, the “Tranche A Administrative Agent”), Citibank, N A , as agent for the lenders from time to time party to the Tranche B Credit Agreement (in such capacity, together with its successors in such capacity, the “Tranche B Administrative Agent”), Citibank, N.A., as agent for the lenders from time to time party to the Revolving Credit Agreement (in such capacity, together with its successors in such capacity, the “Revolving Administrative Agent”), Pan Caribbean Merchant Bank Limited, as trustee for the Jamaica Bondholders (in such capacity, together with its successors in such capacity, the “Jamaica Trustee”), RBTT Trust Limited, as trustee for the US$ Bondholders (in such capacity, together with its successors in such capacity, the “US$ Trustee”), each Agent under the Additional Senior Secured Financing Documents (as defined below), as agent for any lender from time to time party to the Additional Senior Secured Financing Documents (in such capacity, together with its successors in such capacity, the “Additional Senior Secured Facility Agent”), Citibank N.A., as the collateral agent with respect to the Collateral (in such capacity, together with its successors in such capacity and any sub-agent or co-collateral agent, including the Co-Collateral Agents, as applicable, the “Collateral Agent”), Scotia Jamaica Investment Management Limited, as the agent for the Collateral Agent for purposes of holding certain Collateral (the “Mossel Co-Collateral Agent”), RBTT Trust Limited, as agent for the Collateral Agent for purposes of holding certain Collateral (the “DECL Co-Collateral Agent”), Butterfield Bank (Cayman) Limited, as agent for the Collateral Agent for purposes of holding certain Collateral (the “Cayman Co-Collateral Agent”), Banco Cuscatlan, S.A., as agent for the Collateral Agent for purposes of holding certain Collateral (the “El-Salvador Co-Collateral Agent”) and each Additional Co-Collateral Agent under the Additional Senior Secured Financing Documents (as defined below). Capitalized terms used herein without definition shall have the meaning set forth in Section 1.01 hereto.

RECITALS

WHEREAS, the Borrower through the Restricted Subsidiaries (a) conducts Services in the Serviced Countries through certain of its Operating Subsidiaries and (b) after the Effective Date may conduct Services in additional countries or territories through additional Operating Subsidiaries;

WHEREAS, the Borrower has requested that the Agents enter into this Agreement in order to amend and restate the Existing Common Agreement;

WHEREAS, the Borrower has requested that the Lenders agree to: (a) amend and restate the Existing Facility Agreements; and (b) make additional loans and/or purchase additional bonds so that the proceeds thereof may be used to repay or repurchase a portion of the loan and bonds outstanding under the Existing Facility Agreements, or to be invested in and used by Restricted Subsidiaries (including Project Subsidiaries to the extent provided herein) in order to, among other things, provide the Services in the Serviced Countries and, in return for such amendment and restatements and such additional loans and bond purchases, has agreed to directly pledge and charge, and to cause each of the Restricted Subsidiaries (other than Project Subsidiaries) to directly or indirectly pledge and charge, its assets (including loans to Restricted Subsidiaries (other than Project Subsidiaries) made with the proceeds of such loans and bond purchases and the collateral securing such loans) to secure the repayment of the loans and the bonds, all in accordance with the terms of the Loan Documents;

WHEREAS, each Lender has outstanding loans or holds bonds under, or has agreed to make loans or purchase bonds on the terms and conditions set forth in, the respective Facility Agreements; and

WHEREAS, to induce the Lenders to provide the Facilities, the Borrower is, among other things, entering into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accession Agreement” has the meaning assigned to such term in Section 9.05.

“Acceptable Insurance Advisor” means one of the insurance advisors set forth on Section 5.13,

“Accounts” means deposit accounts, brokerage accounts, securities accounts, time deposits, certificates of deposit and other similar investments to which cash, securities and/or financial assets may be credited.

“Acquisition” means (whether by purchase, exchange, issuance of Equity Interests, merger, reorganization or any other method): (a) any acquisition by the Borrower or any of its Subsidiaries of any other Person, which Person would then, under IFRS, become Consolidated with the Borrower or any such Subsidiary: or (b) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any other Person or any division of any other Person.

“Additional Co-Collateral Agent” means any sub-agent or co-collateral agent that, after the Effective Date, has executed a Co-Collateral Agency Agreement with the Collateral Agent, in limn and substance satisfactory to the Collateral Agent.

“Additional Restricted Subsidiary” means a Subsidiary of the Borrower designated as a “Restricted Subsidiary” in accordance with Section 8.05.

“Additional Senior Secured Advances” means the disbursements of loans under the Additional Senior Secured Financing Documents and the subscriptions for and purchases of bonds under the Additional Senior Secured Financing Documents.

“Additional Senior Secured Creditors” means all lenders and note purchasers from time to time party to the Additional Senior Secured Financing Documents and which have executed or caused an agent on their behalf to execute an Accession Agreement pursuant to Section 9.05.

“Additional Senior Secured Debt” means Debt permitted under Section 6.02(b) but only the amount thereof secured, or purported to be secured, by Liens permitted under Section 6.01(e).

“Additional Senior Secured Facility Agent” means each agent under the Additional Senior Secured Financing Documents, as agent for any lender from time to time party to the Additional Senior Secured Financing Documents, together with its successors in such capacity.

“Additional Senior Secured Financing Documents” means, with respect to Additional Senior Secured Debt, the indenture, loan agreement, credit agreement, promissory note or other agreement or instrument evidencing or governing any Additional Senior Secured Debt or any guaranty thereof or creating any security therefor entered into among the Borrower and any Loan Parties and an Additional Senior Secured Facility Agent or Additional Senior Secured Creditors, setting forth the terms and conditions of such Debt.

“Advances” means (i) Credit Agreement Advances, (ii) Bond Advances, and (iii) Additional Senior Secured Advances.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 15% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agents” means the Facility Agents and the Collateral Agent.

“Agreement” means this Amended and Restated Common Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.10(b).

“Agreement Value” means, for each Hedge Agreement, on any date of determination, the maximum aggregate amount (after giving effect to any netting agreements to the extent such netting agreements are with the same Person to whom any such Obligations under such Hedge Agreement are owed) that the applicable Person would be required to pay if such Hedge Agreement were terminated at such time.

“Applicable Jurisdictions” means (i) the jurisdictions of organization of each of the Obligors, (ii) the jurisdictions the laws of which govern any Loan Document, (iii) the Serviced Countries, and (iv) Bermuda.

“Applicable Local Currency” means, in respect of any Serviced Country, the local currency of such Serviced Country.

“Approved Accounting Firm” means any of those accounting firms set forth on Schedule 1.1A.

“Arranger” means Citigroup Global Markets Inc. in its capacity as arranger of the Facilities.

“ARS Applicable Jurisdictions” has the meaning assigned to such term in Schedule 8.5(b).

“BNS” means The Bank of Nova Scotia and its Affiliates.

“Board of Directors” means, as to any Person, the board of directors or other like governing body of such Person appointed or holding office pursuant to the Requirements of Law applicable to such Person.

“Bond Advances” means Jamaica Bond Advances and the US$ Bond Advances.

“Bondholders” means the Jamaica Bondholders and the US$ Bondholders.

“Bond Facilities” means the Trust Indentures.

“Bonds” means the Jamaica Bonds and the US$ Bonds.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means a day of the year on which commercial banks are not required or authorized by law to close in New York City, the United States; Port of Spain, Trinidad; Stockholm, Sweden; Amsterdam, Netherlands; or Kingston, Jamaica; or, for purposes of any determination of LIBOR, a day of the year on which commercial banks are not required or authorized by law to close in London, England, New York City, the United States, Dublin, Ireland, Stockholm, Sweden, Ottawa, Canada or Port of Spain, Trinidad and Tobago, or Kingston, Jamaica (including dealings in foreign exchange and foreign currency deposits).

“Business Plans” means the business plans delivered by the Borrower pursuant to Section 4.01(j)(viii) and 5.06 and substantially in the form required by Exhibit A hereto.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, Real Property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with IFRS, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the sale or trade-in of existing equipment or with reinvestment of condemnation or insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case maybe.

“Capitalized Leases” means all leases that have been or should be, in accordance with IFRS, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Security Documents and having a maturity of not greater than 90 days from the date of acquisition by the Borrower or any of its Subsidiaries: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of, or time deposits with, any commercial bank that (i) is a Lender or a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) below, (iii) is organized under the laws of the United States or any State thereof, and (iv) has combined capital and surplus of at least $1 billion; (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and (d) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition, including any fund for which the Collateral Agent or an Affiliate of the Collateral Agent serves as an investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, notwithstanding that (A) the Collateral Agent or an Affiliate of the Collateral Agent charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s length) and (B) the Collateral Agent charges and collects fees and expenses for services rendered, pursuant to this Agreement. The Collateral Agent may execute any investment instruction provided to it in respect of the Permitted Investments through its Affiliates, and neither the Collateral Agent nor its Affiliates shall have a duty to monitor the investment rating of any such Permitted Investments.

“Casualty Event” means, with respect to any property of any Person, any loss or malfunction of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Cayman Co-Collateral Agent” has the meaning specified in the introductory paragraph hereto.

“Central Bank” means, with respect to each of the Serviced Countries, the central bank or other Person performing functions of a similar nature in such country.

“Change of Control” means (i) the failure (whether voluntary or involuntary) of Denis O’Brien to be the direct or indirect beneficial owner of more than 50% of all outstanding Equity Interests (including more than 50% of all outstanding Voting Stock) of the Parent, provided, that if the Parent or any parent of Parent effects a public offering of its voting stock, the foregoing event described in this clause (i) shall not constitute a Change of Control unless any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), other than a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Parent’s Voting Stock, or (ii) the failure (whether voluntary or involuntary) of the Parent to be the direct or indirect beneficial owner of 100% of all outstanding Equity Interests (including 100% of all outstanding Voting Stock but excluding the effect on such ownership by the issuance or exercise of options on Equity Interests of Digicel Limited to the extent that the Equity Interests subject to such options, including any Equity Interests issued pursuant to the exercise of any such options, in the aggregate do not exceed 5% of all of the outstanding Equity Interests or Voting Stock of Digicel Limited) of Holdco; (iii) the failure (whether voluntary or involuntary) of Holdco to be the direct beneficial owner of 100% of all outstanding Equity Interests (including 100% of all outstanding Voting Stock) of the Borrower, or (iv) except as may be the result of a sale or other disposition as permitted by Section 6.06 hereof or the termination of the corporate existence of any Subsidiary as permitted by Section 6.04 hereof, the failure of the Borrower to own, directly or indirectly, (A) at least the specified amount of the Equity Interests of each of the Restricted Subsidiaries as specified on Schedule 3.2(a) or (B) at least the amount of Equity Interests in each Additional Restricted Subsidiary owned directly or indirectly by it on the date that such Additional Restricted Subsidiary becomes a Restricted Subsidiary in accordance with Section 8.05 hereof, provided, however, that a Change of Control shall not be deemed to have occurred under this clause (iv) if the Borrower’s direct or indirect ownership interest in a Project Subsidiary is decreased solely as a result of dilution upon the issuance of new equity by such Project Subsidiary so long as the Borrower maintains, directly or indirectly, in excess of 50% of the economic and voting ownership of such Project Subsidiary.

“Co-Collateral Agent” means the Cayman Co-Collateral Agent, DECL Co-Collateral Agent, the Mossel Co-Collateral Agent, the EI-Salvador Co-Collateral Agent and any Additional Co-Collateral Agent each of whom has been selected and appointed to so act in accordance with Section 5.11 of the Intercreditor Agreement, and for whose selection and performance the Collateral Agent is not Responsible.

“Collateral” means all property (whether real or personal) or assets (whether tangible or intangible) on which any Loan Party purports to grant a security interest as collateral security for the Secured Obligations which shall include 100% of the Equity Interests in, and Subordinated Debt of, the Borrower.

“Collateral Accounts” has the meaning set forth in the Intercreditor and Collateral Agency Agreement.

“Collateral Agent” has the meaning specified in the introductory paragraph hereto.

“Commitments” means the commitments of the Lenders tinder the respective Facilities to make loans or to purchase bonds as set forth therein and as increased or reduced from time to time in accordance with their respective terms.

“Common Creditors” means the Lenders and the Agents. For the avoidance of doubt, neither the Borrower nor any Related Person may be, or become, a Common Creditor.

“Consolidated” refers to the consolidation of accounts in accordance with IFRS. “Consolidating” refers to the separation of accounts in accordance with IFRS.

“Contingent Obligations” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, lease, dividend or other payment Obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent

Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the teams of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any contract, loan, agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking affecting such Person or to which such Person is a party or by which it or any of its property is bound.

“Corrupt Practices Laws” shall mean, collectively, (a) the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 - 78dd-3 (2000), as amended and (b) any other applicable law, regulation, order, decree or directive having the force of law and relating to bribery, kick-backs or similar business practices.

“Credit Agreement Advances” means all of the disbursements of loans under the Credit Agreements.

“Credit Agreements” means the Tranche A Credit Agreement, Tranche B Credit Agreement and Revolving Credit Agreement.

“Current Casualty Event” has the meaning assigned to such term in Section 2.01(b).

“Current Disposition” has the meaning assigned to such term in Section 2.01(a).

“DCL” means Digicel Caribbean Limited, a company organized under the laws of St. Lucia.

“Debt” of any Person means (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables with payment terms not greater than 180 days, not overdue by more than 60 days and incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptances, letters of credit or similar facilities, (g) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (h) all Contingent Obligations of such Person, and (i) all indebtedness and other payment Obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“DECL” means Digicel Eastern Caribbean Limited, a company organized under the laws of St. Lucia.

“DECL Co-Collateral Agent” has the meaning specified in the introductory paragraph hereto.

“Default” means any Event of Default or any event which, with the giving of notice or lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination thereof) would constitute an Event of Default.

“Digicel Cayman Holdings” means Digicel Holdings Ltd., a company organized under the laws of Barbados.

“Digicel Cayman Services” means Digicel Cayman Services Limited, a company organized under the laws of the Cayman Islands.

“Digicel EI-Salvador” means Digicel Holdings, Ltd. and Digicel S.A. de C.V.

“Digicel Grenada” means Digicel Grenada Limited, a company organized under the laws of Grenada.

“Digicel Group Limited” means Digicel Group Limited, a company organized and existing under the laws of Bermuda and, as of the Effective Date, the owner of 100% of all outstanding Equity Interests of Digicel Limited (including 100% of all outstanding Voting Stock but excluding options on Equity Interests of Digicel Limited to the extent that the Equity Interests subject to such options in the aggregate do not exceed 5% of all of the outstanding Equity Interests or Voting Stock of Digicel Limited).

“Digicel Limited” means Digicel Limited, a company organized and existing under the laws of Bermuda and, as of the Effective Date, the owner of 100% of all outstanding Equity Interests (including 100% of all outstanding Voting Stock) of Holdco.

“Digicel OECS” means Digicel OECS Limited, a company organized under the laws of Barbados.

“Digicel St. Lucia” means Digicel (St. Lucia) Limited, a company organized under the laws of St. Lucia.

“Digicel SVG” means Digicel SVG Limited, a company organized under the laws of St. Vincent and the Grenadines.

“Digicel T&T Finance Holdco” means Digicel Trinidad and Tobago International Finance Holdings Limited, a company organized under the laws of Barbados.

“Digicel T&T Holdco” means Digicel Trinidad and Tobago Holdings Limited, a company organized under the laws of Barbados and the owner of 100% of all outstanding Equity Interests (including 100% of all outstanding Voting Stock) of Digicel T&T Finance Holdco.

“Direct Obligor Security Documents” means the Security Documents other than Indirect Obligor Security Documents.

“Direct Obligor Obligations” means all Obligations of each Direct Obligor now or hereafter owing to the Secured Parties under this Agreement and each other Loan Document to which such Direct Obligor is a party and all notes delivered or bonds issued thereunder (including, in each case, interest accruing at the rate provided in the respective agreement after the maturity of the obligations thereunder and interest accruing at the then applicable rate after the filing of any petition in bankruptcy, or the commencement of any reorganization or like proceeding, whether or not a claim is allowed).

“Direct Obligors” means (a) the Borrower, (b) Holdco, and (c) each Restricted Subsidiary providing a Guaranty of the Borrower’s Obligations under the Facilities.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of Non-Project Subsidiaries to any other Person, excluding any sale, assignment, transfer or other disposition permitted by Section 6.06 (other than clause (m) thereof).

“Dollars,” “U.S. Dollars,” “US$” and “$” mean dollars in the lawful currency of the United States of America.

“EBITDA”, for any period, means the consolidated net income of the Borrower and the Restricted Subsidiaries for such period (A) plus the sum of (i) consolidated interest expense of the Borrower and the Restricted Subsidiaries for such period, (ii) consolidated tax expense of the Borrower and the Restricted Subsidiaries for such period, (iii) the consolidated depreciation and amortization expense included in the income statement of the Borrower and the Restricted Subsidiaries for such period, (iv) any other non-cash items reducing consolidated net income for such period (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period required to be made by IFRS) and (v) any cash charge reducing consolidated net income for such period, but only to the extent that such cash charge, or expense giving rise thereto, is not paid by the Borrower or any of its Subsidiaries in any period, resulting from the vesting or exercise of options on the Equity Interests of Digicel Limited in a maximum amount for all such cash charges not in excess of US$40 million in the aggregate for all such periods, and (B) minus all non-cash items increasing consolidated net income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period); provided, however, that there shall be excluded therefrom (x) the EBITDA of any Project Subsidiary or any Project Holdco and (y) the EBITDA (if positive) of any Non-Project Subsidiary (other than a Project Holdco or a Non-Securing Subsidiary) that has not issued a Guaranty in favor of the Lenders that is subject to a restriction on the payment of dividends or the making of distributions to the Borrower or another Restricted Subsidiary, except to the extent, and in the amount, of dividends or other distributions that such Project Subsidiary or Restricted Subsidiary has paid during such period to the Borrower or another Non-Project Subsidiary (other than a Project Holdco or a Non-Securing Subsidiary) not subject to clause (y) above; provided, further, that, in the event any of the Borrower or any Restricted Subsidiary has made asset sales or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of capital stock) during or after such period, EBITDA shall be calculated on a pro forma basis (determined in good faith by the chief financial officer of the Borrower as set forth in a certificate) as if the asset sales or acquisitions had taken place on the first day of such period; provided, further, that in connection with calculation of EBITDA for any provision of this Agreement, the Borrower shall include in computations thereof a separate line item reflecting any increase on EBITDA attributable to the Project Subsidiaries or any other Non-Project Subsidiary subject to clause (y) above.

“Effective Date” means the date on which the conditions precedent set forth in Section 4.01 and 4.02 with respect to the Initial Advance have been satisfied or waived.

“El-Salvador Co-Collateral Agent” has the meaning specified in the introductory paragraph hereto.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental and Social Policies” means (i) IFC Policy on Environmental Assessment (OP 4.01) dated October 1998, (ii) IFC Policy Statement on Forced Labor and Harmful Child Labor dated March 1998, and (iii) IFC Interim Guidance on Harmful Child Labor dated July 1999.

“Environmental, Health and Safety Guidelines” means the IFC Environmental, Health and Safety Guidelines for Telecommunications dated July 1998.

“Environmental Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law and international treaty obligations, if any) applicable to any Loan Party regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, occupational and safety, and child labor and forced labor as now or may at any time hereafter be in effect and, whether or not having the force of law, the Environmental and Social Policies and the Environmental, Health and Safety Guidelines.

“Environmental Permit” means any permit, approval, identification number, registration, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Euro” or “€” means the single currency of any member state of the European Community that adopts or has adopted the Euro as its currency in accordance with legislation of the European Union relating to European Economic and Monetary Union.

“Event of Default” has the meaning specified in Article 7.

“Existing Bond Debt” means the Debt of the Borrower and its Subsidiaries outstanding under the Existing Trust Indentures.

“Existing Common Agreement” means the Amended and Restated Common Agreement, dated as of July 31, 2006, among the Borrower, Citibank, N.A., as agent for the lenders from time to time party to the Existing Tranche A Credit Agreement, Citibank, N.A., as agent for the lenders from time to time party to the Existing Tranche B Credit Agreement, Nordea Bank AB (publ), as agent for the lenders from time to time party to the Existing Tranche C Credit Agreement, the Jamaica Trustee, the US$ Trustee, each Agent under the Additional Senior Secured Financing Documents (as defined therein), the Collateral Agent, the Mossel Co-Collateral Agent, the DECL Co-Collateral Agent, and the Cayman Co-Collateral Agent, as amended prior to the date hereof.

“Existing Debt” means the Debt of the Borrower and its Subsidiaries outstanding as of the Effective Date other than Debt under the Loan Documents.

“Existing Facility Agreements” means the Existing Tranche A Credit Agreement, the Existing Tranche B Credit Agreement, the Existing Tranche C Credit Agreement and the Existing Trust Indentures.

“Existing Jamaica Trust Deed” means the Amended and Restated Jamaica Trust Deed dated as of July 31, 2006, between the Borrower and the Jamaica Trustee named therein, as trustee for the holders of bonds issued thereunder.

“Existing Tranche A Credit Agreement” means the Amended and Restated Tranche A Credit Agreement dated as of July 31, 2006, by and among the Borrower, the Tranche A Administrative Agent named therein and the Existing Tranche A Term Lenders.

“Existing Tranche A Term Lender” means each Person that is a lender under the Existing Tranche A Credit Agreement on the date hereof

“Existing Tranche B Credit Agreement” means the Amended and Restated Tranche B Credit Agreement dated as of July 31, 2006, by and among the Borrower, the Tranche B Administrative Agent named therein and the Existing Tranche B Term Lenders.

“Existing Tranche B Term Lender” means each Person that is a lender under the Existing Tranche B Credit Agreement on the date hereof

“Existing Tranche C Credit Agreement” means the Amended and Restated Tranche C Credit Agreement dated as of July 31, 2006, by and among the Borrower, the Tranche C Administrative Agent named therein and the Existing Tranche C Term Lenders.

“Existing Tranche C Term Lender” means each Person that is a lender under the Existing Tranche C Credit Agreement on the date hereof.

“Existing Trust Indentures” means the Existing Jamaica Trust Deed and the Existing US$ Trust Indenture.

“Existing US$ Trust Indenture” means the Amended and Restated US$ Trust Indenture dated as of July 31, 2006, between the Borrower and the US$ Trustee named therein, as trustee for the holders of bonds issued thereunder.

“Facilities” means the Initial Facilities and the financing provided pursuant to the Additional Senior Secured Financing Documents.

“Facility Agents” means the Tranche A Administrative Agent, the Tranche B Administrative Agent, the Revolving Administrative Agent, the Jamaica Trustee, the US$ Trustee and the Additional Senior Secured Facility Agents.

“Facility Agreements” means the Credit Agreements, the Trust Indentures, and the Additional Senior Secured Financing Documents.

“Fee Letters” means the fee letters or mandate letters, as the case may be, entered into between the Borrower and each of the Agents, the Arrangers and the Lenders.

“FWI” means Digicel French Caribbean Holdings S.à.r.L, Digicel French Caribbean S.A.S. and Digicel Antilles Francaises Guyane.

“Global Power of Attorney” means the Power of Attorney dated as of a date on or before the Effective Date among the Borrower, Mossel, the Jamaica Trustee and the Mossel Co-Collateral Agent.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” of any Person means any obligation, contingent or otherwise, of such Person (a) to pay any Liability of any other Person or to otherwise protect, or having the practical effect of protecting, the holder of any such Liability against loss with respect to such Liability (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to purchase assets, goods, securities or services or to take or pay, or otherwise) or (b) incurred in connection with the issuance by a third Person of a Guaranty of any Liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise). The word “Guarantee” when used as a verb has the correlative meaning.

“Guaranty Agreements” means (a) the Initial Guaranty Agreements, (b) an acknowledgement and reaffirmation of guaranties dated as of the date hereof by each Direct Obligor listed therein with respect to the Advances; and (c) and any guaranties entered into by the Additional Restricted Subsidiaries constituting Direct Obligors after the Effective Date and delivered to the Collateral Agent in accordance with Schedule 8.5(b).

“Haiti Companies” means Digicel Haiti International Finance Holding Limited, Digicel Haiti International Finance Limited and Unigestion Holding S.A., to the extent each such company is not designated as a Project Subsidiary or a Project Holdco.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Holdco” means Digicel Holdings (Bermuda) Limited, a Bermuda company and the owner of 100% of all outstanding Equity Interests (including 100% of all outstanding Voting Stock) of the Borrower.

“IFC” means International Finance Corporation, an international organization established by Articles of Agreement among its member countries.

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Committee, together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Indemnified Party” means (i) each Arranger and each Common Creditor, (ii) each of their respective Affiliates and (iii) the respective officers, directors, employees, agents and advisors of each Arranger, each Common Creditor, and each of their respective Affiliates.

“Indirect Obligor Loan Documents” means the Intercompany Notes, the Subsidiary Guaranties and the Indirect Obligor Security Documents.

“Indirect Obligor Obligations” means all Obligations of each Indirect Obligor now or hereafter existing under Indirect Obligor Loan Documents (including, in each case, interest accruing at the rate provided in the respective agreement after the maturity of the obligations thereunder and interest accruing at the then applicable rate after the filing of any petition in bankruptcy, or the commencement of any reorganization or like proceeding, whether or not a claim is allowed).

“Indirect Obligor Security Documents” means the agreements delivered to the Collateral Agent granting a Lien on, creating a fixed charge over, or converting a floating charge into a fixed charge over, any property or properties of any Person to secure the Obligations and liabilities of any one or more Indirect Obligors under any one or more of the Loan Documents.

“Indirect Obligors” means those Pledging Subsidiaries that are not Direct Obligors.

“Initial Advance” has the meaning specified in Section 4.01.

“Initial Facilities” means the financing provided pursuant to the Credit Agreements and the Trust Indentures.

“Initial Guaranty Agreements” means (i) the Guaranty Agreement dated as of January 12, 2005 made by each Restricted Subsidiary named a party thereto in favor of the Collateral Agent, (ii) the Guaranty Agreement dated as of January 12, 2005 made by Digicel Cayman Services in favor of the Collateral Agent, (iii) the Guaranty Agreement dated as of January 27, 2006 made by Digicel T&T Holdco in favor of the Collateral Agent, (iv) the Guaranty Agreement dated as of the date hereof made by Digicel Antilles Francaises Guyane and Digicel French Caribbean S.A.S. in favor of the Collateral Agent, (v) the Guaranty Agreement dated as of the date hereof made by Digicel French Caribbean Holdings S.à.r.L. in favor of the Collateral Agent, (vi) the Guaranty Agreement dated as of June 12, 2006 made by Digicel Haiti Holding Limited in favor of the Collateral Agent, (vii) the Guaranty Agreement dated as of October 2, 2006 made by Digicel Holdings, Ltd. in favor of the Collateral Agent, (viii) the Guaranty Agreement dated as of October 2, 2006 made by Digicel S.A. de C.V. in favor of the Collateral Agent, and (ix) the Acknowledgement and Reaffirmation of Guaranty dated as of the date hereof made by Digicel S.A. de C.V. in favor of the Collateral Agent.

“Initial Project Holdco” means each Restricted Subsidiary set forth on Schedule I .1B.

“Initial Project Subsidiary” means each Restricted Subsidiary set forth on Schedule 1.1C.

“Initial Restricted Subsidiary” means each Person set forth on Schedule 1.ID.

“Intellectual Property” means all patents, letters patent (including applications, improvements, prolongations, extensions, and rights to apply therefore), logos, labels, designs, (whether registered or unregistered), copyrights, design rights, trademarks, and service marks (whether registered or unregistered), utility models, company names, business names, trade names, processes, know-how, confidential information, trade secrets, formulas, inventions, computer software, programs, and systems (including the benefit of any licenses, permits, consents or franchises relating to any of the above, and including applications, improvement, prolongations, extensions, and rights to apply therefor), and other similar rights, and all registrations with respect to any of the foregoing, whether owned, leased or licensed, or otherwise used by the Borrower or any of its Subsidiaries, and all fees, royalties, or other rights derived therefrom, or incidental thereto, in any part of the world. Notwithstanding the foregoing, “Intellectual Property” shall not include (i) non-exclusive software licenses and (ii) non-exclusive licenses that are not material to the operation of the business of the Borrower or any of its Subsidiaries.

“Intercompany Loans” means a Loan under (and as defined in) an Intercompany Note. “Intercompany Notes” means the agreements listed on Schedule 1.1E.

“Interconnection Agreements” means, with respect to each Operating Subsidiary, each agreement, court order or other legally enforceable arrangement pursuant to which the telecommunications system of such Operating Subsidiary interconnects with the telecommunications system of another carrier.

“Intercreditor and Collateral Agency Agreement” means the Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of the date hereof, by and among the Tranche A Administrative Agent, the Tranche B Administrative Agent, the Revolving Administrative Agent, the Jamaica Trustee, the US$ Trustee, the Additional Senior Secured Facility Agents, the Collateral Agent and the Co-Collateral Agents.

“Interest Expense” means, for the Borrower, for any period, the sum, for the Borrower and the Non-Project Subsidiaries (determined on a Consolidated basis without duplication in accordance with IFRS), of the following: (a) all interest in respect of Debt (including the interest component of any payments in respect of Capitalized Leases but excluding any interest in respect of Subordinated Debt of the Borrower to Holdco) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedge Agreements relating to interest during such period (whether or not actually paid or received during such period).

“Investment” in any Person means (a) any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person, any Account maintained with such Person or any other investment in such Person; and (b) any Guarantee of the Obligations of such Person in respect of the foregoing.

“J Dollars” means the lawful currency of Jamaica.

“Jamaica Bond Advances” means subscriptions for and purchases of Jamaica Bonds under the Jamaica Trust Deed and pursuant to the Jamaica Purchase Agreements.

“Jamaica Bondholders” means the holders of Jamaica Bonds.

“Jamaica Bonds” means the “Bonds” as defined in the Jamaica Trust Deed.

“Jamaica Purchase Agreements” means all of the agreements entered into in connection with purchase of bonds under the Existing Jamaica Trust Deed, which bonds have been exchanged for the Jamaica Bonds.

“Jamaica Trustee” has the meaning set forth in the introductory paragraph hereto.

“Jamaica Trust Deed” means the Amended and Restated Jamaica Trust Deed dated as of the date hereof between the Borrower and the Jamaica Trustee, as trustee for the Jamaica Bondholders.

“Judgment Currency” has the meaning specified in Section 9.10(b).

“Lenders” means the Term Lenders, the Revolving Lenders, the Bondholders, and the Additional Senior Secured Creditors.

“Liability” of any Person means (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under contract, applicable law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.

“Licenses” means, with respect to each Operating Subsidiaries, each consent, authorization, registration, filing, agreement, notarization, certificate, license, approval, permit issued by a Governmental Authority necessary for such Operating Subsidiary to provide Services in the applicable Serviced Country.

“Lien” means, whether arising by operation of law or otherwise, any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege, or priority of any kind having the effect of security or any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy.

“Loan Documents” means this Agreement, the Facility Agreements and all notes delivered or bonds issued thereunder, the Purchase Agreements, the Security Documents, the Fee Letters, the Guaranty Agreements, the Subsidiary Guaranties and the Intercompany Notes.

“Loan Parties” means each of the Obligors, the Minority Shareholders, and Holdco.

“Long-Term Debt” of any Person means, as of any date, Debt of such Person that by its terms or the terms of any agreement relating to it, matures more than one year after such date or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“Majority Common Creditors” means Lenders holding in the aggregate outstanding Advances and undrawn Available Commitments in excess of 50% of the aggregate outstanding Advances and undrawn Available Commitments.

“Mandatory Prepayments” has the meaning specified in Section 2.01.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the validity, legality or enforceability of any Loan Document, (c) the validity, legality, enforceability, perfection or priority of the Liens created by any Security Document, (d) the rights and remedies of any Common Creditor under any Loan Document, (e)(i) the ability of the Borrower to perform its Obligations under any Loan Document or Material Contract to which it is or is to be a party, (ii) the ability of Mossel to perform its Obligations under any Loan Document or Material Contract to which it is or is to be a party, or (iii) the ability of the Non-Project Subsidiaries (other than Mossel) collectively contributing 25% or more of the Consolidated revenue of the Borrower and the Non-Project Subsidiaries to perform their Obligations under any Loan Document or Material Contract to which they are or are to be a party, (0 the Licenses held by Mossel, the rights thereto or the rights to operate thereunder of Mossel, or (g) the Licenses (other than the Licenses held by Mossel) held by Non-Project Subsidiaries collectively contributing 25% or more of the Consolidated revenue of the Borrower and the Non-Project Subsidiaries, the rights thereto or the rights to operate thereunder of the applicable Non-Project Subsidiaries.

“Material Contracts” means (i) the Project Contracts of Non-Project Subsidiaries, (ii) each insurance policy required to be maintained by the Obligors (other than Project Subsidiaries) pursuant to Section 5.13, and (iii) any agreement, contract or similar instrument to which any Obligor is a party for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Minimum Required Equity” means, with respect to any Subsidiary of the Borrower, the minimum equity capitalization for such Subsidiary, if any, required by any applicable law of its jurisdiction of incorporation.

“Minister” means, with respect to any Serviced Country, each Governmental Authority regulating the provisioning of Services in such Serviced Country.

“Minority Shareholder” means, in respect of a Restricted Subsidiary, any holder of any Equity Interests of such Restricted Subsidiary (other than the Borrower or an Affiliate of the Borrower) including PLS Limited, Warrens and Conor O’Dea.

“Mossel” means Mossel (Jamaica) Limited, a company organized under the laws of Jamaica.

“Mossel Assignment” means Deed of Assignment made on April 18, 2001 between Mossel Limited, as assignor, and Mossel, as assignee.

“Mossel Co-Collateral Agent” has the meaning specified in the introductory paragraph hereto.

“Mossel Limited” means Mossel Limited, a company organized and existing under the laws of Isle of Man.

“NCB” mean National Commercial Bank Jamaica Limited.

“Net Available Proceeds” means:

(i) in the case of any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Borrower or any of its Restricted Subsidiaries directly or indirectly in connection with such Disposition net of (a) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower or its Restricted Subsidiaries in connection with such Disposition, (b) any Federal, state and local income or other taxes estimated to be payable by the Borrower or its Restricted Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local governmental authority within three months of the date of such Disposition), (c) any repayments by the Borrower or any of its Restricted Subsidiaries of Debt to the extent that (i) such Debt is secured by a Lien on the property that is the subject of such Disposition (provided such Lien is permitted to exist under Section 6.01) and (ii) the transferee of (or holder of such Lien on) such property requires that such Debt be repaid as a condition to the purchase of such property, and (d) any portion thereof required to be paid to, and actually paid to, any Minority Shareholder holding a direct or indirect interest in any Restricted Subsidiary that consummates a Disposition; and

(ii) in the case of any Casualty Event, the aggregate amount of proceeds of any insurance, condemnation awards and other compensation received by the Borrower or its Restricted Subsidiaries in respect of such Casualty Event net of (A) reasonable expenses incurred by the Borrower or its Restricted Subsidiaries in connection therewith and (B) contractually required repayments of Debt to the extent secured by a Lien on such property (provided that such Lien is permitted to exist under Section 6.01) and any income and transfer taxes payable by the Borrower or any of its Restricted Subsidiaries in respect of such Casualty Event.

“Network” means one of, and “Networks” means all of, the cellular telephone networks and other telecommunications services established by the Operating Subsidiaries to provide Services in the Serviced Countries pursuant to the Licenses.

“Non-Project Subsidiaries” means the Restricted Subsidiaries (including Project Holdcos) that are not Project Subsidiaries.

“Non-Securing Subsidiary” means each Additional Restricted Subsidiary designated as such by the Borrower in accordance with Section 8.05 and Schedule 8.5(b), provided that the aggregate net tangible assets of all such Non-Securing Subsidiaries does not exceed five percent (5%) of the consolidated net tangible assets of the Borrower and the Non-Project Subsidiaries.

“Notice of Enforcement” has the meaning set forth in the Intercreditor and Collateral Agency Agreement.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in subsection (i) of Article 7, as the case may be. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Obligors” means the Borrower and each Restricted Subsidiary.

“OECS” means the Organisation of Eastern Caribbean States.

“Operating Subsidiaries” means each Restricted Subsidiary licensed to conduct Services in a Serviced Country, including on the date hereof each Person listed as an Operating Subsidiary on Schedule 3.2(a).

“Parent” means Digicel Group Limited, a company organized under the law of Bermuda and, as of the Effective Date, the owner of 100% of all outstanding Equity Interests (including 100% of all outstanding Voting Stock but excluding options on Equity Interests (and Equity Interests issued upon the exercise thereof) of Digicel Limited to the extent that the Equity Interests subject to or issued pursuant to such options in the aggregate do not exceed 5% of all of the outstanding Equity Interests or Voting Stock of Digicel Limited) of Digicel Limited.

“Parent Entity” means the Parent or any Subsidiary of the Parent which is a parent of the Borrower.

“Patriot Act” has the meaning assigned to such term in Section 9.15.

“Paving Agent” means the Collateral Agent as holder of all Payment Accounts under (and as defined in the) Intercompany Notes.

“Payment Accounts” means the accounts specified by the Collateral Agent from time to time in writing to the Borrower and the Facility Agents.

“Payment Date” means the last Business Day of each calendar quarter.

“Permitted Holder” means (i) Denis 0’ Brien or (ii) any entity of which Parent is a direct or indirect wholly-owned Subsidiary and more than 50% of the economic and voting ownership of such entity is controlled, directly or indirectly, by Denis O’Brien.

“Permitted Investments” means Investments made by the Borrower or a Restricted Subsidiary pursuant to Section 6.07.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) any deposits or pledges to secure bids, contracts, leases, statutory obligations or other obligations of like nature (other than, in each case, obligations that constitute Debt) arising in the ordinary course of business; (c) any surety and appeal bonds or other obligations of like nature arising in the ordinary course of business; (d) mechanics’, carriers’, suppliers’ and similar liens arising by operation of law, payment of which is not overdue by more than 60 days or that are being contested in good faith; (e) easements, rights of way and other encumbrances on title to Real Property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (f) Liens to secure Debt constituting purchase money Debt or conditional sale, title retention or similar arrangements in an aggregate amount at any time not exceeding the equivalent of US$ 50 million in aggregate with respect to the Borrower and the Restricted Subsidiaries, provided, that, (x) the Lien attaches solely to the asset or assets of the Borrower or any Restricted Subsidiary acquired with the proceeds of such Debt and (y) such Debt is permitted by Section 6.02(c); (g) Liens on cash or Cash Equivalents to secure Debt constituting bank overdraft facilities, letters of credit, surety bonds or similar instruments in an aggregate amount at any time not exceeding the equivalent of US$ 20 million in aggregate with respect to the

Borrower and the Restricted Subsidiaries, and the equivalent of US$ 5 million with respect to any Restricted Subsidiary (other than Mossel), to the extent that such Debt is permitted by Section 6.02(c); and (h) with respect to any Project Subsidiary, (i) Permitted Project Finance Indebtedness (and any Lien on the assets of such Project Subsidiary permitted to exist pursuant to the terms of such Project Finance Indebtedness) and (ii) a non-recourse pledge by the applicable Project Holdco over the Equity Interests of such Project Subsidiary in favor of the holders of the Project Finance Indebtedness of such Project Subsidiary.

“Permitted Project Finance Indebtedness” means Project Finance Indebtedness incurred by a Project Subsidiary (and Debt permitted under the terms of such Project Finance Indebtedness).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof

“Pledge Agreements” means the mortgage of shares, pledge, security or assignment agreement pursuant to which the Loan Parties pledge (i) the shares of the Borrower and its Subsidiaries, and (ii) as applicable, all Intercompany Notes and other Debt of the Borrower or such Subsidiaries owed to such Loan Party.

“Pledged Equity Securities” means any portion of the Collateral consisting of stock of, partnership interests in, or other evidences of equity ownership in, any Person.

“Pledging Subsidiary” means each Restricted Subsidiary other than a Project Subsidiary. “PLS Limited” means PLS Limited, an Anguilla company.

“Possessory Collateral” means any Collateral on which the Collateral Agent’s Lien may be, in accordance with applicable law, perfected only by means of possession of such Collateral by the Collateral Agent or any agent, nominee or bailee on its behalf

“Process Agent” has the meaning specified in Section 9.10(a)(ii).

“Project Contracts” means the Licenses, the Interconnection Agreements and the Supply Agreements.

“Project Finance Indebtedness” means (a) Debt incurred by a Person on a non-recourse basis (or with recourse limited to the assets of, equity interests in, and loans to such Person) to finance the development, acquisition, construction, operation, maintenance, working capital requirements of, or distributions by such Person and (b) Debt incurred by such Person on a non-recourse basis (or with recourse limited to the assets of, equity interests in, and loans to such Person) to refinance such Debt described in clause (a).

“Project Holdco” means each Initial Project Holdco and each Additional Restricted Subsidiary owned 100% directly or indirectly by the Borrower and formed solely to own, and which solely owns, directly or indirectly debt of, and Equity Interests or other Investments in, Project Subsidiaries.

“Project Subsidiary” means each Initial Project Subsidiary and each Additional Restricted Subsidiary of the Borrower designated as a “Project Subsidiary” in accordance with Section 8.06.

“Purchase Agreements” means the Jamaica Purchase Agreements and the US$ Purchase Agreements.

“Qualified Jurisdiction” means the State of New York, Bermuda. the Cayman Islands and any other jurisdiction reasonably acceptable to the Facility Agents (with any country whose long term USS Debt has an investment rating from Standard & Poor’s and Moody’s (or. if only one such rating agency is then rating such Debt, from such rating agency) of at least BBB- or Baa3, respectively, being deemed to be so acceptable).

“Qualified Currency” means US Dollars, Euros or the currency of a Qualified Jurisdiction.

“Related Person” means (a) any Loan Party, (b) any Affiliate of any Loan Party, (c) any director or officer of any Loan Party or any of its Affiliates, and (d) any relative (by blood, adoption or marriage) of any Person described in clause (c).

“RBTT” means RBTT Merchant Bank Limited.

“Real Property” means any freehold or leasehold property, or registrable interest therein, together with, in all cases, all buildings, structures, fixtures and fittings (including trade fixtures and fittings but excluding in the case of leasehold property landlord’s fixtures), fixed plant and machinery, and all related spare parts, fuels, equipment, and tools, from time to time, therein or thereon, subject to and with the benefit of, any lease, tenancy agreement, license, right, covenant, condition or encumbrance affecting the same.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Requirement of Law” means, as to any Person, the partnership agreement, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, permit, license, administrative position or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” has the meaning specified in Section 6.08.

“Restricted Subsidiaries” means the Initial Restricted Subsidiaries and the Additional Restricted Subsidiaries.

“Revolving Administrative Agent” has the meaning specified in the introductory paragraph hereto.

“Revolving Advances” means Advances under the Revolving Credit Agreement.

“Revolving Commitment” means, at any time, with respect to any Revolving Lender, an amount equal to (a) the Commitment of such Revolver Lender minus (b) the principal amount of all outstanding Revolving Advances (whether or not then held) by such Revolving Lender.

“Revolving Credit Agreement” means the Revolving Credit Agreement dated as of the date hereof, by and among the Borrower, the Revolving Administrative Agent and the Revolving Lenders.

“Revolving Lenders” means each Person that is a lender under the Revolving Credit Agreement on the date hereof and each Person that shall become a lender under the Revolving Credit Agreement pursuant to the terms thereof.

“Secured Obligations” means the Direct Obligor Obligations and the Indirect Obligor Obligations.

“Secured Parties” means the Common Creditors (including each other Person from time to time that becomes a Common Creditor pursuant to Section 9.05).

“Securities” means all stocks, shares, bonds, Accounts and securities of any kind whatsoever, whether marketable or otherwise and all other interests (including but not limited to loan capital) both present and future held in any Person, and includes all allotments, accretions, offers, rights, benefits, and advantages whatsoever at any time accruing, offered or arising in respect of or incidental to the same, and all money or property offered at any time by way of dividend, conversion, redemption, bonus, preference, option or otherwise, in respect thereof

“Security Documents” means each co-collateral agency agreement and each other agreement delivered to the Collateral Agent prior to, on or after the date hereof granting a Lien on, creating a fixed charge over, or converting a floating charge into a fixed charge over, any property or properties of any Person to secure the Obligations and liabilities of any one or more Loan Parties under any one or more of the Loan Documents including the Global Power of Attorney.

“Senior Secured Debt” means the aggregate principal amount of all Debt outstanding under the Facilities and all other Debt of the Borrower and the Non-Project Subsidiaries which is secured by any Lien (other than Debt secured solely by a Lien permitted as a Permitted Lien pursuant to clause (f) and (g) of the definition thereof).

“Serviced Countries” means each country or territory in which an Operating Subsidiary is providing Services.

“Services” means telephony, telecommunications or information services (including any voice, video transmission, data or Internet services).

“Short-Term Debt” of any Person means all Debt of such Person excluding the Long-Term Debt of such Person.

“SIM Card” means a Subscriber Identity Module card.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Courts” has the meaning assigned to such term in Section 9.10(a).

“Spot Purchasing Rate” means the spot purchasing rate at which the applicable branch of Citibank, N.A. or any Agent specified by Citibank, N.A. offers to purchase US$ in exchange for the Applicable Local Currency in over-the-counter transactions.

“Spot Selling Rate” means the spot selling rate at which the applicable branch of Citibank N.A. or any Agent specified by Citibank, N.A. offers to sell US$ in exchange for the Applicable Local Currency in over-the-counter transactions.

“Subordinated Debt” means any unsecured, subordinated Debt of the Borrower owing to Holdco and subordinated in payment, liquidation and enforcement of remedies to the Advances in form and substance satisfactory to the Facility Agents.

“Subscriber” means, in respect of a Network of an Operating Subsidiary, on or as of any date of determination, each SIM Card registered as such in the applicable Operating Subsidiary’s database of subscribers, provided that (a) a Person has used such SIM Card to access such Network at least once in the thirty (30) days preceding such date and (b) a Person (i) is required to pay such Operating Subsidiary for mobile telephony services provided to any user of such SIM Card or (ii) is required to pay such Operating Subsidiary for mobile telephony services provided to any user of such SIM Card on a monthly basis.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time Equity Interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guaranties” means any guaranties entered into by Restricted Subsidiaries constituting Indirect Obligors before or on the Effective Date.

“Supply Agreement” means any agreement or series of agreements of an Obligor (other than a Project Subsidiary) with a vendor for the supply by such vendor of in excess of, in the aggregate, $20,000,000 of equipment related to the building or expansion of the Telecommunications Business for such Obligor (other than a Project Subsidiary).

“Telecommunications Business” means (i) the construction, ownership and operation of a GSM public mobile communications network in each of the Serviced Countries in accordance with the terms of the applicable Licenses and (ii) the development, ownership or operation of one or more other telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, but not limited to, any voice, video transmission, data or internet services) in each of the Serviced Countries.

“Term Facilities” means the Tranche A Credit Agreement and the Tranche B Credit Agreement.

“Term Lenders” means the Tranche A Term Lenders and the Tranche B Term Lenders.

“Total Debt to EBITDA Ratio” means the financial ratio set forth in Section 5.16(a).

“Tranche A Administrative Agent” has the meaning specified in the introductory paragraph hereto.

“Tranche A Credit Agreement” means the Amended and Restated Tranche A Credit Agreement dated as of the date hereof, by and among the Borrower, the Tranche A Administrative Agent and the Tranche A Term Lenders.

“Tranche A Term Lender” means each Person that is a lender under the Tranche A Credit Agreement on the date hereof and each Person that shall become a lender under the Tranche A Credit Agreement pursuant to the terms thereof

“Tranche B Administrative Agent” has the meaning specified in the introductory paragraph hereto.

“Tranche B Credit Agreement” means the Amended and Restated Tranche B Credit Agreement dated as of the date hereof, by and among the Borrower, the Tranche B Administrative Agent and the Tranche B Term Lenders.

“Tranche B Term Lender” means each Person that is a lender under the Tranche B Credit Agreement on the date hereof and each Person that shall become a lender under the Tranche B Credit Agreement pursuant to the terms thereof.

“T&T Companies” means Digicel Trinidad and Tobago International Finance Holdings Limited, Digicel Trinidad and Tobago International Finance Limited, Digicel (Trinidad & Tobago) Limited and Site Acquisition Services Ltd., to the extent each such company is not designated as a Project Subsidiary or a Project Holdco.

“Trust Indentures” means the Jamaica Trust Deed and the US$ Trust Indenture. “Trustees” means the Jamaica Trustee and the US$ Trustee.

“Trustees” means the Jamaica Trustee and the US$ Trustee.

“UCC” means the Uniform Commercial Code as in effect at any time in the State of New York or any other applicable jurisdiction.

“US$ Bond Advances” means subscriptions for and purchases of US$ Bonds under the US$ Trust Indenture and pursuant to the US$ Purchase Agreements.

“US$ Bondholders” means the holders of US$ Bonds.

“US$ Bonds” means the “Bonds” as defined in the US$ Trust Indenture.

“US$ Purchase Agreements” means all of the agreements entered into in connection with purchase of bonds under the Existing US$ Trust Indenture, which bonds have been exchanged for the US$ Bonds.

“US$ Trustee” has the meaning specified in the introductory paragraph hereto.

“US$ Trust Indenture” means the Amended and Restated US$ Trust Indenture dated as of the date hereof between the Borrower and the US$ Trustee, as trustee for the US$ Bondholders.

“Unrestricted Subsidiary” means each Subsidiary of the Borrower that is not a Restricted Subsidiary.

“Voting Stock” means Equity Interests issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Warrens” means Warrens Telecoms Limited, a Barbados company.

Section 1.02. Interpretation. The following shall constitute the rules of interpretation and construction applicable to the terms defined herein and to the Loan Documents generally.

(a) With respect to any term that is defined by reference to any Loan Document (capitalized terms used in this Article 1 are used as defined herein), for purposes hereof, such term shall continue to have the original definition notwithstanding any termination, expiration or modification of such document except to the extent the parties may otherwise agree in accordance with the terms of such document.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in any Loan Document, shall refer to such document as a whole and not to any particular provision of such document, and section, Section, Article, annex, appendix, schedule and exhibit references are to those contained in or attached to such document unless otherwise specified.

(c) Each reference to “days” in any Loan Document shall mean calendar days, unless the term “Business Days” shall be used. Each reference to a time of day in any Loan Document shall mean such time in New York, New York, unless otherwise specified.

(d) The meanings given to terms defined in this Article or in any Loan Document shall apply to both the singular and plural forms of such terms.

(e) Except as otherwise specified herein, each reference herein or in any Loan Document to any Loan Document or other agreement (including, without limitation, any Project Contract) shall be deemed (i) to include all exhibits, annexes, schedules or other attachments thereto, and (ii) to refer to such Loan Document or agreement as the same has been or may be amended, amended and restated, supplemented or otherwise modified from time to time, in accordance with the teens of such Loan Document or agreement (to the extent such terms are applicable to any amendment, amendment and restatement, supplement or modification of such Loan Document or agreement).

(f) Except as otherwise specified in this Article or in any Loan Document, each reference in this Agreement or in any other Loan Document to a Requirement of Law, shall be deemed to refer to such Requirement of Law, as the same may be amended, supplemented or otherwise modified from time to time.

(g) Each reference in this Article or in any Loan Document to a Person shall be deemed to include such Person’s permitted successors and assigns.

(h) Any item or list of items set forth following the word “including”, “include” or “includes” is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are “included”, such item or items are in such category, and shall not be construed as indicating that the items in that category in which such item or items are “included” are limited to such item or items similar to such items.

(i) Each reference in this Article or in any Loan Document to accounting terms relating to the Loan Parties not herein defined, to the extent not defined, shall have the respective meanings given to them under IFRS.

Section 1.03. Currency Conversions. (a) Except as otherwise expressly specified herein, for purposes of converting to US$ any amounts expressed in any Applicable Local Currency as of any date, the currency exchange rate shall be the Spot Selling Rate in effect for such date.

(b) Except as otherwise expressly specified herein, for purposes of converting to any Applicable Local Currency any amounts expressed in US$ as of any date, the currency exchange rate shall be the Spot Purchasing Rate in effect for such date.

ARTICLE 2

CERTAIN PREPAYMENTS; USE OF PROCEEDS

Section 2.01. Mandatory Prepayments. Upon the occurrence of the following events, the Borrower shall be required to prepay the Advances (other than the Revolving Advances) and to reduce the Revolving Commitment to the extent described below (“Mandatory Prepayments”):

(a) Sale of Assets. In the event that the Net Available Proceeds of any Disposition (herein, the “Current Disposition”), and of all prior Dispositions as to which a prepayment has not yet been made under this clause (a) (unless such proceeds are the subject of a notice heretofore given pursuant to clause (i) immediately below, are held in an account as required pursuant to clause (ii) immediately below, and the 180-day period applicable thereto pursuant to clause (iii) immediately below shall not have lapsed or such proceeds shall have been applied as provided in such clause (iii)), shall exceed US$5 million, then the Borrower (or the applicable Restricted Subsidiary) upon receipt of such Net Available Proceeds in respect of the Current Disposition shall prepay the Advances (other than the Revolving Advances) and reduce the Revolving Commitment in the aggregate amount of such excess; provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (a) to the extent that:

(i) the Borrower advises the Collateral Agent in writing (with a copy to each Facility Agent) at the time of the relevant Disposition that (1) no Default has occurred and is continuing, and (2) it intends to reinvest, or cause the applicable Restricted Subsidiary, as the case may be, to reinvest, such Net Available Proceeds into, in the case of the Borrower and the Restricted Subsidiaries (other than Mossel), the business of the Borrower and the Restricted Subsidiaries and in the case of Mossel, into the business of Mossel,

(ii) such Net Available Proceeds are held by the Borrower or such applicable Restricted Subsidiary in a segregated investment or other account until so used to make such reinvestment as contemplated under paragraph (i) above, and

(iii) such Net Available Proceeds are in fact so applied as a reinvestment within 180 days of such Disposition.

(b) Casualty Events. In the event that the Net Available Proceeds received after the date hereof in respect of any Casualty Event (herein, the “Current Casualty Event”), and of all prior Casualty Events, in each case with respect to the Borrower or any of the Non-Project Subsidiaries, as to which a prepayment has not yet been made under this clause (b) (unless such proceeds are the subject of a notice heretofore given pursuant to clause (i) immediately below and the 180-day period applicable thereto pursuant to clause (ii) immediately below shall not have lapsed or such proceeds shall have been applied as provided in such clause (ii)) shall exceed US$1 million, then, no later than 10 Business Days after receipt by the Borrower (or the applicable Non-Project Subsidiary) of such Net Available Proceeds in respect of the Current Casualty Event, the Borrower shall prepay the Advances (other than the Revolving Advances) and reduce the Revolving Commitment in an aggregate amount of such excess; provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (b) to the extent that:

(i) the Borrower advises the Collateral Agent (with a copy to each Facility Agent) at the time of the relevant Casualty Event that it intends to reinvest, or cause the applicable Restricted Subsidiary, as the case may be, to reinvest, such Net Available Proceeds into, in the case of the Borrower and the Restricted Subsidiaries (other than Mossel), the business of the Borrower and the Restricted Subsidiaries and in the case of Mossel, into the business of Mossel, and

(ii) such Net Available Proceeds are in fact so applied as a reinvestment within 180 days of the receipt of such Net Available Proceeds.

Nothing in this paragraph shall be deemed to limit any obligation of the Borrower or any of the Restricted Subsidiaries pursuant to any of the Security Documents to remit to a collateral or similar account maintained pursuant to any of the Security Documents the proceeds of any insurance, condemnation award or other compensation received in respect of any Casualty Event.

(c) Notices Regarding Mandatory Prepayments. Any notice required to be delivered by the Borrower to the Collateral Agent pursuant to this Section 2.01 shall, upon receipt of such notice, be promptly delivered by the Collateral Agent to each Facility Agent.

Section 2.02. Optional Prepayments; Commitment Reduction. (a) The Borrower may prepay the Advances (other than the Revolving Advances) and reduce the Revolving Commitment, in each case, in whole or in part, as provided in any Facility Agreement upon at least 5 Business Days’ irrevocable notice to the Collateral Agent and the Facility Agents, specifying the date and the amount of prepayment.

(b) The Borrower may prepay the Revolving Advances as provided in the Revolving Credit Agreement.

Section 2.03. Ratable Application; Payment. The aggregate amount of Mandatory Prepayments required to be made pursuant to Section 2.01 shall be applied pro rata across Facility Agreements (i) in the case of the Term Facilities and Bond Facilities, to prepay outstanding Advances thereunder and (ii) in the case of the Revolving Credit Agreement, to reduce the Revolving Commitments thereunder. All prepayments and commitment reductions made pursuant to Section 2.01 shall be applied to the outstanding Advances under the Facility Agreements being prepaid, pro rata across maturities, and in the case of the Revolving Credit Agreement, pro rata across the Commitment Reduction Dates. All prepayments pursuant to this Article 2 shall be made to the appropriate Payment Account and the Collateral Agent shall distribute the proceeds thereof to each relevant Facility Agent according to the terms of this Article 2 and the respective Facility Agreement or, as applicable, the Intercreditor and Collateral Agency Agreement. All prepayments made pursuant to this Article 2 shall be made together with accrued interest to the date of payment.

Section 2.04. Use of Proceeds. The Borrower and the Restricted Subsidiaries shall use the proceeds of the Advances in accordance with Section 6.23.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce the Common Creditors to amend and restate the Existing Common Agreement and the Existing Facility Agreements and to make additional Advances, the Borrower hereby represents and warrants to the Common Creditors that:

Section 3.01. Due Incorporation, Etc. Each Obligor (a) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) has all requisite corporate or other power and authority (including, without limitation, all governmental and regulatory licenses, permits, authorizations, frequency allocations, registrations and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except such corporate or other power and authority (including, without limitation, all governmental licenses, permits and other approvals) the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law and Contractual Obligations except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower has a duly organized and validly existing branch in Jamaica which is in good standing.

Section 3.02. Subsidiaries, Equity Interests, Etc. (a) Set forth on Schedule 32(a) hereto is a complete and accurate list of all Restricted Subsidiaries of the Borrower as of the Effective Date, showing as of such date (as to each Subsidiary) the jurisdiction of its incorporation or formation, the number of shares of each class of its Equity Interests authorized, the number outstanding on such date and the percentage of each such class of Equity Interests owned (directly and indirectly) by each Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of such date and whether such Subsidiary is an Operating Subsidiary, a Project Subsidiary or a Project Holdco. All of the outstanding Equity Interests in each of the Borrower’s Subsidiaries as of the Effective Date has been validly issued, is fully paid and non-assessable and is owned by the holders listed on Schedule 3.2(a) free and clear of all Liens, except those created under the Security Documents.

(b) (i) As of the Effective Date, the issued and outstanding Equity Interests of the Borrower and the owners of such Equity Interests, are as set forth in Schedule 3.2(b). All of the outstanding Equity Interests of the Borrower has been validly issued, is fully paid and nonassessable and is owned by the owner of such Equity Interests free and clear, of all Liens whatsoever (including, without limitation, Liens of the Borrower under the articles of association of the Borrower) except for Liens created pursuant to the Security Documents.

(ii) As of the Effective Date, the issued and outstanding Equity Interests of Holdco and the owners of such Equity Interests, are as set forth in Schedule 3.2(b) and all of such outstanding Equity Interests of the Holdco has been validly issued, is fully paid and nonassessable.

(iii) As of the Effective Date, the issued and outstanding Equity Interests of the Digicel Limited and the owners of such Equity Interests, are as set forth in Schedule 3.2(b) and all of such outstanding Equity Interests of Digicel Limited has been validly issued, is fully paid and nonassessable.

(iv) As of the Effective Date, the issued and outstanding Equity Interests of the Parent and the owners of such Equity Interests, are as set forth in Schedule 3.2(b) and all of such outstanding Equity Interests of Parent has been validly issued, is fully paid and nonassessable.

(c) Except as would constitute an investment permitted by the terms of Section 63, neither the Borrower nor any of the Non-Project Subsidiaries has any Obligation to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of any Person or any warrants, rights or options to acquire such Equity Interests and, except as set forth on Schedule 3.2(c), there are no pre-emptive rights with respect to any of such Equity Interests or restrictions or prohibitions on the transfer of any such Equity Interests.

(d) To the best of the Borrower’s knowledge after inquiring of legal counsel in each applicable jurisdiction, there is no Minimum Required Equity in respect of the Borrower or any of its Subsidiaries except as set forth on Schedule 3.2(d).

Section 3.03. Due Authorization; No Violations or Defaults. The execution, delivery and performance by the Borrower of this Agreement, and the execution, delivery and performance by each Obligor of each other Loan Document and Material Contract to which it is a party and the other transactions contemplated hereby and thereby, are within its corporate or other powers, have been duly authorized by all necessary corporate or other action, and do not contravene or violate any Requirement of Law or any provision of its charter or other organization document or conflict with or result in the breach of, or constitute a default, or require the approval or consent of any Person pursuant to, or require any payment to be made under any Contractual Obligation of such Obligor or, except for the Liens existing under or created by the Security Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Obligor. Such Obligor is not in violation of (a) any Requirement of Law (other than any Corrupt Practices Laws) or in breach of any Contractual Obligation the violation or breach of which could reasonably be expected to have a Material Adverse Effect, or (b) any Corrupt Practices Law. No Default has occurred and is continuing.

Section 3.04. No Authorizations or Approvals. No authorization or approval (including foreign exchange control approval), consent or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (except those authorizations, approvals, consents, actions, notices and filings which have been made or received and are in full force and effect) in connection with (a) the granting of the Licenses to the Operating Subsidiaries (other than a Project Subsidiary prior to the grant of any License thereto), (b) the operations of the Telecommunications Business conducted by the Obligors (other than a Project Subsidiary prior to the conduct of any such business thereby), (c) the due execution, delivery, performance, recordation, filing, validity or enforceability of this Agreement, any other Loan Document or Material Contract to which any Obligor is a party or the other transactions contemplated hereby or thereby, (d) the grant by any Obligor of the Liens granted by it pursuant to the Security Documents, (e) the perfection or maintenance of the Liens on any Obligor’s property created or purported to be created by the Security Documents (subject to Permitted Liens), including the first priority nature thereof, or (f) the exercise by any Common Creditor of its rights against any Obligor under the Loan Documents or the remedies in respect of the Collateral or any Obligor pursuant to the Security Documents.

Section 3.05. Due Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by the Borrower, and each other

Loan Document and Project Contract to which an Obligor is a party when delivered hereunder will have been, duly executed and delivered by such Obligor. This Agreement is the legal, valid and binding obligation of the Borrower, and each other Loan Document and Project Contract to which an Obligor is a party, when executed and delivered will be, the legal, valid and binding obligation of such Obligor, enforceable against such Obligor , in each case in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights.

Section 3.06. Accuracy of Information Provided. (a) (i) The unaudited consolidated financial statements for the Borrower and the Restricted Subsidiaries for the fiscal quarter ended September 30, 2006 and the fiscal quarter ended December 31, 2006, (ii) the audited financial statements for the Borrower and its Subsidiaries for the fiscal year ended March 31, 2006, and (iii) the unaudited consolidated pro forma balance sheet for the Borrower and the Restricted Subsidiaries as at December 31, 2006, copies of which have been furnished to each Lender, fairly present the financial condition of each such Person and its Subsidiaries as at such date, all in accordance with IFRS consistently applied. Neither the Borrower nor any of the Restricted Subsidiaries have any material Contingent Obligations, other contingent liabilities, liabilities for taxes or long-term leases, forward or long-term commitments or unrealized losses from any unfavorable commitments that are not reflected in the foregoing statements or in the notes thereto. The Business Plans and the Consolidated forecasted balance sheets, income statements and cash flows statements of the Borrower and the Restricted Subsidiaries, copies of which have been furnished to each initial Lender, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in the light of conditions existing at the time of delivery of such information, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance; provided that, to the extent any such information, report or financial statement was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report or financial statement, it being recognized that actual financial performance may differ from such forecast or projection.

(b) No written information, exhibit or report furnished by the Borrower, the Parent, Digicel Limited, Holdco or any Restricted Subsidiary to any Common Creditor in connection with the negotiation of the Loan Documents or delivered pursuant to the terms of the Loan Documents as of the date such information, exhibit or report was furnished, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein (taken as a whole including the confidential information memorandum dated February 2007) not misleading at such time in light of the circumstances under which such information, report financial statement or schedule was provided; provided that, in each case, to the extent any such information, report or financial statement or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement or schedule, it being recognized that actual financial performance may differ from such forecast or projection. There are no facts or circumstances known to the Borrower, any of its Subsidiaries, Holdco, Digicel Limited or the Parent which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and which have not been disclosed to the Common Creditors.

(c) No written report, exhibit, statement or other information provided to any Minister or other Person in connection with obtaining or maintaining any License contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein (taken as a whole) not misleading at such time in light of the circumstances under which such information, report, exhibit or statement was provided which would enable the issuer of any such License to terminate the same, except to the extent the same would not result in a Material Adverse Effect.

Section 3.07. No Material Litigation. There is no action, suit, investigation, litigation or proceeding affecting the Borrower, any Subsidiary of the Borrower, Holdco, Digicel Limited or the Parent pending, or to the knowledge of any of the foregoing, threatened before any arbitrator or Governmental Authority (including, but not limited to, any Environmental Action) that (a) could reasonably be likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of the Licenses, this Agreement, any other Loan Document or Project Contract to which any Obligor, Holdco, Digicel Limited or the Parent is a party or the consummation of the transactions contemplated hereby or thereby, except as otherwise disclosed on Schedule 3.7.

Section 3.08. No Material Adverse Change. No Material Adverse Change has occurred since March 31, 2006.

Section 3.09. Existing Debt. Set forth on Schedule 3.9 is a complete and accurate list of all Existing Debt (other than (x) Debt to be repaid in full with the proceeds of the Initial Advances, (y) other Debt of an Obligor owing to another Obligor (other than a Project Subsidiary) and (z) Subordinated Debt).

Section 3.10. Title to Properties. Each Obligor has good and marketable title to, or valid and subsisting leasehold interest in, all its Real Property and personal property reflected in its respective books and records as being owned or leased by it, except, in the case of all such property other than the Licenses, for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Each Operating Subsidiary (other than any Project Subsidiary prior to the grant of a License thereto) is the legal and valid owner of its Licenses and has all right, title and interest in and to the Licenses necessary to operate its Telecommunications Business. None of such property (including Licenses) is subject to any Lien, other than Liens created by or permitted under the Loan Documents.

Section 3.11. Solvency. The Borrower is, individually and together with the Restricted Subsidiaries, Solvent.

Section 3.12. No Filings, Recordation, Etc., Regarding Loan Documents. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the other Loan Documents to which any Obligor or Holdco are parties in any Applicable Jurisdiction, it is not necessary that this Agreement, such other Loan Documents or any other document be filed or recorded with any court or other authority in any Applicable Jurisdiction (other than such as described in the legal opinions delivered pursuant to Section 4.01(m), 4.01(n) and 4.01(o)), or that any stamp or similar tax be paid in any Applicable Jurisdiction on or in respect of this Agreement or any of such other Loan Documents except as set forth in the legal opinions delivered pursuant to Section 4.01(m), 4.01(n) and 4.01(o).

Section 3.13. Investment Company. Neither the Borrower nor any of its Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or is required to be registered as an “investment company” under such Act.

Section 3.14. Taxes Relating to Loan Documents. Except as set forth on Schedule 3.14, there is no tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in any Applicable Jurisdiction or any political subdivision or taxing authority thereof or therein (a) on or by virtue of the execution or delivery of this Agreement or any of the other Loan Documents to which any Obligor or Holdco is a party, or (b) on any payment to be made by any Obligor or Holdco pursuant to this Agreement or any of the other Loan Documents.

Section 3.15. Security Interest.

(a) Upon filing of the Direct Obligor Security Documents at each location set forth in the legal opinions delivered pursuant to Section 4.01(m), 4.01(n) and 4.01(o), the Collateral Agent, on behalf of the Secured Parties shall hold a legal, valid, enforceable and fully perfected first priority Lien on all right, title and interest of all assets and property of each Direct Obligor purported to be pledged and charged thereby securing the Direct Obligor Obligations, including, but not limited to, all such Direct Obligor’s right, title and interest to the Intercompany Notes and Subsidiary Guaranties held by or assigned to the Borrower in accordance with the terms of this Agreement and all property and assets of the respective Indirect Obligors securing the Indirect Obligor Obligations in respect of such Intercompany Notes and Subsidiary Guaranties.

(b) Upon filing of the Indirect Obligor Security Documents at each location set forth in the legal opinions delivered pursuant to Section 4.01(m), 4.01(n) and 4.01(o), the applicable Obligor shall hold a legal, valid, enforceable and fully perfected first priority Lien on all right, title and interest in all assets and property of the Indirect Obligors purported to be pledged and charged pursuant to the Indirect Obligor Security Documents. The Indirect Obligors are the legal and beneficial owner of all of the Collateral on which they purport to create a Lien under the Indirect Obligor Security Documents and own such Collateral free and clear of any Lien, except for the Liens created or permitted under the Indirect Obligor Security Documents.

(c) Each Obligor is the legal and beneficial owner of all of the Collateral on which it purports to create a Lien under the Loan Documents and owns such Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents and except for Permitted Liens.

(d) Notwithstanding anything to the contrary contained herein, the foregoing clauses of this Section 3.15 shall not apply to the property (other than Equity Interests owned by the Borrower or any Restricted Subsidiary) of any Non-Securing Subsidiary.

Section 3.16. Taxes. Each of the Obligors, Digicel Limited and Parent has filed or caused to be filed or has been included in all tax returns required to be filed and has paid all taxes shown thereon to be due or on any assessments made against it or any of its property, together with applicable interest and penalties and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with [FRS have been provided on the books of the Borrower); no tax Lien has been filed against any Restricted Subsidiary and no claim is being asserted by a Governmental Authority with respect to any such tax, fee or other charge.

Section 3.17. Pari Passu. The obligations of the Borrower under this Agreement and the obligations of the other Obligors under the other Loan Documents rank and will rank (a) at least pari passu in right of payment with all other senior unsubordinated Debt of such Obligor and (b) senior in right of security to all other Debt of such Obligor other than Debt secured by Liens permitted under Section 6.01.

Section 3.18. Material Contracts. Compliance with Laws Etc. (a) Each Material Contract of each Obligor has been duly executed, delivered and authorized by such Obligor and (i) to the best of the knowledge of the Borrower has been duly executed, delivered and authorized by all other parties thereto, (ii) has not been amended or otherwise modified and (iii) is in full force and effect and is binding upon and enforceable against the such Obligor and, to the best of the Borrower’s knowledge, all other parties thereto in accordance with its terms, and there exists no material default under any Material Contract by the Borrower or, to the best of the knowledge of the Borrower, by any other party thereto (except, in the case of the Licenses, to the extent that the same could not be reasonably be expected to have a Material Adverse Effect).

(b) None of the Borrower or its Subsidiaries has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any Governmental Authority, or of any other proceedings of or before any Governmental Authority, that could reasonably be expected to have a Material Adverse Effect.

(c) Each Operating Subsidiary is in compliance with all terms and conditions of the applicable Licenses except for any non-compliances that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) No event has occurred that (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modifications, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any License in any respect, or materially and adversely affects or could reasonably be expected in the future to materially and adversely affect any of the rights of the Borrower or any of its Subsidiaries under any License, in each case to the extent the same, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) materially or adversely affects the ability of the Borrower to make funds available to the Facility Agents or the Lenders in U.S. Dollars, J Dollars or Euros.

Section 3.19. Adequate Insurance. Each of the Borrower and the Restricted Subsidiaries maintains all insurance required to be maintained under Section 5.13.

Section 3.20. Environmental Compliance. The operations and properties of each of the Obligors complies in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would reasonably be expected to (a) form the basis of an Environmental Action against such Obligor or any of its respective properties that would reasonably be expected to have a Material Adverse Effect or (b) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would be reasonably expected to have a Material Adverse Effect.

Section 3.21. Intellectual Property. Each Obligor owns, or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how, processes and other intellectual property necessary for the conduct of its business other than any patents, trademarks, trade names, service marks, copyrights, technology, know-how, processes and other intellectual property the failure of which to own or have a license to use could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such property or the validity or effectiveness of any such property, nor does the Borrower know of any valid basis for any such claim which could reasonably be expected to result in a Material Adverse Effect. The use of such property by such Obligor does not infringe on the rights of any Person.

Section 3.22. Margin Stock, Etc. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds from any Facility will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the Borrower nor any of its Restricted Subsidiaries is subject to regulation under any Requirement of Law that limits its ability to incur Debt under any Facility.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Initial Conditions to Lending. The obligation of each Lender to make an initial Advance on or after the Effective Date (the “Initial Advance”) under its respective Facility is subject to the satisfaction or written waiver of the following conditions precedent before or concurrently with such Initial Advance:

(a) Since March 31, 2006, (i) there shall not have occurred and be continuing any Material Adverse Change and (ii) none of the Applicable Jurisdictions shall have declared a moratorium on the payment of external debt or taken any other action which has the effect of preventing the payment by the Borrower or any other Loan Party of its Obligations in U.S. Dollars, Euros or, solely with respect to the Jamaica Bonds, Jamaican Dollars.

(b) There shall be no Requirement of Law that would reasonably be expected (i) to render the consummation of any of the transactions contemplated by any of the Loan Documents or Material Contracts to which an Obligor is a party by any of the parties thereto illegal, (ii) to restrain, prevent or impose materially adverse conditions on such transactions, (iii) to subject any of the parties to any such transaction to any material burdensome governmental regulation in connection therewith, or (iv) to have a Material Adverse Effect.

(c) Nothing shall have come to the attention of the Lenders to lead them to believe that any information, exhibit or report furnished by any Loan Party or any of its Subsidiaries to any Agent or any Lender in connection with the negotiation of the Loan Documents or delivered pursuant to the terms of the Loan Documents was or has become misleading, incorrect or incomplete in any material respect.

(d) Each Facility Agent shall have received satisfactory evidence that (i) all filing and recording fees, stamp duties and taxes have been duly paid within the legally prescribed time to the relevant Governmental Authorities, if any, in each Applicable Jurisdiction, and (ii) that all Security Documents are in full force and effect and have been duly delivered for stamping, registration and recordation, as applicable, in each of each Applicable Jurisdiction.

(e) Each of the Loan Documents and Material Contracts shall have been duly executed by each of the parties thereto and shall be in full force and effect. All required payments due on the Effective Date and all payments due on or before the date of the Initial Advance with respect thereto shall have been paid, and each License shall be in full force and effect and shall be free of all Liens (other than the Liens created by, or permitted under, the Loan Documents).

(f) Except in the case of the Project Subsidiaries, all governmental and third-party consents, approvals, authorizations, rights, licenses, permits, registrations, Interconnection Agreements, including, without limitation, Interconnection Agreements with the incumbent carrier and with each other carrier with which the applicable Operating Subsidiary transacts significant business and any other regulatory approvals of each Obligor and each other Loan Party necessary to provide Services (including each License) or in connection with the Loan Documents (including any exchange control approvals) or the Material Contracts and the construction, build-out and operation of the Obligors’ businesses and the transactions contemplated hereby and thereby, shall be satisfactory to the Lenders and shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect and all applicable waiting periods shall have expired without any action being taken by any competent authority other than such governmental and third-party consents, approvals, authorizations, rights, licenses, permits, registrations, Interconnection Agreements and any other regulatory approvals (other than the Licenses) the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect.

(g) The Borrower shall have paid, or caused to have been paid, (i) all accrued costs, fees and expenses of the Arrangers, the Agents and the Lenders (including the fees and expenses of New York and other local counsel to the Agents) applicable to the transactions contemplated hereby, including, but not limited to, pursuant to the Fee Letters and the Credit Agreements, and (ii) all accrued and unpaid interest (whether or not such interest is due and payable under the terms of the Existing Facility Agreements on the Effective Date), costs (including breakage or other costs incurred in connection with any assignment or repayment of any outstanding loans or advances thereunder), fees and expenses of the agents and lenders under the Existing Common Agreement and the Existing Facility Agreements.

(h) There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in court or before any arbitrator or governmental instrumentality that is reasonably likely to have a Material Adverse Effect.

(i) The information provided by or on behalf of any Loan Party to each Arranger, the Lenders and the Agents prior to each Lender’s commitment shall be true and correct in all material respects, except that in the case of any information that was based upon or constitutes a forecast or projection, such information shall have been prepared in good faith and the preparer of such information shall have utilized reasonable assumptions and due care in the preparation of such information. Nothing shall have come to the attention of each Arranger, any Lender or any Agent since the date of such information to lead it to believe that such information was or has become misleading, incorrect or incomplete in any material respect.

(j) Each Facility Agent shall have received the following, duly authorized, executed and delivered by all parties thereto, with all associated exhibits, schedules, attachments and notarizations with respect thereto and in form and substance satisfactory to each Facility Agent:

(i) each Loan Document;

(ii) each Material Contract;

(iii) each Security Document, together with (A) evidence, in form and substance satisfactory to each Facility Agent, of the taking of all action that such Facility Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Documents and evidence, in form and substance satisfactory to each Facility Agent, that all documents and other instruments required to be delivered, and all other actions required to have been taken, pursuant to the Security Documents shall have been so delivered or taken, as the case may be, and (B) certified copies of all such documents and instruments referred to in clause (A) immediately preceding and evidence, in form and substance satisfactory to each Facility Agent, that the Collateral Agent, on behalf of the Secured Parties, has a first-priority, perfected security interest in all the Collateral;

(iv) a certificate of the chief financial officer or chief operating officer of the Borrower as to the absence of Defaults and the accuracy of representations and warranties of the Obligors;

(v) certified copies of the board resolutions or any other similar corporate or authorizing documents, in form and substance satisfactory to each Facility Agent, of the Board of Directors of each Loan Party (other than any Project Holdco, any Project Subsidiary and any Loan Party who is a natural person) party to any Loan Document or Project Contract being executed on the date hereof, authorizing (A) the execution, delivery and performance of this Agreement, the other Loan Documents and the Project Contracts to which it is a party and the other documents to be delivered hereunder and thereunder, (B) the Advances, in the case of the Borrower, and (C) the granting by it of the Liens created pursuant to the Security Documents to which it is a party, certified by the Secretary of such Loan Party as of the Effective Date, which certificate shall be in form and substance satisfactory to each Facility Agent and shall state that the board resolutions thereby certified have not been amended, modified, revoked or rescinded;

(vi) true and complete copies of the charter and bylaws (or other organizational documents) of each Loan Party (other than any Project Holdco, Project Subsidiary and any Loan Party who is a natural person) party to any Loan Document being executed on the date hereof, certified as of the Effective Date as complete and correct copies thereof by the Secretary of such Loan Party;

(vii) a certificate of each Loan Party (other than any Project Holdco, any Project Subsidiary and any Loan Party who is a natural person) party to any Loan Document, dated the Effective Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document to which it is a party satisfactory in form and substance to each Facility Agent, executed by the Secretary of such Loan Party;

(viii) a certified copy of (A) the annual Business Plan of (1) the Borrower and Restricted Subsidiaries (excluding Project Subsidiaries), (2) Mossel, (3) FWI, (4) Digicel El Salvador, (5) T&T Companies, (6) Haiti Companies and (7) the Restricted Subsidiaries other than Project Subsidiaries and Subsidiaries identified in clauses (1) through (6) above) in form and substance satisfactory to the Facility Agents, for each fiscal year from and including 2008 to and including 2012, and (B) the quarterly Business Plans of (1) the Borrower and Restricted Subsidiaries (excluding Project Subsidiaries), (2) Mossel, (3) FWI, (4) Digicel El-Salvador, (5) T&T Companies, (6) Haiti Companies and (7) the Restricted Subsidiaries other than Project Subsidiaries and Subsidiaries identified in clauses (1) through (6) above) from April 2007 until March 2008, in each case as duly adopted by the Board of Directors of the Borrower or such Restricted Subsidiary, as the case may be, satisfactory to each Facility Agent;

(ix) a statement for the fiscal quarter ending December 31, 2006 as to the operations of each Operating Subsidiary (other than Digicel Grenada, Digicel St. Lucia, and Digicel SVG) and Digicel OECS, substantially in the form of the Operating Report attached as Exhibit B and detailing the number of subscribers (beginning of period, number of deletions, number of gross additions, and end of period), average revenue per user (“ARPU”), minutes of use (“MOU”) and subscriber acquisition costs (“SAC”) of such Operating Subsidiary;

(x) evidence of the maintenance of all insurance required to be maintained by the Borrower and its Subsidiaries pursuant to Section 5.13 and evidence that the Collateral Agent has been named an additional insured or loss payee, on behalf of the Secured Parties, under such insurance as required by Section 5.13, and copies of all policies relating to such insurance;

(xi) a letter from the Borrower to its independent certified public accountants, advising such accountants that the Agents and the Lenders have been authorized to exercise all rights of the Borrower to require accountants to disclose any and all financial statements and any other financial information that they may have with respect to the Borrower and its Subsidiaries and directing such accountants to comply with any reasonable request of any Agent or any Lender for such information;

(xii) certified copies of the financial statements and projections referred to in Section 3.06; and

(xiii) certified copies of each shareholders agreement and other agreements regarding the rights and obligations of the Minority Shareholders.

(k) The Collateral Agent, on behalf of the Secured Parties, shall have received (i) all original certificates representing the pledged shares referred to in the Pledge Agreements accompanied by undated share transfers executed and delivered in blank in form and substance satisfactory to each Facility Agent such that the Collateral Agent shall hold all Equity Interests of the Borrower and each of the Restricted Subsidiaries, accompanied by undated transfer powers executed in blank in form and substance satisfactory to each Facility Agent, and each Facility Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions necessary or, in the reasonable opinion of such Facility Agent, desirable to perfect the Liens created by the Security Documents shall have been completed. Each Facility Agent shall have received such other documents as advised by local counsel to the Facility Agents in each of the Applicable Jurisdictions with respect to the pledge of such Equity Interests.

(l) Each Loan Party who is party to a Loan Document shall have appointed a process agent in a manner satisfactory to each Facility Agent and shall have furnished evidence in form and substance satisfactory to such Facility Agent of such appointment and acceptance by such process agent to each Facility Agent.

(m) Each Facility Agent, each Term Lender and each Revolving Lender shall have received an executed legal opinion, in form and substance satisfactory to each Facility Agent, of each of:

(i) Floissac, Fleming & Associates, special St. Lucia counsel to the Borrower and the Restricted Subsidiaries;

(ii) Nunes, Scholefield, DeLeon & Ca, special Jamaican counsel to the Borrower and the Restricted Subsidiaries;

(iii) Davis Polk & Wardwell, special New York counsel to the Loan Parties;

(iv) Davis Polk & Wardwell, special French counsel to the Loan Parties;

(v) Landwell & Associates, special French tax counsel to the Loan Parties;

(vi) Arendt-Medernach, special Luxembourg counsel to the Loan Parties;

(vii) Conyers Dill & Pearman, special Bermuda counsel to the Loan Parties; and

(viii) Consortium Centro America Abogados, special El-Salvador counsel to the Loan Parties.

(n) Each Facility Agent, each Term Lender and each Revolving Lender shall have received an executed legal opinion, in form and substance satisfactory to each Facility Agent, of each of:

(i) Pillsbury Winthrop Shaw Pittman LLP, special New York counsel to the Agents;

(ii) Trevor Patterson, special Jamaican counsel to the Agents and Lenders;

(iii) Lex Caribbean, special St. Lucia counsel to the Facility Agents;

(iv) Gide Loyrette Nouel, special French Counsel to the Facility Agents; and

(v) Elvinger Hoss et Prussen, special Luxembourg counsel to the Facility Agents.

(o) Each Facility Agent, each Term Lender and each Revolving Lender shall have received an executed legal opinion, in form and substance satisfactory to each Facility Agent, to the effect that (i) the execution of the Loan Documents to be entered into on the Effective Date does not adversely affect the security interests granted by the applicable Security Documents, (ii) that the Obligations of the Loan Parties under the Loan Documents continue to be secured by the Collateral under the applicable Security Documents and (iii) each Facility Agent, the Collateral Agent and each Common Creditor is entitled to rely on the opinion issued by such counsel in connection with the Existing Common Agreement as if named therein, of each of:

(i) Conyers Dill & Pearman, special Bermuda counsel to Holdco;

(ii) Lex Caribbean, special Barbados, Grenada and St. Vincent and the Grenadines counsel to the Facility Agents;

(iii) Loyens & Loeff, special Aruba and Netherlands Antilles counsel to the Facility Agents; and

(iv) Maples and Calder, special Cayman counsel to the Facility Agents.

(p) Reserved.

(q) The aggregate principal amount of the Commitments under the Facilities shall equal or exceed US$ 850,000,000 million.

(r) Each Facility Agent shall have received copies of such other approvals, legal opinions, documents and other instruments as are customary for transactions of the type contemplated by the Loan Documents or as may be reasonably requested by such Facility Agent, including, but not limited to, a copy of any debt instrument, security agreement or other material contract to which the Borrower or any of its Subsidiaries may be party.

(s) The Borrower and each Loan Party shall have complied with all filing requirements under all Requirements of Law applicable to companies in the Applicable Jurisdictions and shall have paid all registration and filing fees, in each case necessary for the execution, delivery and performance of the Loan Documents to which it is then a party.

(t) The Borrower shall have delivered to each Facility Agent a current copy of the share register of the Borrower and each Restricted Subsidiary certified by the Secretary of such Obligor as being true and correct, which share register shows the registered owners of all shares in the Borrower and each Restricted Subsidiary as being the same persons, in respect of the same shares, as is stated in the Pledge Agreements purporting to pledge such shares and is endorsed to show all shares as being pledged pursuant to such Pledge Agreements.

(u) The Borrower shall have delivered to each Facility Agent a certified copy of resolutions of the Board of Directors of the Borrower and each Non-Project Subsidiary declaring that the Equity Interests mortgaged or charged pursuant to the Pledge Agreements are wholly exempt from all liens, rights of forfeiture or other similar rights (if any) conferred by the articles of association of the applicable Obligor or any applicable law or regulation; provided, however, that if the Borrower has previously delivered a certified copy of resolutions to such effect with respect to the Existing Facility Agreements, the Borrower shall have delivered to each Facility Agent a certificate, dated the Effective Date, to the effect that such resolutions have not been amended or modified and continue to be in full force and effect.

(v) All Loan Documents required to be executed and delivered by a Loan Party on or prior to the Effective Date shall be in form and substance satisfactory to the Lenders and the conditions to the effectiveness thereof have been satisfied or waived by the Common Creditors party thereto.

(w) The Intercreditor Agreement shall have been duly executed and delivered by each of the parties thereto and shall be in full force and effect.

(x) An arrangement satisfactory to the Facility Agents has been made that, immediately after giving effect to the Advances to be made on the Effective Date, all outstanding loans or bonds of, together with all interest, fees and other amounts (including any applicable breakage or other costs) due to, the lenders under the Existing Facility Agreements have been paid in full, if such lenders do not continue as the Lenders or such lenders’ loans or bonds under the Existing Facility Agreements have not been assigned to the Lenders.

Section 4.02. Conditions Precedent to Each Advance. The obligation of each Lender to make Advances under its respective Facility and the right of the Borrower to request Advances shall be subject to the further conditions precedent that on the date of such Advances:

(a) The following statements shall be true (and the acceptance by the Borrower of the proceeds of such Advances shall constitute a representation and warranty by the Borrower that on the date of such Advances such statements are true):

(i) the representations and warranties contained in each Loan Document are true and correct in all respects on and as of such date, before and after giving effect to such Advances and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Advances, in which case as of such specific date;

(ii) no event has occurred and is continuing, or would result from the making of such Advances or from the application of the proceeds therefrom, that constitutes a Default; and

(iii) no event has occurred and is continuing or would result from the making of such Advance, or the funding of an Intercompany Note with the proceeds therefrom, that constitutes a Default under (and as defined in) any Intercompany Note governing an Intercompany Note to be funded with the proceeds of such Advance, and each Facility Agent shall have received a certificate to that effect from an officer of each Restricted Subsidiary which will issue an Intercompany Note funded with a portion of the proceeds of such Advance.

(b) All Loan Documents not required to be delivered on or prior to the making of the Initial Advance and delivered after the Initial Advance hereunder, are in form and substance satisfactory to the Lenders and each Facility Agent shall have received such other approvals, opinions or documents in respect thereof as any Lender through each such respective Facility Agent may reasonably request.

(c) There shall be no material adverse change in the economic, political or regulatory conditions in Jamaica which constitutes a Material Adverse Change.

(d) In the case of any Advance, all conditions precedent to the making of Advances under each Facility Agreement set forth in each such Facility Agreement shall have been met and no Lender has terminated or suspended its Commitment under any Facility.

(e) Each Advance requested by the Borrower under any Facility Agreement shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section have been satisfied.

Section 4.03. Conditions for Benefit of Lenders. The conditions set forth in Section 4.01 and 4.02 are for the benefit of the Lenders, and, with respect to Advances under each Facility, the obligation of each Lender to make an Advance under the applicable Facility Agreement is subject to the satisfaction or written waiver by it of the conditions set forth in Section 4.01 and 4.02.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Commitment remains in effect or any amount is owing to any Common Creditor hereunder or under any other Loan Document, the Borrower will:

Section 5.01. Compliance with Laws, Etc. Comply, and cause each of the Restricted Subsidiaries to comply with all Requirements of Law and Contractual Obligations, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.02. Payment of Obligations, Etc. Pay and discharge, and cause each of the Restricted Subsidiaries to pay and discharge, its obligations, including tax liabilities, that if not paid before the same shall become delinquent or in default, could result in a Material Adverse Effect including (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property promptly upon the same becoming due and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay or discharge any such obligation (i) the validity or amount of which is being contested in good faith and by proper proceedings, (ii) as to which appropriate reserves are being maintained, and (iii) as to which no enforcement action has been commenced with respect thereto.

Section 5.03. Compliance with Environmental Laws. Comply with and ensure compliance, and cause the Restricted Subsidiaries to comply with and ensure compliance, by all tenants, subtenants, lessees and other persons operating on or occupying its properties, with all applicable Environmental Laws and Environmental Permits and obtain, renew, maintain, comply with and ensure that, and cause each of the Restricted Subsidiaries to obtain, renew, maintain, comply with and ensure that, all tenants, subtenants, lessees and other persons operating on or occupying its properties, obtain, renew, maintain and comply with Environmental Permits, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect. Within 90 days after the end of each calendar year, the Borrower shall deliver to each of the Facility Agents an environmental compliance certificate in the form of Schedule 5.3 confirming compliance by the Borrower and its Subsidiaries with all applicable Environmental Laws or detailing any non-compliance together with the actions being taken to ensure compliance.

Section 5.04. Preservation of Corporate Existence. Preserve and maintain, and cause each of the Non-Project Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), approvals, privileges and franchises in connection with its right to engage in business of the same general type as now conducted by it (other than in connection with a transaction contemplated by and permitted in accordance with Section 6.04).

Section 5.05. Visitation Rights. At any reasonable time and from time to time and as may be reasonably required (a) provide the Lenders such information as they may reasonably request through the respective Agents; and (b) permit, and cause each of the Restricted Subsidiaries to permit, any of the Agents, any of the Lenders or any of their authorized agents or representatives (i) to examine and make copies of and abstracts from the records and books of account of the Borrower and any of the Restricted Subsidiaries, (ii) to visit the offices and other facilities and properties of the Borrower and any of the Restricted Subsidiaries (including, without limitation, all sites and facilities relating to the Telecommunications Business) upon reasonable notice and (iii) to discuss the affairs, finances, accounts, and condition of the Borrower and any of the Restricted Subsidiaries with any of their respective officers, directors, or advisors and with their respective independent certified public accountants. The Borrower shall permit persons designated by any Lender, who may be accompanied by representatives of any competent body of the European Community, to visit the premises of the Borrower and to conduct such checks as they may wish, and shall provide them, or ensure that they are provided, with all necessary assistance for this purpose.

Section 5.06. Financial Statements/Notices. Submit to each Facility Agent (but in the case of each Trustee, only the information described in clauses (a), (b), (d) and (e)) in sufficient number of copies for each Lender:

(a) as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, (I) the annual audited financial statements of the Borrower and the Subsidiaries, including the balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related statement of income and statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, in each of the foregoing cases on a Consolidated basis, accompanied by an opinion of an Approved Accounting Firm, together with (i) a certificate of such accounting firm stating that in the course of the regular audit of the business of the Borrower and the Subsidiaries, which audit was conducted by such accounting firm in accordance with IFRS, consistently applied, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to each Facility Agent of the computations used by such accountants in determining, as of the end of such fiscal year, compliance with the covenants contained in Section 5.16, (iii) a management letter or other communication from such accounting firm commenting, with respect to such fiscal year, on, among other things, the adequacy of the Borrower’s and its Subsidiaries’ financial control procedures, accounting systems and management information systems, and (iv) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (II) the annual audited financial statements of the each Project Subsidiary and each Unrestricted Subsidiary, in each case to the extent the same is an operating company, including the balance sheet of each such Subsidiary as of the end of such fiscal year, and the related statement of income and statement of cash flows of each such Subsidiary for the fiscal year then ended, accompanied by an opinion of an Approved Accounting Finn . Such financial statements shall be presented in or accompanied by a certified convenience translation to U.S. Dollars;

(b) as soon as available, and in any event within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, the quarterly unaudited financial statements of the Borrower and the Non-Project Subsidiaries, including the Consolidated balance sheet of the Borrower and the Non-Project Subsidiaries as of the end of such quarter, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and the Non-Project Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and the Non-Project Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, setting forth in each case in comparative form, where appropriate, the corresponding figures for the corresponding date or period of the preceding fiscal year, together with (i) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and setting forth the computations used by such officer in determining, as of the end of such fiscal quarter, compliance with the covenants contained in Section 5.16; (ii) a schedule in form satisfactory to each Facility Agent of the computations used by the Borrower in determining, as of the end of each fiscal quarter, compliance with the covenants contained in Section 5.16; and (iii) a certificate of the chief financial officer of the Borrower, in form satisfactory to each Facility Agent, setting forth the computations used by such officer in determining, as of the end of such fiscal quarter, compliance with the covenants related to Non-Securing Subsidiaries contained in Section 5.19 and 5.22. Such financial statements shall be presented in or accompanied by a certified convenience translation to U.S. Dollars;

(c) (i) as soon as available and in any event no later than the last day of each fiscal year of the Borrower, a certified copy of the annual Business Plan of (A) the Borrower and Restricted Subsidiaries (excluding Project Subsidiaries), (B) Mossel, (C) FWI, (D) Digicel El-Salvador, (E) T&T Companies, (F) Haiti Companies and (G) the Restricted Subsidiaries other than Project Subsidiaries and Subsidiaries identified in clauses (A) through (G) above) (prepared on a quarter-by-quarter basis) for the next succeeding fiscal year (incorporating an operating budget and projection of cash flow), accompanied by an outline of the assumptions upon which such Business Plan was based, in the case of each such annual Business Plan, as duly adopted by the Board of Directors of the Borrower or such applicable Restricted Subsidiary, as the case may be; (ii) as soon as available and in any event no later than five days after the completion of any amendment to any such annual Business Plan approved by the Board of Directors of the Borrower or the relevant Subsidiary, or any similar formal approval, a certified copy of such amended Business Plan; such Business Plans in each case to be accompanied by a certificate of the chief financial officer or chief operating officer of the Borrower to the effect that such Business Plan has been prepared on the basis of sound financial planning practice and reasonable assumptions and that such officer has no reason to believe they are incorrect or misleading in any material respect (it being recognized by the Lenders and the Facility Agents that such projections as to future events are not to be viewed as facts and that the actual results during the period covered may differ from the projected results), and (iii) within 60 days after the end of each fiscal quarter, a statement as to the operations of each Operating Subsidiary, substantially in the form of the Operating Report attached as Exhibit B and detailing the number of subscribers (beginning of period, number of deletions, number of gross additions, and end of period), average revenue per user (“ARPU”), minutes of use (“MOU”) and subscriber acquisition costs (“SAC”) of such Operating Subsidiary;

(d) as soon as possible and in any event within five days after (i) the initiation thereof or any Obligor becoming aware thereof, notice of any litigation, investigation or proceeding affecting the Borrower or the Restricted Subsidiaries which would be reasonably likely to have a Material Adverse Effect, and (ii) the occurrence thereof, notice of any Material Adverse Change;

(e) (i) as soon as possible and in any event within five days after the occurrence of a Default or any Event of Default, a statement of the chief financial officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto, and (ii) promptly after the Borrower becomes aware of same, a notice of any event of default under any document evidencing Debt of a Project Subsidiary or an Unrestricted Subsidiary, together with a statement of the chief financial officer of the Borrower setting forth details thereof and the actions the Borrower or the applicable Subsidiary proposes to take with respect thereto;

(f) as soon as possible and in any event within five days after the delivery thereof, copies of all documentation (other than purely ministerial correspondence) delivered to any Governmental Authority in connection with any License;

(g) as soon as possible, copies of all Material Contracts entered into after the Effective Date and all amendments, waivers, consents or other modifications to any Material Contract;

(h) as soon as possible, copies of all written notices, reports and other material communications to all shareholders of the Parent, Digicel Limited, Holdco, the Borrower, or of any of the Borrower’s non-wholly owned Restricted Subsidiaries;

(i) promptly after the delivery of any information or materials delivered to any Facility Agent or Lender under a Facility Agreement, copies thereof to the extent not otherwise delivered pursuant to this Section 5.06; and

(j) promptly after request, all other business and financial information that any Lender through any Agent from time to time may reasonably request.

Section 5.07. Keeping of Books. Keep, and cause each of the Restricted Subsidiaries to keep, proper and accurate books of record and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and the Restricted Subsidiaries in accordance with IFRS consistently applied (with any change in its accounting principles being consistent with IFRS and being approved by an Approved Accounting Finn) and maintain at all times as auditors of the Borrower an Approved Accounting Firm; authorize, in writing, such firm to comply with any reasonable requests of any Facility Agent or any Lender for financial statements and any other financial information that such firm may have with respect to the Borrower and the Restricted Subsidiaries; provide a copy of such written authorization to each Facility Agent; and, no later than 30 days after any change in accounting firms, issue a similar authorization to the new accounting film and provide a copy thereof to each Facility Agent.

Section 5.08. Maintenance of Properties Etc. Maintain and preserve, and cause each of the Restricted Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business (including all intellectual property) in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.09. Compliance with Teems of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of Real Property to which the Borrower or any of the Restricted Subsidiaries is a party except any payments or other obligations, the failure of which to make or perform could not reasonably be expected to result in a Material Adverse Effect; keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled except any leases the failure of which to maintain in full force or effect could not reasonably be expected to result in a Material Adverse Effect; and notify each Facility Agent of any material default by any party with respect to such leases that could reasonably be expected to have a Material Adverse Effect and cooperate with each such Facility Agent in all respects to cure any such default; and cause each of the Restricted Subsidiaries to do all of the foregoing.

Section 5.10. Authorizations, Approvals and Filings. Obtain and maintain in full force and effect, and cause each of the Restricted Subsidiaries to obtain and maintain in full force and effect, all necessary authorizations, approvals, filings (including foreign exchange approvals and filings in connection with the Security Documents) and Interconnection Agreements with any Governmental Authority or any other Person required in connection with the performance by the Loan Parties under any Loan Document or Project Contract, in any case to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 5.11. Performance of Material Contracts, Etc. Conduct, and cause each of the Restricted Subsidiaries to conduct, the Telecommunications Business in accordance with the Business Plan applicable to such Obligor and in accordance with the terms and conditions of the Licenses; perform and observe all the terms and provisions of each Material Contract, maintain each such Material Contract (except to the extent such Material Contract shall have expired in accordance with its term) and enforce each such Material Contract in accordance with its terms; renew from time to time each License and upon the occurrence and during the continuation of any Default or Event of Default, take all such action to such end as from time to time may be requested by any Facility Agent; and upon request of any such Facility Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower or any of the Restricted Subsidiaries is entitled to make under such Material Contract; and cause each of the Restricted Subsidiaries to do all of the foregoing, except in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.12. Maintenance of Licenses. Comply in all respects with, and preserve and maintain, and cause each of the Restricted Subsidiaries to comply in all respects with, and preserve and maintain, all necessary authorizations, permits and licenses (including, without limitation, the Licenses) in connection with its right to engage in business of the same general type as now conducted by it, in any case to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 5.13. Maintenance of Insurance. Comply with and agree to the following provisions:

(a) Cause the Borrower and each of the Restricted Subsidiaries to:

(i) insure and keep insured, with financially sound and reputable insurers, its assets and business against all reasonably foreseeable insurable losses to include the insurances specified in Schedule 5.13 and any insurance required by law;

(ii) punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii) promptly notify the relevant insurer of any claim by the Borrower or such Restricted Subsidiary under any policy written by that insurer and diligently pursue that claim;

(iv) comply with all warranties under each policy of insurance;

(v) not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrower’s or such Restricted Subsidiary’s Or. where the Collateral Agent is a loss payee or an additional named insured on behalf of the Secured Parties, the Collateral Agent’s right to claim or recover under any insurance policy; and

(vi) not vary, rescind, terminate, cancel or cause a material change to any insurance policy;

provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then any Agent shall thereupon or at any time while the same is continuing be entitled (but have no such obligation) on its own behalf to procure that insurance at the expense of the Borrower and to take all such steps to minimize any hazard as such Agent may consider expedient or necessary.

(b) Each insurance policy required to be obtained pursuant to this Section 5.13 shall be on terms and conditions acceptable to each Facility Agent and shall contain provisions to the effect that:

(i) no policy can expire nor can it be canceled or suspended by the Borrower, such Restricted Subsidiary or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless each Agent and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrower receive at least thirty (30) days’ notice (or such lesser period as each such Agent may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii) the Collateral Agent is named as additional named insured, on behalf of the Secured Parties, on all liability policies (other than with respect to the Project Subsidiaries);

(iii) where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party; and

(iv) on every insurance policy on the Borrower’s or such Restricted Subsidiary’s assets which are the subject of the Security Documents and for business interruption, the Collateral Agent is named as loss payee, on behalf of the Secured Parties, for any claim of, or any series of claims arising with respect to the same event whose aggregate amount is, the equivalent of US$1 million or more.

(c) (i) Subject to the provisions of the Intercreditor and Collateral Agency Agreement, the Collateral Agent, as additional named insured and/or loss payee on behalf of the Secured Parties, shall remit the proceeds of any insurance paid to it to the Borrower or the applicable Restricted Subsidiary to repair or replace the relevant damaged assets; provided that during the continuation of a Default or Event of Default, the Collateral Agent, at the direction of the Lenders as specified in the Intercreditor and Collateral Agency Agreement, shall remit the proceeds of any insurance paid to it to the Borrower or the applicable Restricted Subsidiary to repair or replace the relevant damaged assets or may apply those proceeds pursuant to the terms of the Intercreditor and Collateral Agency Agreement; provided further that in such case there shall be no minimum amount or notice period or prepayment premium for any prepayment of the Advances by operation of the provisions of the Intercreditor and Collateral Agency Agreement.

(ii) Upon receipt of any insurance proceeds to cover loss of or damage to any asset (whether received from the Collateral Agent, as additional named insured and/or loss payee, on behalf of the Secured Parties, or directly from the insurers), the Borrower or the applicable Restricted Subsidiary shall promptly apply such insurance proceeds solely to replace or repair that asset or otherwise shall apply such proceeds in accordance with Section 2.01(a), and the Borrower shall deliver to the Collateral Agent, at the time of application, a certificate signed by its chief financial officer certifying its compliance with the foregoing requirements.

(d) The Borrower shall provide to each Agent the following:

(i) as soon as possible after its occurrence, notice of any event which entitles the Borrower or any of its Restricted Subsidiaries to claim for an aggregate amount exceeding the equivalent of US$1 million under any one or more insurance policies;

(ii) within 30 days after any insurance policy is issued to the Borrower or any of its Subsidiaries, a copy of that policy incorporating any loss payee provisions required under Section 5.13(b)(iv);

(iii) not less than 10 days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than 10 days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming the Collateral Agent as loss payee or additional named insured, as applicable, on behalf of the Secured Parties, remain in effect;

(iv) such evidence of premium payment as any Agent may from time to time reasonably request; and

(v) any other information or documents on each insurance policy as any Agent reasonably requests from time to time.

(e) In the event that any insurance coverage required hereby (or the limits, deductible amounts or any other requirement thereof) is not available on commercially reasonable terms and conditions in the commercial insurance market, the Borrower may request a waiver from the Majority Common Creditors, which waiver shall not be unreasonably withheld, of the requirement of such coverages, limits, deductible amounts, or other requirements to the extent the maintenance thereof is not so available; provided, however, that:

(i) the Borrower shall have made a request for such waiver and shall have provided the Agents with written reports prepared by an Acceptable Insurance Advisor in form and substance reasonably satisfactory to the Facility Agents and confirming that such coverage, limits, deductible amounts or other requirements, as the case may be, are not available on commercially reasonable terms and conditions in the commercial insurance market and further outlining, as appropriate, alternative terms and conditions which are then so available (for purposes of this Section 5.13, insurance will be considered to be “not available on commercially reasonable terms and conditions” if and to the extent that, in the judgment of such Acceptable Insurance Advisor, it is generally not being carried by, or applicable to, businesses or operations similar to the Borrower’s or the Restricted Subsidiaries’ Telecommunications Business because of the cost thereof); if any such Acceptable Insurance Advisor shall disagree with the Borrower’s claim that any coverage, limits, deductible amounts or other requirements are not available on commercially reasonable terms and conditions, such advisor’s report shall specifically identify the carrier(s) providing such coverage, limits, deductible amounts or other requirements, as the case may be, and indicate whether (in its knowledge and experience) such coverage, limits, deductible amounts, or other requirements are generally being carried by, or are otherwise applicable to, businesses or operations similar to the Borrower’s or the Restricted Subsidiaries’ Telecommunications Business; if any coverage, limit, deductible amount or other requirement can only be obtained by changing insurance provider(s), the verifiable costs (if any) resulting from such change shall be considered in the determination of whether such coverage is available on commercially reasonable terms and conditions;

(ii) the Borrower shall have secured and obtained for itself and each of the Restricted Subsidiaries the most favorable alternative terms and conditions which are then available on commercially reasonable terms and conditions; and

(iii) any waiver granted pursuant to this Section 5.13(e) shall be effective only during the period that the coverage, limits, deductible amounts or other requirements thereby waived are not available on commercially reasonable terms and conditions within the meaning of this Section 5.13(e).

Section 5.14. Further Assurances. (a) Promptly upon request by any Agent, correct, and cause each of the Restricted Subsidiaries promptly to correct, any defect or error that may be discovered in the execution, acknowledgement, filing or recordation of any Loan Document.

(b) At its own cost and expense, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, together with any filing and recording fees, stamp duties or taxes in connection therewith (including any increase thereof to reflect material increases in the value of the subject collateral), any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust indentures, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be necessary or as such Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of the Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(c) Promptly upon request by any Agent and in any event no later than 14 days from the date the Borrower or any of the Non-Project Subsidiaries acquires, agrees to acquire, holds or controls any new licenses, Real Property (to the extent such Real Property is covered by the security documentation for the personal property of such Subsidiary without any material additional filings or burdensome requirements and, in any event, other than Real Property secured by Liens permitted under Section 6.01(f)), Securities or Intellectual Property, (i) notify the Collateral Agent in writing of such acquisition, agreement, holding or control, setting forth in detail a description of such new licenses, Real Property, Securities or Intellectual Property and the interest of such Obligor therein, (ii) deliver to the Collateral Agent, the share certificates, certificates of title and any other evidence of ownership or control in relation thereto, and (iii) execute such legal or other mortgages, fixed or floating charges or assignments or such other security confirmations or other documents in favor of the Collateral Agent, in the case of the Direct Obligors, or the applicable holders of its Intercompany Notes or beneficiaries of Subsidiary Guaranties, in the case of any Indirect Obligors, in each case over all or any such new licenses, Real Property (to the extent such Real Property is covered by the security documentation for the personal property of such Subsidiary without any material additional filings or burdensome requirements), Securities or Intellectual Property, as may be necessary or as any Agent may from time to time require.

(d) Promptly upon request by any Agent, do, execute, acknowledge, deliver record, re-record, file, re-file, register and re-register any and all such further acts, deeds,

conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Collateral Agent may reasonably require in order to convert the floating charge created under the Security Documents into a fixed charge with respect to any one or more of the assets charged thereunder.

(e) Should any instrument in writing from the Borrower be required by the separate or co-collateral agent so appointed by the Collateral Agent (including the Co-Collateral Agents) for more fully and certainly vesting in and confirming to its such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Borrower; provided that, if an Event of Default shall have occurred and be continuing and the Borrower does not execute any such instrument within fifteen (15) days after request therefor, the Collateral Agent shall be empowered as an attorney-in-fact for the Borrower to execute any such instrument in its name and stead. In case a Co-Collateral Agent or any other separate or co-collateral agent or a successor to either shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-collateral agent, so far as permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new collateral agent or successor to such separate or co-collateral agent.

Section 5.15. Hedging Program. The Borrower shall use commercially reasonable efforts to maintain a prudent hedging program to protect against interest rate fluctuations with respect to all outstanding Debt of the Borrower and its Subsidiaries.

Section 5.16. Financial Ratios. (a) Total Debt to EBITDA Ratio. Maintain at all times a ratio of (i) total Debt (other than Subordinated Debt) of the Borrower and the Non-Project Subsidiaries on a Consolidated basis as of such date (including the outstanding Advances) to (ii) EBITDA, equal to or less than 4.5 to 1.0.

(b) Total Senior Secured Debt to EBITDA Ratio. Maintain at all times a ratio of (i) total Senior Secured Debt of the Borrower and the Non-Project Subsidiaries on a Consolidated basis as of such date (including the outstanding Advances) to (ii) EBITDA, equal to or less than 3.0 to 1.0.

(c) EBITDA to Interest Expense Ratio. Maintain as of the last day of each fiscal quarter ending, a ratio of (i) EBITDA to (ii) Interest Expense, equal to or greater than 3.0 to 1.0.

(d) Each of the above ratios will be determined using each of EBITDA and Interest Expense for the two most recently ended fiscal quarters as of the date on which such ratio is to be tested, multiplied, in the case of EBITDA, as used in (a) and (b) above, by two.

Section 5.17. Pledge and Transfer of Shares. The Borrower and each of Non-Project Subsidiaries in all respects irrevocably waives any Lien it may have or acquire on its respective Equity Interests pursuant to its articles of association to the Lien of the Secured Parties on such Equity Interests. The Borrower and each of the Non-Project Subsidiaries shall:

(a) not:

(i) take any steps to enforce any such Lien that it may have; or

(ii) be entitled to any proceeds from realizing on such Lien;

in either case until all amounts owing to the Secured Parties by the Borrower shall have been indefeasibly paid in full;

(b) if for any reason it shall receive any proceeds in respect of such Lien while any amounts owing by it to the Secured Parties shall not have been indefeasibly paid in full, hold the same in trust and forthwith turn the same over to the Secured Parties ratably with the respective amounts owing by the Borrower to each of the Secured Parties;

(c) in connection with any realization by the Secured Parties on their Lien on such Equity Interests, take such actions as any Secured Party may reasonably request with respect to the Borrower’s or any Non-Project Subsidiary’s Lien on such Equity Interests, including without limitation, the release of the Borrower’s or any Non-Project Subsidiary’s Lien in connection with such realization;

(d) if the holder of such Equity Interests and the Secured Parties shall agree that the Secured Parties may take such Equity Interests in lieu of foreclosure, release any such Lien that it may have on such Equity Interests when the Secured Parties shall so take such Equity Interests;

(e) register any transfer of its Equity Interests as instructed by any Secured Party in connection with the exercise of any rights of the Secured Parties in respect of their Lien on such Equity Interests; and

(f) enter into such agreements and instruments, and do such other acts and things, as any Secured Party may reasonably request in order to effect the provisions of this Section 5.17.

The Borrower shall cause each of the Non-Project Subsidiaries to do all of the foregoing.

Section 5.18. Pan Passu Obligations. Ensure that (a) the Borrower’s payment obligations under the Loan Documents will at all times constitute the direct obligations of the Borrower and rank in all respects (i) at least pari passu in right of payment with all other senior unsubordinated Debt of the Borrower and (ii) senior in right of security to all other Debt of the Borrower other than Debt secured by Permitted Liens, and (b) each Restricted Subsidiary’s payment obligations under the Loan Documents will at all times constitute the direct obligations of such Restricted Subsidiary and rank in all respects (i) at least pari passu in right of payment with all other senior unsubordinated Debt of such Restricted Subsidiary and (ii) senior in right of security to all other Debt of such Restricted Subsidiary other than Debt secured by Permitted Liens.

Section 5.19. Additional Collateral. (a) With respect to any Person that, subsequent to the Effective Date, becomes an Additional Restricted Subsidiary (other than a Project Subsidiary), cause the applicable Loan Parties to promptly: (i) execute and deliver to the Collateral Agent and the other Secured Parties such Security Documents and such other agreements or other documents as may be necessary or as any Agent or any other Secured Party shall deem necessary or advisable to grant to the Collateral Agent, on behalf of the Lenders, and the other Secured Parties, a Lien on (A) the Equity Interests in such Additional Restricted Subsidiary, except that this clause (A) shall not apply to Equity Interests in Non-Securing Subsidiaries not owned by the Borrower or a Restricted Subsidiary, and (B) all assets (other than Real Property except to the extent such Real Property is covered by the security documentation for the personal property of such Subsidiary without any material additional filings or burdensome requirements) of such Additional Restricted Subsidiary (other than Equity Interests in Unrestricted Subsidiaries and Project Subsidiaries), except that this clause (B) shall not apply to Non-Securing Subsidiaries, (ii) deliver to the Collateral Agent the certificates, if any, representing such Equity Interests, together with undated share transfers executed and delivered in blank by a duly authorized officer of the Borrower or such Non-Project Subsidiary, as the case may be, (iii) execute and deliver such other guaranties and security agreements as any Agent or any Secured Party requests, and (iv) if requested by the Collateral Agent or any other Secured Party, deliver to the Secured Parties legal opinions relating to the matters described in clauses (i), (ii) and (iii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to each Facility Agent.

(b) Within ninety (90) days following the written request of the Majority Common Creditors, take and cause its Pledging Subsidiaries to take, all such action as is necessary or that any Agent deems reasonably appropriate in order to provide the Lenders with a first priority perfected security interest in all leasehold interests held by the Borrower or any of its Pledging Subsidiaries, either directly or through the Borrower, including obtaining all necessary consents and filings, all necessary registrations and filings by the Borrower or any of its Subsidiaries in connection therewith.

Section 5.20. Accounting and Cost Control System. Maintain an accounting and cost control system and a management information system satisfactory to each Facility Agent.

Section 5.21. Collateral; Security Documents. The Borrower shall at its own expense deliver to each Agent with respect to any amendments, supplements or other modifications to any Security Document entered into after the Effective Date, promptly upon the execution thereof, a true and complete copy thereof, each duly recorded by the competent authority.

Section 5.22. Guarantees; Intercompany Notes; Perfected Collateral.

(a) The Borrower shall cause the Obligations of the Borrower under the Facilities to be Guaranteed (i) jointly and severally by DECL, DCL, Digicel Cayman Holdings and Mossel, (ii) by Digicel Cayman Services, and (iii) by and each other Pledging Subsidiary wholly owned directly or indirectly by the Borrower pursuant to a Guaranty Agreement. In addition, the Borrower shall cause the Obligations of the Borrower under the Facilities to be guaranteed by each of the Restricted Subsidiaries (other than the Project Subsidiaries) designated as such after the Effective Date pursuant to a guarantee in form and substance satisfactory to the Facility Agents; provided that (i) such guarantee may be capped at the aggregate amount of all Investments made by the Borrower and its Affiliates in such Restricted Subsidiary or, with the consent of the Majority Common Creditors, such lesser amount as may be necessary to comply with applicable law or to minimize the effects of any financial assistance or similar limitations and (ii) in the case of any non-wholly owned Non-Securing Subsidiary, such Non-Securing Subsidiary may be treated as an Indirect Obligor, in which event it must issue an intercompany note, in form and substance similar to the Intercompany Notes, which is pledged to the Collateral Agent and otherwise complies with clause (b) below.

(b) An Investment in an Indirect Obligor from the proceeds of the Advances may only be made via an intercompany loan to such Indirect Obligor in the amount of any such Investment evidenced by an Intercompany Note of the Indirect Obligor that is the borrower in form and substance satisfactory to the Lenders in such amount as may be satisfactory to the Lenders in order to provide Collateral coverage with respect to the Investments in such Indirect Obligor and its Subsidiaries from the proceeds of the Advances; provided that, an Investment in an Indirect Obligor (the “former Indirect Obligor”) by another Obligor (the “later Obligor”) does not need to be evidenced by an Intercompany Note if the former Indirect Obligor has guaranteed all of the later Obligor’s obligations under the Facility Agreement (if the later Obligor is a Direct Obligor) or the applicable Intercompany Note or Subsidiary Guarantee to the applicable Obligor pursuant to a guarantee in form and substance satisfactory to the Lenders.

(c) (i) The Collateral Agent, in the case of a Direct Obligor, or the applicable Direct Obligor, in the case of an Indirect Obligor, shall have a perfected first priority security interest in (A) all of the personal and real (to the extent such real property is covered by the security documentation for the personal property of such Subsidiary without any material additional filings or burdensome requirements) property of such Obligor (other than (x) the real property and personal property of (1) Holdco (except the Equity Interests in the Borrower) or (2) any Project Subsidiary or (y) the Equity Interests in any Project Subsidiary or Unrestricted Subsidiary) including, in the case of any Direct Obligor, all rights with respect to any Collateral pledged to such Direct Obligor by any Indirect Obligor, and (B) all of the Equity Interests in such Obligor (other than a Project Subsidiary), including any Equity Interests thereof (other than Equity Interests in Non-Securing Subsidiaries) held by any Minority Shareholders, and (ii) the Collateral Agent, in the case of a Direct Obligor, or the applicable Direct Obligor, in the case of an Indirect Obligor, has a perfected first priority security interest the Collateral pledged by such Obligor, except that this clause (c) shall not apply to property (other than Equity Interests owned by the Borrower or any Restricted Subsidiary) of any Non-Securing Subsidiary.

Section 5.23. Maintenance of Offshore Accounts. The Borrower shall, and shall cause its Non-Project Subsidiaries (other than the Non-Securing Subsidiaries) to, (a) cause all international carrier services revenues to be deposited in an Account located in a Qualified Jurisdiction in which the Collateral Agent has a perfected first priority security interest, (b) cause all of its cash and Cash Equivalents (other than amounts necessary to finance the operations, including Capital Expenditures, of such Obligor for the next succeeding 90 days) to be deposited in an Account located in a Qualified Jurisdiction in which the Collateral Agent has a perfected first priority security interest and (c) convert, or cause the conversion of, any revenue not received in a Qualified Currency from the Applicable Local Currency to a Qualified Currency (other than amounts necessary to finance the operations, including capital expenditures, of such Obligor for the next succeeding 90 days) as soon as practicable after taking into account any material adverse effect any such conversion would have on the applicable exchange rate.

Section 5.24. Separate Legal Identities. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, separate legal identities.

Section 5.25. Anti-Corruption and Money Laundering. The Borrower shall, and the Borrower shall cause each of its Subsidiaries to: (a) not commit, and no person, with its consent or prior knowledge, shall commit any act relating to the offering, giving, receiving or soliciting of any improper advantage to influence the action of an person holding a public office or function or a director or employee of a public authority or public enterprise or a director or official of a public international organisation in connection with any procurement process or in the execution of any contract in connection with its business, (b) (i) retain, in a single location, for inspection during the six years from the conclusion of each contract financed by means of the Advances, the full terms of the contract itself, as well as all material documents pertaining to the procurement process (as set forth in the European Investment Bank Guide to Procurement dated February 2004 and to the extent applicable to the Borrower and its Subsidiaries) and to the execution of the contract, and (ii) procure that the Lenders may inspect the contractual documents that the contractor is obligated to retain under its supply contracts, and (c) (i) take such action as any Facility Agent shall reasonably request to investigate and/or terminate any alleged or suspected act of the nature described in this Section 5.25; and (ii) inform each Facility Agent of the measures taken to seek damages from the persons responsible for any loss resulting from any such act; and (d) facilitate any investigation that any Facility Agent may make concerning any such act. The Borrower (x) declares that, to the best of its knowledge and belief, and after making due enquiry, no material fund invested in the Borrower’s share capital is of illicit origin and likewise declares that no fund to be used for the financing of the Borrower is of illicit origin and (y) furthermore undertakes promptly to inform each Common Creditor, if the Borrower should at any time be informed of an illicit origin of any such fund.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitment remains in effect or any amount is owing to any Lender or any other Common Creditor hereunder or under any other Loan Document, the Borrower shall not, and shall cause its Restricted Subsidiaries not to, directly or indirectly:

Section 6.01. Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its property, assets or revenues, whether now owned or hereafter acquired, excluding, however, from the operation of the foregoing restrictions the following:

(a) Liens created or existing under the Loan Documents;

(b) Permitted Liens;

(c) the naming of the Collateral Agent (or any other secured party in connection with Permitted Project Finance Indebtedness), as loss payee and/or additional insured on behalf of the Secured Parties, under the insurance policies required to be maintained by the Borrower under Section 5.13;

(d) any Lien otherwise permitted hereunder arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that the principal amount of such Debt is not increased and such Debt is not secured by any assets of a different type or having a substantially higher fair market value;

(e) Liens securing the Debt permitted under Section 6.02(b); provided that, (i) immediately after obtaining such Debt, (A) consolidated basis as of such date (including the outstanding Advances) to (ii) EBITDA is equal to or less than 3.0 to 1.0, and (B) no Default has occurred and is continuing or could reasonably be expected to occur, and (ii) the lenders and note purchasers providing such Debt, or their agent, shall (A) enter into an Accession Agreement in accordance with Section 9.05 and agree to be bound by the terms and conditions the Intercreditor Agreement, and (B) become Additional Senior Secured Creditors sharing with all of the Secured Parties in the Collateral (including the assets subject to the Liens permitted by this clause (e)) on a pro rata basis;

(f) Liens securing up to $10 million on Real Property constituting a new headquarters building for Mossel in Jamaica acquired with the Debt permitted under Section 6.02(b) or (c); and

(g) Liens securing Debt permitted by Section 6.02(e), solely to the extent such Liens are limited to the property subject of the Debt permitted by such Section 6.02(e).

Section 6.02. Debt. Create, incur, assume or suffer to exist, or permit any of the Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

(a) Debt under the Initial Facilities in the aggregate amount of up to the equivalent as of the Effective Date in any applicable currency as permitted under the Initial Facilities of US$850,000,000 (whether advanced under any such Initial Facility on the Effective Date or thereafter);

(b) Debt of the Borrower owed to any Person (other than an Affiliate of the Borrower) to the extent (i) both before and immediately after incurring such Debt, no Default has occurred and is continuing or could reasonably be expected to occur as a result thereof, (ii) immediately after incurring such Debt, the Total Debt to EBITDA Ratio, on a pro forma basis to give effect to such Debt, is less than the maximum Total Debt to EBITDA Ratio required to be maintained pursuant to Section 5.16(a) as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered in accordance with Section 5.06(b), (iii) such Debt has an average life no shorter than the average remaining life of the Debt under the Initial Facilities, (iv) no more than 25% of such Debt (determined as of when such Debt was initially incurred) comes due during any twelve month period (so long as Debt under the Facilities are outstanding), (v) the chief financial officer of the Borrower shall have certified (and it shall be true) that both before and immediately after incurring such Debt, (A) the Borrower shall be in compliance with the financial ratios set forth in Section 5.16, and (B) based on the Business Plan of the Borrower most recently delivered to each Facility Agent pursuant to the terms hereof, the Borrower will be in compliance with the financial ratios set forth in Section 5.16 for the periods described in such Business Plan after taking into account the amount, interest rate and repayment schedule of such Debt, and (vi) such Debt shall not have mandatory prepayment provisions more favorable to lenders and note purchasers providing such Debt than the mandatory prepayment provisions under Section 2.01 hereof unless all of the Common Creditors are provided with the benefits of any such more favorable prepayment provisions;

(c) Debt of any Operating Subsidiary to the extent (i) (A) the aggregate amount of such Debt incurred by all of the Operating Subsidiaries does not exceed US$50 million, and (B) both before and after incurring such Debt and until the Borrower’s Obligations under the Facilities have been indefeasibly repaid in frill, the Total Debt to EBITDA Ratio, on a pro forma basis to give effect to such Debt, is less than the maximum Total Debt to EBITDA Ratio required to be maintained pursuant to Section 5.16(a) as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered in accordance with Section 5.06(b), and (ii) (A) such Debt is not secured by any Liens and is for working capital purposes, or(B) such Debt is secured by Permitted Liens described in clauses (e) and (f) of the definition thereof;

(d) Permitted Project Finance Indebtedness by any Project Subsidiary; and

(e) Debt of an Obligor (other than a Project Subsidiary) owed to another Obligor (other than a Project Subsidiary);

(f) Subordinated Debt pledged as Collateral by Holdco to the Collateral Agent pursuant to a first priority security interest in favor of the Collateral Agent;

(g) Debt of Restricted Subsidiaries constituting Guaranties of Debt of the Borrower or Digicel Limited (or an intermediate parent of the Borrower which is a wholly owned Subsidiary of Digicel Limited) to the extent the Borrower would be permitted to incur such Debt (directly or by Guaranty) pursuant to this Section 6.02, provided, that, both before and after incurring such Debt, (x) no Default shall have occurred and be continuing or could reasonably be expected to occur as a result thereof and (y), in the case of any such Debt the proceeds of which are not immediately invested in the Borrower or one or more Restricted Subsidiaries the Borrower could have made a Restricted Payment in an aggregate principal amount equal to the aggregate principal amount of the Debt being Guaranteed; and

(h) Guaranties issued by the Borrower and its Subsidiaries of up to $US450 million of notes issued on August 3, 2006 (less any repayments of such notes) by Digicel Limited pursuant to the Indenture dated as of July 21, 2005 between Digicel Limited and Deutsche Bank Trust Company Americas, as trustee, as amended and supplemented; provided that, in any case the Debt (1) shall be in (aa) US$ or Euros, (bb) in the case of Debt incurred by the Borrower, the local currency of one of the Operating Subsidiaries, or (cc) in the case of Debt incurred by an Operating Subsidiary, in the local currency of such Operating Subsidiary, (2) except in the case of the Debt described in clause (f) above, shall bear interest at a market rate of interest (determined as of when such Debt was initially incurred) for Debt in the amount and of the type of such Debt, and (3) other than Permitted Project Finance Indebtedness, shall not contain any restrictions on the ability of the Restricted Subsidiaries to pay dividends, to pay intercompany debt, or to make any distribution other than as expressly permitted pursuant to Section 6.09.

Section 6.03. Lease Obligations. Create, incur, assume or suffer to exist, or permit any of the Non-Project Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (a) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (b) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and the Non-Project Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $1,000,000 payable in any period of 12 consecutive months; provided that this Section 6.03 shall not prohibit the Borrower or the Restricted Subsidiaries from incurring any Obligations under any lease providing for the right to use any site upon or at which any infrastructure equipment owned by the Borrower or the Restricted Subsidiaries and related to the Telecommunications Business is or is to be located.

Section 6.04. Mergers, Consolidations, Disposal of Assets, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or permit any of the Restricted Subsidiaries to do so; provided, that nothing in this Section 6.04 shall prohibit (a) the termination of the corporate existence of any Subsidiary which is then conducting no business and which at that time has no assets or liabilities (other than immaterial assets) and (i) the Borrower determines in good faith that such termination is in the best interest of the Borrower and that the same will not be materially disadvantageous to the Lenders and (ii) the Borrower has provided written notice thereof to the Facility Agents at least 15 days prior to any such termination, and (b) any dispositions permitted under Section 6.06.

Section 6.05. Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture in which it is generally liable for the debts of such joint venture, or permit any of the Restricted Subsidiaries to do so.

Section 6.06. Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of the Restricted Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets or grant any option or other right to purchase, lease or otherwise acquire any assets; provided that this Section 6.06 shall not prohibit the Borrower or any of the Restricted Subsidiaries from (a) selling, transferring or otherwise disposing of inventory, current assets, obsolete, uneconomic or surplus equipment, Cash Equivalents, or other assets (other than Equity Interests), in each case (i) in the ordinary course of business, on an arm’s-length basis and for fair market value and (ii) so long such sale, transfer or other disposition would not cause a Material Adverse Effect, (b) entering into any sublease with any other Person in respect of the sublease of spectrum or cell sites or terminating any lease or sublease in respect of the sublease of spectrum or cell sites, in each case in the ordinary course of business so long as such entering into such sublease or the termination of such lease or sublease, as the case may be, could not reasonably be expected to result in a Material Adverse Effect, (c) creating Liens otherwise permitted by the terms of the Financing Documents, (d) the sale of equity interests in dormant or inactive Subsidiaries which have no assets other than immaterial assets, (e) a disposition resulting from the bona fide exercise by governmental authority of its claimed or actual power of eminent domain to the extent that the property subject thereof is not material to the operations of the Person affected thereby and that the same shall not result in a Material Adverse Effect, (f) any cash payments otherwise permitted to be made pursuant to the provisions of this agreement, (g) any disposition of assets subject to a Lien securing Project Finance Indebtedness permitted by the provisions of this Agreement that is transferred to the lienholder or its designee in satisfaction or settlement of the lienholder’s claim or a realization upon such Lien by such lienholder, (h) any disposition by reason of the issuance of directors’ qualifying shares or investments by foreign nationals, in each case in a nominal amount, mandated by applicable law, (i) any disposition of spectrum or licenses in connection with a permitted acquisition to the extent required by any Governmental Authority as a condition to the approval of such acquisition, (j) dispositions from a Restricted Subsidiary to a Non-Project Subsidiary, (k) dispositions constituting (x) Investments to the extent expressly permitted pursuant to the terms of Section 6.07 or (y) Restricted Payments expressly permitted pursuant to Section 6.08, (l) with respect of any Project Subsidiary, such Project Subsidiary disposing of contract and license rights, development rights leases and market data made in connection with the initial development of a Telecommunications Business and prior to the commencement of commercial operation of such Telecommunications Business for reasonably equivalent value, and (m) other dispositions in an aggregate amount not to exceed US$50 million.

Section 6.07. Investments. Make or hold, or permit any of the Restricted Subsidiaries to make or hold, any Investments, in or to any Unrestricted Subsidiary, any Restricted Subsidiary, any other Affiliate or any other Person, other than:

(a) subject to the requirements of Section 5.23, Investments by any Obligor in Cash Equivalents and Accounts in which solely cash and/or Cash Equivalents are maintained or credited, provided that, each such Account must (i) (A) be located in a Qualified Jurisdiction and (B) be maintained with (1) BNS, (2) NCB, (3) RBTT, or (4) a financial institution of recognized stature having capital and surplus in excess of US$ 100,000,000 and pledged to the Secured Parties pursuant to a document in form and substance satisfactory to each Facility Agent pursuant to which the Secured Parties have a first-priority, perfected security interest in each such Account; or (ii) (A) be located in the jurisdiction of organization such Obligor, and (B) be maintained with (1) BNS, (2) NCB, (3) RBTT, or (4) a financial institution of recognized stature having capital and surplus in excess of US$ 100,000,000 and pledged to the Secured Parties pursuant to a document in form and substance satisfactory to each Facility Agent pursuant to which the Secured Parties have a first-priority, perfected security interest in each such Account;

(b) Investments by an Obligor (other than a Project Subsidiary) in an another Obligor (other than a Project Subsidiary), which Investment may be made simultaneously with the effectiveness of the designation of any Unrestricted Subsidiary or any other Person as a “Restricted Subsidiary” in accordance with Section 8.05;

(c) Investments in Unrestricted Subsidiaries and Project Subsidiaries in amounts (measured by reference to the original amount of such investment, net of any return of capital therefrom and net of investments in any Unrestricted Subsidiary or Project Subsidiary outstanding at the time such Subsidiary becomes a Non-Project Subsidiary) not to exceed at any time (A) the amount of Investments existing as of the Effective Date (including the amount of Investments in the form of contingent equity agreements entered into by the Borrower prior to the Effective Date with respect to the Trinidad and Tobago and the Haiti Project Subsidiaries (in an aggregate amount not in excess of US$23 million plus, in the case of the contingent equity agreement entered into by the Borrower prior to the Effective Date with respect to the Trinidad and Tobago

Project Subsidiaries, amounts available to have been paid as Restricted Payments under Section 6.08, but which have not been so paid, to the extent utilized to increase the amount of such contingent equity agreement as required pursuant to such contingent equity agreement as in effect on the date hereof), plus (B) (1) US$30 million solely in order to buyout the Equity Interests held by any Minority Shareholders in the Haiti Project Subsidiaries, and (ii)US$50 million solely for additional investments into the Haiti Project Subsidiaries to the extent so invested on or prior to March 31, 2008, plus (C), so long as no Default exists, or would result from any such Investments pursuant to this clause (C), an aggregate amount at any time equal to (1) the greater of zero and (1) US$100 million multiplied by a fraction, the numerator of which is one (1) plus the number of anniversaries of the Effective Date that have occurred at the time of such calculation, and the denominator of which is five (5) minus (2) any amounts funded prior to or at such time pursuant to contingent equity agreements described in the parenthetical in clause (A) above plus (2) the aggregate amount of Equity Interest proceeds and Subordinated Debt invested by Holdco in the Borrower during such period less any portion thereof repaid as a Restricted Payment.

(d) Investments constituting Guaranties expressly permitted pursuant to Section 6.02;

(e) Investments by Project Subsidiaries permitted by Permitted Project Finance Indebtedness; and

(f) Investments constituting Restricted Payments expressly permitted by Section 6.08,

provided that, notwithstanding anything to the contrary in this Section 6.07, (x) no Investment may be made in an Indirect Obligor or Subsidiary thereof if an Event of Default under and defined in any Intercompany Note to which such Indirect Obligor is a party has occurred and is continuing, (y) no assets of any Direct Obligor (other than cash generated from the operations thereof) may be transferred to an Indirect Obligor other than for fair value, and (z) in the case of any Investment in a Restricted Subsidiary, no Investment may be made in a Restricted Subsidiary with the proceeds of the Advances unless (i) the Facility Agents are satisfied that the Collateral Agent or the applicable Obligor, as the case may be, has a perfected first security interest in the Collateral, if any, pledged by such Restricted Subsidiary pursuant to Security Documents for which all required or necessary stamp duty has been paid in Applicable Jurisdictions to secure an amount greater than the amount of all Investments made by, or to be made by, the Borrower (directly or indirectly) in such Restricted Subsidiary, (ii) such Investment is promptly applied to by such Restricted Subsidiary (A) to pay Capital Expenditures, working capital and operating requirements of such Restricted Subsidiary permitted under the terms of this Agreement, or (B) as an Investment in another Restricted Subsidiary.

Section 6.08. Dividends, Etc. Declare or pay any dividends; make any payments in respect of the principal of or interest on any Subordinated Debt; purchase, redeem, retire, defease or otherwise acquire for value any of its Equity

Interests, or any warrants, rights or options to acquire such Equity Interests, or any Subordinated Debt now or hereafter outstanding; return any capital to its shareholders as such; make any distribution of assets, Equity Interests, warrants, rights, options, obligations or securities to its shareholders; permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests or Subordinated Debt of the Borrower; or pay to the members of the Board of Directors of the Borrower and the Non-Project Subsidiaries (acting as such) the aggregate amount of fees exceeding US$3 million in any fiscal year; or make any loan to, or otherwise transfer any assets to, Holdco or any direct or indirect shareholder of Holdco (each of the foregoing, a “Restricted Payment”); provided that, (i) any Restricted Subsidiary may pay the Restricted Payments to the Borrower or another Restricted Subsidiary (and, in the case of non-wholly owned Subsidiaries, to such other shareholders of such Restricted Subsidiary on a pro rata basis) and (ii) the Borrower may pay the Restricted Payments and Subordinated Debt payments to Holdco if at the time of the proposed payment thereof if, after giving pro forma effect to the making of such Restricted Payment, no Default has occurred and is continuing or could reasonably be expected to occur as a result thereof.

Section 6.09. Payment Restrictions Affecting Restricted Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement or arrangement (other than a Loan Document or, in the case of a Project Subsidiary, a document evidencing Project Finance Indebtedness permitted under this Agreement) limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of such Subsidiary’s Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any wholly owned Subsidiary of the Borrower (other than a Project Subsidiary) (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise); provided, that this Section 6.09 shall not apply to (a) restrictions imposed by applicable law, (b) contractual encumbrances or restrictions in effect on the Effective Date under (x) any agreement existing on the Effective Date listed on Schedule 6.9 or (y) any agreements related to any permitted renewal, extension or refinancing of any such agreement that does not expand the scope of any such encumbrance or restriction, (c) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of assets of a Subsidiary pending the closing of such sale or disposition and relating to such assets only, (d) provisions protecting the rights of minority shareholders in respect of non-dilution upon issuance of additional shares and pro rata treatment in respect dividends and distributions, or restrictions that limit the rights of the minority shareholders to no greater rights in respect thereof, (e) any restrictions imposed by any agreement relating to secured Debt permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Debt, (f) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business relating to the transfer of such intellectual property, (g) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, and (h) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

Section 6.10. Conduct of Business. Conduct or permit any of its Non-Project Subsidiaries to conduct any business not contemplated by the Business Plans.

Section 6.11. Reserved.

Section 6.12. Amendment of Material Contracts, Etc. (a) Amend, waive or modify or consent to any amendment, waiver or modification of, any Intercompany Notes, or (b) cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Material Contract or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that, in any such case, could be reasonably likely to (i) have a Material Adverse Effect or (ii) impair the value of the Collateral to the Secured Parties, or permit any of the Restricted Subsidiaries to do any of the foregoing.

Section 6.13. Charter Amendments. Amend, or permit any of the Restricted Subsidiaries to amend, its charter or bylaws (or other organizational documents) in any manner that could be reasonably likely to have a Material Adverse Effect or impair the value of the Collateral to the Secured Parties.

Section 6.14. Accounting Changes. Make or permit, or permit any of its Restricted Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required to comply with IFRS or its or any Restricted Subsidiary’s fiscal year.

Section 6.15. Licenses. (a) Pledge or assign in any manner or create any Lien on, or permit any of the Restricted Subsidiaries (other than a Project Subsidiary) to pledge or assign in any manner or create any Lien on, any License except pursuant to the Security Documents, or (b) change, or permit any of the Restricted Subsidiaries to change, the nature or scope of the Telecommunications Business in a manner inconsistent in any material respect with the Business Plan.

Section 6.16. No Negative Pledge. Enter into or suffer to exist, or permit any of the Restricted Subsidiaries to enter into or suffer to exist, any agreement (other than pursuant to a Loan Document or, in the case of a Project Subsidiary, a document evidencing Project Finance Indebtedness permitted under this Agreement) prohibiting or conditioning the creation or assumption of any Lien in favor of the Secured Parties upon any of its property or assets; provided that the Borrower and any of its the Restricted Subsidiaries may enter into or suffer to exist such agreements with respect to property or assets subject to Liens described in clauses (b), (c), (e) and (f) of the definition of Permitted Liens permitted under Section 6.01(b).

Section 6.17. Speculative Transactions. Engage, or permit any of the Restricted Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

Section 6.18. Exclusive Sales Agreement and Management Contracts. Establish, or permit any Restricted Subsidiary to establish, any sole or exclusive purchasing or sales agency, other than on an arm’s-length basis or, enter into, or permit any of the Restricted Subsidiary to enter into, any management contract or similar arrangement whereby its business or operations are managed by any other Person.

Section 6.19. Project Holdcos. Permit any Project Holdco to own any material assets other than cash and cash equivalents (to the extent permitted to be invested in Project Subsidiaries or distributed from Project Subsidiaries) and the Equity Interests in, and loans to, Project Subsidiaries (and the contract rights related thereto).

Section 6.20. No Indemnification. Indemnify or agree to indemnify or permit any of the Non-Project Subsidiaries to indemnify or agree to indemnify any Person (other than itself) from and against any claim, loss, damage, expense or other liability arising out of, or otherwise agree to incur any liability in respect of any action or inaction (including, without limitation, the breach of any representation or warranty) of any Person other than (i) in the ordinary course of business for liabilities that do not constitute Debt, (ii) pursuant to the Loan Documents or (iii) customary indemnities in connection with the issuance of Debt expressly permitted pursuant to Section 6.02.

Section 6.21. Restrictions on Management Fees and Amounts Paid to Certain Persons. (a) Pay or permit any of the Restricted Subsidiaries to pay any management or similar fees to any Person unless such fees (i) are paid solely for actual, documented services provided to the applicable Obligor, (ii) have been determined on an arm’s-length basis and (iii) are incurred in the ordinary course of business; or (b) pay or permit any of the Restricted Subsidiaries to pay any amounts to any expatriate other than amounts (i) incurred in the ordinary course of business, (ii) determined on an arm’s length basis and (iii) relating solely to costs (including salaries, stipends, allowances, bonuses, expenses and other similar costs) for actual, documented services provided to the applicable Obligor by such expatriate.

Section 6.22. Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, (including, without limitation, any agreements for the provision of any service entered into between any Obligor and any Affiliate) or permit any of the Restricted Subsidiaries to do the same, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Obligor than could be obtained on an arm’s-length basis from unrelated third parties, and (b) transactions between or among the Borrower and the Non-Project Subsidiaries not involving any other Affiliate, and (c) any transaction permitted by Section 6.07 or Section 6.08.

Section 6.23. Use of Proceeds. Use, or permit the Restricted Subsidiaries to use, the proceeds of the Advances for any purpose other than (i) refinance the existing Debt outstanding under the Existing Facility Agreements (whether by the making of new Advances under the Facilities to repay such existing Debt or by causing one or more Lenders to utilize their respective Commitments under the Facilities to purchase assignments of such existing Debt); (ii) for capital expenditures of the Borrower and the Restricted Subsidiaries (other than the Project Subsidiaries except to the extent permitted under Section 6.07); and (iii) for general corporate purposes.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, or (ii) the Borrower shall fail to pay any interest on any Advance or any fees or any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b) any representation or warranty made or deemed made by any Loan Party under or in connection with any Loan Document or certificate, document or financial or other statement or information delivered pursuant hereto or thereto shall not be correct in all material respects when made or deemed made or confirmed; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.04, 5.05, 5.06, 5.11, 5.12, 5.13, 5.14, 5.16, 5.17, Section 5.19, 5.21 or 5.22, Article 6, or Section 8.05, 8.06, 8.07 or 8.08 of this Agreement; or

(d) the Borrower or any Loan Party shall fail to perform any other material term, covenant or agreement contained in any Loan Document (other than an Intercompany Note) on its part to be performed or observed if such failure shall remain unremedied for 10 days after the earlier of the date on which an officer of any Loan Party becomes aware of such failure or the date on which notice of such failure is given by any Agent or any Lender to the Borrower; or

(e) any Obligor (other than a Project Subsidiary) shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least US$1,000,000, either individually or in the aggregate (but excluding Debt outstanding hereunder or under any intercompany note), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Parent Entity shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Parent Entity that is outstanding in a principal amount of at least US $5,000,000, either individually or in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(g) Reserved.

(h) (i) any of the Obligors (other than a Project Subsidiary) or any Parent Entity shall generally not pay its or his debts as such debts become due, or shall admit in writing its or his inability to pay its or his debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against such Person seeking to adjudicate such Person a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or such Person’s debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for such Person or for any substantial part of such Person’s property and, in the case of any such proceeding instituted against such Person (but not instituted by such Person) that is being diligently contested by such Person in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, such Person or any substantial part of such Person’s property) shall occur; or (iii) any such Person shall take any corporate or other action to authorize any of the actions set forth above in tins subsection (i); or

(i) any judgment or order, either individually or in the aggregate, for the payment of money in excess of US$ 1,000,000 shall be rendered against any Obligor (other than a Project Subsidiary) or any Parent Entity and, in each case, either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 days during which such judgment or order remains unsatisfied or undischarged or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) any non-monetary judgment or order shall be rendered against any Obligor (other than a Project Subsidiary) or any Parent Entity, and there shall be any period of 30 days during which such judgment or order remains unsatisfied or undischarged or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, and such circumstances would reasonably be likely to have a Material Adverse Effect; or

(k) any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party that is party to such Loan Document, or any Person shall contest or purport to repudiate or disavow any of its obligations under or the validity or enforceability of any such Loan Document; or

(l) any Material Contract shall for any reason cease to be valid and binding on or enforceable against any Loan Party that is party to such Material Contract (except for termination in accordance with its terms, provided that this exception shall not apply to the Licenses), or any Person shall contest or purport to repudiate or disavow any of its obligations under or the validity or enforceability of any such Material Contract or any License shall be impaired, revoked, suspended, modified in an adverse manner, or terminated by any Person or any Governmental Authority commences any proceedings for the revocation, suspension, modification or termination of any License and the same has or could reasonably be expected to have a Material Adverse Effect or any Material Contract is breached by any Loan Party and such breach has or could reasonably be expected to have a Material Adverse Effect; or

(m) the Liens created by any Security Document shall (other than to the extent permitted by the terms thereof) for any reason not constitute a valid and perfected first priority Lien on any collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than as permitted hereunder or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Person; or

(n) any Loan Document, or any material provision thereof, shall cease to be in full force and effect for any reason, except for expiration in accordance with its terms, or any Loan Party shall contest or purport to repudiate or disavow any of its obligations under or the validity or enforceability of any Loan Document or any material provision thereof; or

(o) the Debt of any Loan Party under the Facility Agreements shall fail to rank (i) at least pari passu in right of payment with all other senior unsubordinated Debt of such Loan Party and (ii) senior in right of security to all other Debt of such Loan Party other than Debt secured by Permitted Liens; or

(p) a Change of Control shall occur; or

(q) any Governmental Authority having the power to do so shall have taken, authorized or ratified any action or series of actions for the appropriation, requisition, condemnation, confiscation, expropriation or nationalization of all or substantially all of the assets of the Borrower, the Borrower and the Restricted Subsidiaries taken as a whole or any Operating Subsidiary; the applicable Central Bank shall fail to exchange or to approve or permit the exchange of the Applicable Local Currency for Dollars; Dollars shall become unavailable in any legal exchange market in any Serviced Country in accordance with normal commercial practice; any Governmental Authority shall have taken any action that has the effect of restricting exchange or transfer of the Applicable Local Currency for Dollars outside any Serviced Country; or any Governmental Authority shall have declared a banking moratorium or any suspension of payments by banks in any Serviced Country or shall have imposed any moratorium on the required rescheduling of or required approval of the payment of any indebtedness in any Serviced Country, the applicable Minister revokes, rescinds or otherwise subsequently rejects all or any material provision of a letter from such Minister addressed to the Collateral Agent or Facility Agents relating to the security interests created pursuant to, and other matters under, the Loan Documents; or

(r) a Material Adverse Change shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in subsection (h) of this Article 7 with respect to the Borrower, automatically the Commitments shall immediately terminate and the Advances (with accrued interest thereon) and all other amounts owing under this Agreement and the Facilities shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: any Facility Agent shall in accordance with the terms of each respective Facility, by notice to the Borrower (i) declare the Commitments under such Facility to be terminated forthwith, whereupon such Commitments shall immediately terminate; and (ii) declare the Advances under such Facility (with accrued interest thereon) and all other amounts owing under such Facility to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Article 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Upon an Event of Default, the Majority Common Creditors may take any action in respect of Subordinated Debt as provided to the holders of senior debt in accordance with the terms thereof, including, but not limited to, directing the Collateral Agent to give any standstill or payment blockage notices.

ARTICLE 8

COLLATERAL; ADDITIONAL RESTRICTED SUBSIDIARIES

Section 8.01. Possession, Use and Sale of Collateral. (a) So long as no Notice of Enforcement is in effect, each Obligor shall have the right (i) to remain in possession and retain exclusive control of the Collateral (except any Possessory Collateral) with power freely and without hindrance on the part of the Collateral Agent or the Secured Parties to operate, manage, develop, use and enjoy the Collateral and to receive the rents, issues, tolls, profits, royalties, revenues and other income thereof (including, in the case of Collateral which consists of Pledged Equity Securities, to receive and distribute all distributions in respect of the Pledged Equity Securities and to vote the Pledged Equity Securities and exercise any and all rights attached thereto, subject to the Security Documents); and (ii) to sell or otherwise dispose of, free and clear of the Liens created by the Security Documents, any Collateral to the extent such sale or other disposition is permitted by Section 6.06 hereof.

(b) Notwithstanding anything to the contrary in Section 8.02 and 8.03, any Obligor may, without the consent of the Collateral Agent, grant a Lien on, or sell, lease, transfer or otherwise dispose of, any assets that constitute part of the Collateral to the extent expressly permitted by the Loan Documents.

(c) As to any Collateral in its possession or control, the Collateral Agent shall treat such Collateral with the same degree of care as it affords its own property and in accordance with applicable laws. Notwithstanding the foregoing, the Collateral Agent shall be responsible and liable for any damages only to the extent directly caused by its gross negligence or willful misconduct.

Section 8.02. Release of Liens. (a) Upon receipt by the Agents of a request by the Borrower to release the Liens created by the Security Documents in respect of any Collateral in connection with the sale, lease, transfer or other disposition of assets permitted by Section 6.06, together with a certificate of the chief financial officer of the Borrower (i) stating that such sale, lease, transfer or other disposition is permitted by Section 6.06 hereof and (ii) specifying (or estimating) the amount, if any, of any mandatory prepayment to be made to the Lenders, then, unless a Facility Agent or any Lender within 5 Business Days has made an objection to such request based on a good faith determination that such release would in fact violate Section 6.06 hereof, the Liens on such Collateral created by the Security Documents shall be released, and all right, title and interest of the Collateral Agent in and to such Collateral, shall revert to the applicable Obligor, its successors and assigns.

(b) Upon the release of any Lien on any Collateral in accordance with Section 8.02(a), the Collateral Agent will promptly, at the Borrower’s written request and expense, execute and deliver to the Borrower such documents and instruments and take such other action as the Borrower shall reasonably request to evidence or effect the release of such Lien on such Collateral.

(c) Upon payment of all amounts outstanding under the Loan Documents, the Collateral Agent shall, at the Borrower’s written request and expense, request the consent of each Common Creditor to release all of the Liens (it being understood that the only reason that a Lender may withhold consent is on a reasonable belief of the existence of an unpaid amount or material unfulfilled obligation owing to such Lender under one or more of the Loan Documents), and upon the receipt from each Lender of (i) its express consent or (ii) after 10 Business Days, in the absence of an express refusal to grant consent, such Lenders’ deemed consent, then the Collateral Agent shall, by notice to the Borrower, cause all Liens on all Collateral to terminate and be released, and the Collateral Agent shall promptly deliver or cause to be delivered to the Borrower all Possessory Collateral and all other property of the Borrower (including all amounts deposited or held in the Collateral Accounts together with all interest) then held by the Collateral Agent or any agent thereof.

Section 8.03. Grant of Mortgage. Upon receipt by the Collateral Agent of a request by the Borrower to permit the grant of a mortgage on any fixed assets of the Borrower or any Pledging Subsidiary, together with a certificate of a senior officer of the Borrower to the effect that such grant will not violate any provision of any Loan Document, such grant shall be so permitted. The foregoing certificate of a senior officer of the Borrower shall represent that the grant of a mortgage complies with Section 6.01.

Section 8.04. Liquidating Dividends. Any liquidating dividends paid in respect of Pledged Equity Securities received by the Borrower or the Collateral Anent in respect of Collateral shall be treated as cash proceeds received pursuant to Section 3.02 of the Intercreditor and Collateral Agency Agreement and shall, if a Notice of Enforcement is in effect, be deposited in the Collateral Accounts, or, if no Notice of Enforcement is in effect, be delivered to the Borrower unless otherwise required by any provision of any Loan Document.

Section 8.05. Additional Restricted Subsidiaries.

(a) The Borrower, by written notice to each Facility Agent, may designate as a “Restricted Subsidiary” any Subsidiary (i) in which it owns directly, or indirectly through one or more Restricted Subsidiaries, at least 70% of the outstanding Equity Interests (including at least 70% of the Voting Stock) (or, in the case of any Subsidiary related to the provision of Services in the Turks and Caicos, in which the Borrower owns directly or indirectly at least 50% of the outstanding Equity Interests (including at least 50% of the Voting Stock), so long as each such Subsidiary complies with Section 5.22) and (ii) that is primarily engaged in, or plans to be primarily engaged in, the provision of Services,. The Borrower may, in such written notice, specify that such Subsidiary shall also be designated as a “Non-Securing Subsidiary”, so long as the aggregate net tangible assets of all Non-Securing Subsidiaries does not exceed five percent (5%) of the consolidated net tangible assets of the Borrower and the Non-Project Subsidiaries.

(b) Except as provided in Section 8.05(c) below, the designation referenced in Section 8.05(a) shall take effect upon (i) delivery of a certificate of the chief financial officer of the Borrower to each Facility Agent certifying that immediately after such designation (A) no Default has occurred and is continuing, and (B) the Borrower will be in compliance with Section 5.16 on a pro forma basis, and (ii) the Borrower shall have satisfied the conditions precedent to the effectiveness of any such designation set forth on Schedule 8.5(b). Each Subsidiary of the Borrower designated as a Restricted Subsidiary on or after the Effective Date (other than a Project Subsidiary) shall be a Direct Obligor.

(c) The Borrower is hereby deemed to have provided the written notice contemplated in Section 8.05(a) above, designating the companies set forth in Schedule 1.1D(ii) as Restricted Subsidiaries and further designating the companies set forth in Schedule 1.1D(iii) as Non-Securing Subsidiaries, each of such designations to be effective as of April 1, 2007, subject to the satisfaction of the conditions set forth in Schedule 8.5(b).

(d) Upon any change in the Persons constituting Restricted Subsidiaries pursuant to this Section 8.05 or otherwise, the Borrower shall provide the Facility Agent with revised Schedules as necessary to reflect such change.

(e) The Collateral Agent is hereby authorized to enter into, or instruct the applicable Co-Collateral Agent to enter into, any Security Documents as required pursuant to this Section 8.05, upon receipt of written notice from the Borrower stating that all conditions set forth in Schedule 8.05(b) and in this Section 8.05 have been satisfied.

Section 8.06. Project Subsidiaries.

(a) The Borrower, by written notice to each Facility Agent, may designate as a “Project Subsidiary” any Additional Restricted Subsidiary owing or which intends to incur Permitted Project Finance Indebtedness; provided that, such Project Subsidiary shall be owned by one Project Holdco or by a Restricted Subsidiary formed solely for the purpose of owning a Project Subsidiary and which in turn is owned by a Project Holdco.

(b) Contemporaneously with any Project Subsidiary’s repayment in full of its Project Finance Indebtedness, such Project Subsidiary shall no longer be designated a Project Subsidiary or a Restricted Subsidiary and shall be designated an Unrestricted Subsidiary. The Borrower shall notify each Facility Agent in writing within five Business Days of any such repayment and redesignation. Notwithstanding the foregoing, at anytime after such cessation, the Borrower may re-designate such Subsidiary as a Restricted Subsidiary in accordance with Section 8.05.

(c) The Borrower, by written notice to each Facility Agent, may designate as a “Non-Project Subsidiary” any Project Subsidiary; provided that the conditions applicable to the designation of a Restricted Subsidiary other than a Project Subsidiary set forth in Section 8.05 are satisfied.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Amendments, Waivers and Consents. (a) Subject to Section 6.04 of the Intercreditor and Collateral Agency Agreement, as in effect on the date hereof, neither this Agreement, nor any terms hereof, may be waived, amended, supplemented or modified, and no consent may be granted by any Agent hereunder, except with the written consent of the Borrower and the Majority Common Creditors, provided that no such waiver, amendment, supplement, modification or consent shall, unless signed by the Borrower and all of the Lenders: (i) waive, amend, supplement or modify any provision of this Section 9.01; (ii) release any Obligor party to any Subsidiary Guaranty from any of its guarantee obligations; (iii) release any Collateral, other than in accordance with Section 82; (iv) increase the principal amount of any Secured Obligation or raise the rate of interest thereon or change the currency thereof; (v) other than during the existence of an Event of Default, accelerate the scheduled date of payment of any principal amount of any Secured Obligation, or any interest thereon; (vi) increase any fees or other amounts payable under any Facility Agreement; (vii) consent to the assignment or transfer by the Borrower or any other Obligor of any rights or Obligations hereunder or under any other Loan Document; (viii) modify the definitions of “Majority Common Creditors”; (ix) waive, amend, supplement or modify any condition set forth in Article 4 (provided that “all Lenders” in the case of this clause (ix) shall include only those Lenders required to make any Advance that would be subject to the conditions sought to be so waived, amended, supplemented or modified); or (x) reduce the aggregate Commitments under any Facility, except for pro rata reductions on all Facilities.

(b) Notwithstanding anything to the contrary in this Section 9.01, (i) during the occurrence and continuation of an Event of Default, the consent of the Borrower shall not be required to waive, amend, supplement or modify this Agreement unless such waiver, amendment, supplement or modification affects the rights or duties of the Borrower or any other Obligor and (ii) no waiver, amendment, supplement or modification shall, unless in writing and signed by the relevant Agent, affect the rights or duties of such Agent (in its capacity as such) under this Agreement (nor shall any waiver, amendment, supplement or modification require the signature or approval of any Agent unless its rights or duties (in such capacity) are affected thereby).

(c) No waiver, amendment, supplement or modification to the Intercreditor and Collateral Agency Agreement shall require the consent of the Borrower, other than any waiver, amendment, supplement or modification to the following provisions thereof, which shall require the consent of the Borrower: (i) the definition of “Secured Instruments” and (ii) Section 3.01, 3.02, 3.03, 3.08, 3.09, 3.10, 4.03, 4.04, 6.03, 6.04 and 6.11 thereof.

(d) Any waiver, amendment, supplement or modification to Section 5.03, 5.05 or 5.25 hereof shall require the consent of Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. if such Person is a Lender at the time of such waiver, amendment, supplement or modification.

Section 9.02. Notices. All notices and other communications shall be in English and in writing and shall be delivered by hand or overnight courier service, facsimile or mailed by certified or registered first-class mail. Each such notice or communication shall be delivered to the relevant party at the telefax number or address, and marked for the attention of the person(s), from time to time specified in a written notice by that party to the other parties for such purpose. The initial information for the Borrower and the Common Creditors is as set forth on Schedule 9.2. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

All notices and communications delivered hereunder shall, unless submitted in the English language, be accompanied by a certified English translation thereof, which certified English translation shall (except in the case of laws, regulations or official determinations of any Governmental Authority) be controlling absent manifest error in the case of doubt as to the proper interpretation or construction of the document which it purports to translate.

Section 9.03. No Waiver, Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.04. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or written statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder.

Section 9.05. Successors and Assigns; Additional Senior Secured Creditors. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, each Agent, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of each Lender. At any time, a creditor of the Borrower may become an Additional Senior Secured Creditor, and any agent for such creditor, may become an Additional Senior Secured Facility Agent by delivering to the Borrower, the Collateral Agent and each other Facility Agent a duly executed accession agreement (in the form of

Exhibit C hereto, with such changes thereto as reasonably acceptable to the then current Facility Agents) (such agreement, the “Accession Agreement”) without the need for further action by any Common Creditor or other Person. The Borrower confirms and agrees that the Agents and Lenders under the Initial Facilities constitute Common Creditors and the Obligations under the Initial Facilities are secured by each and every Security Document issued by the Borrower and that each reference to the tem. “Secured Obligations” “Secured Liabilities” or other expressions describing the indebtedness secured by such Security Documents does and shall be construed to include the Obligations under the Initial Facilities.

Section 9.06. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower or any other Obligor against any and all of the Obligations of the Borrower and the other Obligors now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement or any Loan Document and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have. The proceeds received by such Agent or such Lender, as the case may be, shall be applied to the Advances in accordance with Section 3.03 of the Intercreditor and Collateral Agency Agreement.

Section 9.07. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 9.08. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.09. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York.

Section 9.10. Submission to Jurisdiction: Judgment; Waiver of Immunities; Waiver of Jury Trial. (a) (i) Each of the parties hereto hereby irrevocably and unconditionally:

(A) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Federal and state courts sitting in the Borough of Manhattan in The City of New York (collectively, the “Specified Courts”);

(B) consents that any such action or proceeding may be brought in the Specified Courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(C) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

(ii) The Borrower hereby irrevocably and unconditionally appoints CT Corporation System with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, United States and its successors hereunder (the “Process Agent”), as its authorized agent to receive on behalf of the Borrower and their respective properties service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in any Specified Court. Such service may be made by mailing or delivering a copy of such process to the Borrower, as the case may be, in care of the Process Agent at the address specified above for the Process Agent, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Borrower further consents to service of process which may be served in any action or suit brought in any Specified Court by mailing copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices hereunder, such service to become effective 30 days after mailing. Failure of the Process Agent to give notice to the Borrower or failure of the Borrower to receive notice of such service of process shall not affect in any way the validity of such service on the Process Agent or the Borrower. The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. In the event that at any time such Process Agent shall for any reason cease to maintain an office in the

Borough of Manhattan in New York City, or cease to act as Process Agent, then, as an alternate method of service, the Borrower irrevocably consents to the service of any and all process in any such suit, action or proceeding in any Specified Court by delivering via international recognized courier service of copies of such process to the Borrower at its address specified in Section 9.02. The Borrower acknowledges and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction. The Borrower irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b) lf, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder to any party hereunder in one currency into another currency, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures such party could purchase the first currency with such other currency in New York City on the day which is two Business Days prior to the day on which final judgment is rendered. To the fullest extent permitted by law, the obligation of any party in respect of any sum payable hereunder by it to any other party hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such other party of any sum adjudged to be so due in the Judgment Currency such other party may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency which could have been so purchased is less than the sum originally due to such other party in the Agreement Currency, such first party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such other party against such deficiency, and, if the amount of the Agreement Currency which could have been so purchased exceeds the sum originally due to such other party, such other party agrees to remit to such first party such excess; provided that neither any Lender nor any Agent shall have any obligation to remit any such excess as long as the Borrower shall have failed to pay any Lender or any Agent, as the case may be, any obligations due and payable under this Agreement, in which case such excess may be applied to such obligations of the Borrower hereunder in accordance with the terms of this Agreement.

(c) To the extent that the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its Obligations under this Agreement arid the other Loan Documents. The Borrower agrees that the waivers set forth above shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such act.

(d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Acknowledgment of Intercreditor and Collateral Agency Agreement. (a) The Borrower authorizes and directs each Facility Agent and each other Secured Party to pay, pursuant to Section 3.01 and 3.02 of the Intercreditor and Collateral Agency Agreement and on behalf of the Borrower, those payments specified therein as provided therein.

(b) Notwithstanding any other provision of any other Loan Document, but subject to Section 2.10 of the Intercreditor and Collateral Agency Agreement in respect of Collateral, the right of each Secured Party to receive payment of the Secured Obligations held by such Secured Party when due (whether at the stated maturity thereof, by acceleration or otherwise) as expressed in the instrument evidencing or agreement governing a Secured Obligation, or to institute suit or to obtain a judgment for the collection of such Secured Obligations, or to enforce any such judgment on or after such due date, and otherwise to exercise the rights and remedies as a general creditor in accordance with the Loan Documents to which it is a party, and the obligation of the Borrower to pay such Secured Obligations when due, shall not be impaired or affected.

Section 9.12. Expenses of Collateral Agent; Indemnification. (a) The Borrower agrees to pay to the Collateral Agent all out-of-pocket expenses, fees and costs incurred by the Collateral Agent, including the fees, charges and disbursements of counsel for the Collateral Agent (i) arising in connection with the preparation, execution, delivery, modification or termination of or performance wider this Agreement or any other Loan Document or the enforcement of any of the provisions hereof or thereof, (ii) incurred or required to be advanced in connection with the administration of the Collateral, the sale or other disposition of Collateral pursuant to any Security Document or the preservation, protection, enforcement or defense of the Collateral Agent’s rights under this Agreement or any other Loan Document and in and to the Collateral in accordance with the terms hereof or thereof or (iii) incurred by the Collateral Agent in connection with the replacement of the Collateral Agent pursuant to Section 5.09 of the Intercreditor and Collateral Agency Agreement.

(b) The Borrower agrees to indemnify and hold harmless the Collateral Agent, the Facility Agents and each Secured Party, and each of their agents, officers, directors and employees, from any present or future claim for liability for any stamp or any other similar tax and any penalties or interest with respect thereto which may be assessed, levied or collected by any jurisdiction in connection with this Agreement, any other Loan Document or any Collateral.

(c) The Borrower agrees to pay or to reimburse the Collateral Agent for any and all payments made by the Collateral Agent in respect of all search, filing, recording and registration fees, taxes, excise taxes and other similar imposts which may be payable or determined to be payable in respect of the execution and delivery of this Agreement or any other Loan Document.

(d) Notwithstanding anything to the contrary in this Section 9.12, the existing Collateral Agent shall be responsible for the payment of any stamp duty payable in connection with the appointment of any successor Collateral Agent in place of the existing Collateral Agent where the existing Collateral Agent is removed as a result of its gross negligence or willful misconduct as set forth in Section 9.12(e) hereof.

(e) The Borrower agrees to pay, indemnify, and hold each Agent, and each of its agents, officers, directors and employees, harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the fees and disbursements of counsel) with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, unless arising from the gross negligence or willful misconduct of such Agent, including indemnification of the Collateral Agent for liabilities of such Agent for the net amount of taxes (after taking into account (in such Agent’s determination) any deduction, credit or other tax reduction or benefit available by reason of the imposition of such tax) in any jurisdiction in which such Agent would not otherwise be subject to tax except solely by reason of acting under this Agreement or any other Loan Document (directly or through agents), provided that such indemnification for taxes (a) shall apply only in respect of taxes attributable to the performance of such Agent’s obligations as Collateral Agent hereunder or under any Security Document and (b) shall in no event cover any taxes imposed upon such Agent with respect to or measured by its overall net income or profits.

(f) In any suit, proceeding or action brought by any Agent under or with respect to any contract, agreement, interest or obligation constituting part of the Collateral for any sum owing thereunder, or to enforce any provisions thereof in accordance with the provisions hereof or of any other Loan Document, the Borrower will save, indemnify and keep such Agent harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligor or its successors from the Borrower unless arising out of the gross negligence or willful misconduct of such Agent, and all such obligations of the Borrower shall be and remain enforceable against and only against the Borrower and shall not be enforceable against such Agent.

(g) The Obligations of the Borrower under this Section 9.12 shall survive the termination of the other provisions of this Agreement and the resignation or removal of any Agent.

Section 9.13. Waiver and Estoppel. (a) To the extent permitted by applicable law, the Borrower hereby agrees that it will not at any time in any manner whatsoever claim, or take the benefit or advantage of, any appraisement, valuation, stay, extension, moratorium, turnover or redemption law, or any law permitting it to direct the order in which the Collateral shall be sold, now or at any time hereafter in force, that may delay, prevent or otherwise affect the performance or enforcement of this Agreement or any other Loan Document, and to the extent permitted by applicable law, waives all benefit or advantage of all such laws, and the Borrower hereby covenants that it will not hinder, delay or impede the execution of any power granted to the Collateral Agent in this Agreement or any other Loan Document but will suffer and permit the execution of every such power as though no such law were in force.

(b) To the extent permitted by applicable law, the Borrower, on behalf of itself and all who may claim through or under it, including any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted herein or in any other Loan Document or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement or any other Loan Document and consents and agrees that all of the Collateral may at any such sale be offered and sold as an entirety.

(c) The Borrower waives, to the extent permitted by applicable law, presentment, demand, protest and any notice of any kind (except notices explicitly required hereunder or under any other Loan Document) in connection with this Agreement and the other Loan Documents, and any action taken by the Collateral Agent with respect to the Collateral.

Section 9.14. Parallel Debt Provisions. Each of the parties hereby agrees to the provisions on “parallel debt” set out in Schedule 9.14 as if the same were set out in full herein, and such provisions are hereby incorporated herein by reference.

Section 9.15. USA Patriot Act Notification. Each Common Creditor hereby notifies the Borrower that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) (or similar laws or regulations of such Common Creditor’s jurisdiction), it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Common Creditor to identify the Borrower in accordance with the Patriot Act. The Borrower agrees to cooperate with each Common Creditor and provide true, accurate and complete information to such Common Creditor in response to any such request.

Section 9.16. Effectiveness. This Agreement shall become effective upon execution and delivery of a counterpart hereof by each of the parties hereto and upon satisfaction or waiver of each of the conditions set forth in Section 4.01 and 4.02 hereof in accordance with terms hereof

[Signature Pages Follow]

TO ALL THOSE TO WHOM THESE PRESENTS SHALL COME

Be it known that I have compared the signatures of Georgina Keane and Patrick Claffey on the attached document and I hereby certify that they are one and the same as the signatures to the A & R Common Agreement dated 23rd March 2007 made between Digicel International Finance Limited and others.

Dated at Dublin this 5th Day of September 2007

/s/ Martin E. Marren
Martin E. Marren
Notary Public

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DIGICEL INTERNATIONAL FINANCE LIMITED, as Borrower

By:	/s/ Georgina Keane
	Name:	Georgina Keane
	Title:	Authorised Signatory

By:	/s/ Patrick Claffey
	Name:	Patrick Claffey
	Title:	Authorised Signatory

[A&R Common Agreement – DIFL Refinancing (2007)]

CITIBANK, N.A., as Tranche A Administrative Agent

By:	/s/ Adrian Guzzoni
	Name:	Adrian Guzzoni
	Title:	Authorized Signatory

[A&R Common Agreement – DIFL Refinancing (2007)]

CITIBANK, N.A., as Tranche B Administrative Agent

By:	/s/ Adrian Guzzoni
Name: Adrian Guzzoni
Title: Authorized Signatory

[A&R Common Agreement – DIFL Refinancing (2007)]

CITIBANK, N.A., as Revolving Administrative Agent

By:	/s/ Adrian Guzzoni
Name: Adrian Guzzoni
Title: Authorized Signatory

[A&R Common Agreement – DIFL Refinancing (2007)]

PAN CARIBBEAN MERCHANT BANK LIMITED, as Jamaica Trustee

By:	/s/ Pan Caribbean
Name: Pan Caribbean
Title:

By:	/s/ Pan Caribbean
Name: Pan Caribbean
Title:

Common Agreement

RBTT TRUST LIMITED, as US$ Trustee

By:	/s/ Kavita Surat Singh
Name: Kavita Surat Singh
Title: General Manager

By:
Name:
Title:

[A&R Common Agreement – DIFL Refinancing (2007)]

CITIBANK, N.A., as Collateral Agent

By:	/s/ Jenny Cheng
Name: Jenny Cheng
Title: Vice President

[A&R Common Agreement – DIFL Refinancing (2007)]

SCOTIA JAMAICA INVESTMENT MANAGEMENT LIMITED, as Mossel Co-Collateral Agent

By:	/s/ Kevin Harris
Name: Kevin Harris
Title: Senior Manager, Investments

By:	/s/ Nadine Hines
Name: Nadine Hines
Title: Manager, Trust & Registration Services

Common Agreement

RBTT TRUST LIMITED, as DECL Co-Collateral Agent

By:	/s/ Kavita Surat Singh
Name: Kavita Surat Singh
Title: General Manager

By:
Name:
Title:

[A&R Common Agreement – DIFL Refinancing (2007)]

BUTTERFIELD BANK (CAYMAN) LIMITED, as Hyman Co-Collateral Agent

By:	/s/ J.C. Cantuay
Name: J.C. Cantuay
Title: Head of Credit Risk Management Dept.

By:
Name:
Title:

[A&R Common Agreement – DIFL Refinancing (2007)]

BANCO CUSCATLAN, S.A., as El-Salvador Co-Collateral Agent

By:	/s/ Banco Cuscatlan
Name: Banco Cuscatlan
Title:

By:
Name:
Title:

[A&R Common Agreement – DIFL Refinancing (2007)]

Exhibit A

Form of Business Plan

See Attached

Exhibit B

Form of Operating Report

Operating Report

for

[Operating Subsidiary]

Date of Report                      for fiscal quarter ended             , 200

	Prepaid	Postpaid
Number of Subscribers (BOP)
Number of Deletions
Number of Gross
Additions
Number of Subscribers (EOP)
ARPU
MOU
Subscriber Acquisition Costs

Exhibit C

Form of Accession Agreement

Schedule 1.1A

Accounting Firms

•	Deloitte & Touche

•	Ernst & Young

•	KPMG Peat Marwick

•	Pricewaterhouse Coopers

Schedule 1.1B

Initial Project Holdcos

•	Digicel Trinidad & Tobago Holdings Ltd.

•	Digicel Haiti Holding Limited

Schedule 1.1C

Initial Project Subsidiaries

•	Digicel Trinidad and Tobago International Finance Holdings Limited

•	Digicel Trinidad and Tobago International Finance Limited

•	Site Acquisition Services Limited

•	Digicel (Trinidad & Tobago) Limited

•	Digicel Haiti International Finance Holding Limited

•	Digicel Haiti International Finance Limited

•	Unigestion Holding S.A.

Schedule 1.1D(i)

Initial Restricted Subsidiaries

•	Digicel Caribbean Limited

•	Digicel Holdings, Ltd.

•	Digicel S.A. de C.V.

•	Mossel (Jamaica) Ltd.

•	Digicel Eastern Caribbean Limited

•	Digicel OECS Limited

•	Digicel Grenada Limited

•	Digicel (St. Lucia) Limited

•	Digicel SVG Limited

•	Digicel (Barbados Holdings) Limited

•	Digicel (Barbados) Limited

•	Digicel Aruba Holdings B.V.

•	New Millennium Telecom Services N.V.

•	Digicel Holding Ltd.

•	Digicel Cayman Ltd.

•	Digicel (Curacao) Holdings B.V.

•	Curacao Telecom N.V.

•	Digicel French Caribbean Holdings, S.à.r.L.

•	Digicel French Caribbean SAS

•	Digicel Antilles Francaises Guyane

•	Digicel Trinidad & Tobago Holdings Ltd.

•	Digicel Haiti Holding Limited

•	Digicel Cayman Services Ltd.

•	Initial Project Subsidiaries

[A&R Common Agreement – DIFL Refinancing (2007)]

Schedule 1.1D(ii)

Restricted Subsidiaries

•	Wireless Holdings (Bermuda) Ltd.

•	Telecommunications (Bermuda & West Indies) Ltd.

•	Grand Canal Finance Limited

•	Antigua Wireless Holdings Ltd.

•	Antigua Wireless Ventures Ltd.

•	Digicel Guyana Holdings Limited

•	Digicel Guyana Ltd.

•	U Mobile (Cellular) Inc.

•	Dominica Wireless Holdings Ltd.

•	Wireless Ventures (Dominica) Ltd.

•	Digicel Turks & Caicos Holdings Ltd.

•	Digicel Turks & Caicos Ltd.

•	Site Acquisition Services TCI Limited

•	Digicel (Surinam) Ltd.

•	Wireless Ventures (Anguilla) Ltd.

•	Digicel Caribe Holdings Limited

•	St Kitts Wireless Holdings

•	Wireless Ventures (St Kitts-Nevis Ltd.)

•	Antilliano Por N.V.

Schedule 1.1D(iii)

Restricted Subsidiaries: Non-Securing Subsidiaries

•	Telecommunications (Bermuda & West Indies) Ltd.

•	Dominica Wireless Holdings Ltd.

•	Wireless Ventures (Dominica) Ltd.

•	Digicel Turks & Caicos Holdings Ltd.

•	Digicel Turks & Caicos Ltd.

•	Site Acquisition Services TCI Limited

•	Digicel (Surinam) Ltd.

•	Wireless Ventures (Anguilla) Ltd.

•	St Kitts Wireless Holdings

•	Wireless Ventures (St Kitts-Nevis Ltd.)

•	Antilliano Por N.V.

Schedule 1.1E

Restricted Subsidiaries: Non-Securing Subsidiaries

•	Funded Intercompany Note in the amount of US $16,500,000 from Digicel (Barbados Holdings) Limited to Digicel Eastern Caribbean Limited, dated January 24, 2005.

•	Funded Intercompany Note in the amount of US $33,750,000 from Digicel OECS Limited to Digicel Eastern Caribbean Limited, dated January 24, 2005.

•	Funded Intercompany Note in the amount of $10,250,000 from Digicel Aruba Holdings B.V. to Digicel Eastern Caribbean Limited, dated January 24, 2005.

•	Funded Intercompany Note in the amount of US $10,250,000 from New Millenium Telecom Services N.V. to Digicel Aruba Holdings B.V., dated January 24, 2005.

•	US $ Funded Intercompany Note in the amount of US $158,200,391 from Mossel (Jamaica) Limited to Digicel International Finance Limited, dated January 24, 2005.

•	J $ Funded Intercompany Note in the amount of J $4,487,755,102 from Mossel (Jamaica) Limited to Digicel International Finance Limited, dated January 24, 2005.

•	Funded Intercompany Note in the amount of US $8,000,000 from Digicel Cayman Limited to Digicel International Finance Limited, dated January 24, 2005.

•	Funded Intercompany Note in the amount of US $48,490,000 from Digicel (Curacao) Holdings B.V. to Digicel International Finance Limited dated March 3, 2005.

Schedule 3.2(a)

Borrower Restricted Subsidiaries Equity Interests

	Mossel (Jamaica) Limited	Digicel Caribbean Limited	Digicel Eastern Caribbean Limited	Digicel Holdings Ltd.	Digicel Trinidad & Tobago Holdings Ltd.	Digicel Cayman Ltd.	Digicel OECS Limited
Jurisdiction of Incorporation/Formation	Jamaica	St. Lucia	St. Lucia	Barbados	Barbados	Cayman Islands	Barbados

Authorized Shares	2,800,002	200,000,000	20,000,000	Unlimited	Unlimited	50,000,000	1,000,000

Shares Outstanding	2,138,826	47,529,412	12,340,000	1	1	8,000,000	10,000

Holders of Equity Interests	Digicel Caribbean Limited (2,138,826)[1]	Borrower (47,529,412)	Borrower (12,340,000)	Borrower (1)	Borrower (1)	(i) Digicel Holdings Ltd. (7,750,000); (ii) Conor O’Dea (250,000)	(i) Digicel Eastern Caribbean Limited (9,102) (ii) PLS Limited (898)

Percentage of Equity Interests Owned by Holders	Digicel Caribbean Limited	Borrower (100%)	Borrower (100%)	Borrower (100%)	Borrower (100%)	(i) Digicel Holdings Ltd. (96.875%) (ii) Conor O’Dea (3.125%)	(i) Digicel Eastern Caribbean Limited (91.02%) (ii) PLS Limited (8.98%)

Operating Subsidiary, Project Subsidiary or Project Holdco	Operating Subsidiary				Project Holdco	Operating Subsidiary

[1]	Niall O’Brien and Carol Pryce are the legal owners and registered holders of 1 share each in Mossel (Jamaica) Limited.

	Digicel (Barbados Holdings) Limited	Digicel Aruba Holdings B.V.	Digicel (St. Lucia) Limited	Digicel SVG Limited*	Digicel Grenada Limited	Digicel (Barbados) Limited	New Millennium Telecom Services N.V.
Jurisdiction of Incorporation/Formation	St. Lucia	Netherlands Antilles	St. Lucia	St. Vincent and the Grenadines	Grenada	Barbados	Aruba

Authorized Shares	1,000,000	5,000,000	Unlimited	Unlimited	Unlimited	Unlimited	80,000

Shares Outstanding[1]	17,158	1,025,000	135,000	135,000	135,000	3,000,000	19,084

Holders of Equity Interests	(i) Digicel Eastern Caribbean Limited (12,714) (ii) Warrens Telecoms Limited (4,444)	Digicel Eastern Caribbean Limited (1,025,000)	Digicel OECS Limited (135,000)	Digicel OECS Limited (135,000)	Digicel OECS Limited (135,000)	Digicel (Barbados Holdings) Limited (3,000,000)	(i) Digicel Aruba Holdings B.V. (19,084)

Percentage of Equity Interests Owned by Holders	(i) Digicel Eastern Caribbean Limited (75.0%) (ii) Warrens Telecoms Limited (25.0%)	Digicel Eastern Caribbean Limited (100.0%)	Digicel OECS Limited (100.0%)	Digicel OECS Limited (100.0%)	Digicel OECS Limited (100.0%)	(i) Digicel (Barbados Holdings) Limited (100%)	(i) Digicel Aruba Holdings B.V. (100%)

Operating Subsidiary, Project Subsidiary or Project Holdco			Operating Subsidiary	Operating Subsidiary	Operating Subsidiary	Operating Subsidiary	Operating Subsidiary

[1]	There are no shares covered by any outstanding options, warrants, etc. for any of the above-mentioned entities.

	Unigestion Holding S.A.	Digicel Haiti International Finance Limited	Digicel (Curacao) Holdings B.V.	Curacao Telecom N.V.	Digicel Trinidad and Tobago International Finance Limited	Digicel Trinidad & Tobago International Finance Holdings Limited	Site Acquisition Services Limited
Jurisdiction of Incorporation/Formation	Haiti	St. Lucia	Netherlands Antilles	Netherlands Antilles	Barbados (with Trinidad and Tobago Branch)	Barbados	Trinidad & Tobago

Authorized Shares	100,000	50,000,000	N/A	N/A	Unlimited	Unlimited	Unlimited

Shares Outstanding[1]	100,000	28,604,119	10,000	1,000	I	1	100

Holders of Equity Interests	Digicel Haiti International Finance Limited (St. Lucia) 96.093% (561,500,000)[1] OneFone S.A. (Haiti) 3.906% ($2,500,000) Denis O’Brien .001%	Digicel Haiti International Finance Holdings Limited (St. Lucia) 86.016% (524,604,119) Lockver Investments Inc. 13.984%	Digicel International Finance Limited (10,000)	Digicel (Curacao) Holdings B.V. (1,000)	Digicel Trinidad and Tobago International Finance Holdings Limited (1)	Digicel Trinidad & Tobago Holdings Ltd. (1)	Digicel Trinidad and Tobago International Finance Limited (100)

Percentage of Equity Interests Owned by Holders	Percentage of Equity Interests Owned by Holders (96.093%) OneFone S.A. (Haiti) (3.906%) Denis O’Brien (.001%)	Digicel Haiti International Finance Holdings Limited (St. Lucia) (86.016%) Lockver Investments Inc. (13.984%)	Digicel International Finance Limited (100%)	Digicel (Curacao) Holdings B.V. (100%)	Digicel Trinidad and Tobago International Finance Holdings Limited (100%)	Digicel Trinidad & Tobago Holdings Ltd. (100%)	Digicel Trinidad and Tobago International Finance Limited 100%

Operating Subsidiary, Project Subsidiary or Project Holdco	Operating Subsidiary	Operating Subsidiary		Operating Subsidiary	Operating Subsidiary	Operating Subsidiary	Operating Subsidiary

[1]	There are no shares covered by any outstanding options, warrants, etc. for any of the above-mentioned entities.

	Digicel French Caribbean Holdings, S.A R.L.	Digicel French Caribbean SAS	Digicel Antilles Françaises Guyane	Digicel Haiti Holding Limited	Digicel Haiti International Finance Holding Limited	Digicel Cayman Services Ltd.
Jurisdiction of Incorporation/Formation	Luxembourg	France	France	St. Lucia	St. Lucia	Cayman

Authorized Shares	1,480	3,700	1,941,598	10,000,000	10,000,000	50,000

Shares Outstanding[1]	1,480	3,700	1,941,598	8,500,000	8,500,000	1

Holders of Equity Interests	Digicel International Finance Limited	Digicel French Caribbean Holdings S.à.r.l.	Digicel French Caribbean SAS	Digicel International Finance Limited	Digicel Haiti Holding Limited	Digicel Holdings Ltd.

Percentage of Equity Interests Owned by Holders	Digicel International Finance Limited (100%)	Digicel French Caribbean Holdings S.à.r.l. (100%)	Digicel French Caribbean SAS (100% less 4 director’s shares)	Digicel International Finance Limited (100%)	Digicel Haiti Holding Limited (100%)	Digicel Holdings Ltd. (100%)

Operating Subsidiary, Project Subsidiary or Project Holdco			Operating Subsidiary	Project Holdco	Operating Subsidiary

[1]	There are no shares covered by any outstanding options, warrants, etc. for any of the above-mentioned entities.

	Digicel Guyana Holdings Limited	Digicel Guyana Ltd.	U Mobile (Cellular) Inc.	Wireless Ventures (Anguilla) Ltd.	Digicel Turks & Caicos Holdings Ltd.	Digicel Turks & Caicos Ltd.	Digicel (Surinam) Ltd
Jurisdiction of Incorporation/Formation	St. Lucia	St. Lucia	Guyana	Anguilla	Turks & Caicos	Turks & Caicos	Surinam

Authorized Shares	75,000 Class A, 25,000 Class B	75,000 Class G, 25,000 Class H	500,000	10,000	50,000	6,250,000	1,000

Shares Outstanding[1]	1	1	500,000	3692	50,000	6,250,000	1,000

Holders of Equity Interests	Digicel International Finance Limited (St. Lucia) 100% (1)	Digicel Guyana Holdings Limited 100% (1)	Digicel Guyana Ltd. 100%	Digicel International Finance Limited (St. Lucia) 75% ($2,769,000) Caribbean Commercial Bank (Anguilla) Ltd. 25%	Digicel International Finance Limited (St. Lucia) 100% ($50,000)	Digicel Turks & Caicos Holdings Ltd. 51% ($3,187,500) Tele-media Ltd. 49%	Digicel International Finance Limited (St. Lucia) 75% (SRD 22,500,000) Paul Leo Rene Tjin A Djie and Carmen Tjoen Tjin A Loi, jointly 25% (SRD 7,500,000)

Percentage of Equity Interests Owned by Holders	Digicel International Finance Limited 100%	Digicel Guyana Holdings Limited 100%	Digicel Guyana Ltd. 100%	Digicel International Finance Limited (St. Lucia) 75% Caribbean Commercial Bank (Anguilla) Ltd. 25%	Digicel International Finance Limited (St. Lucia) 100%	Digicel Turks & Caicos Holdings Ltd. 51% Telemedia Ltd. 49%	Digicel International Finance Limited (St. Lucia) 100%

Operating Subsidiary, Project Subsidiary or Project Holdco			Operating Subsidiary	Operating Subsidiary			Operating Subsidiary

[1]	There are no shares covered by any outstanding options, warrants, etc. for any of the above-mentioned entities.

	St. Kitts Wireless Holdings	Wireless Ventures (St. Kitts-Nevis Ltd.)	Dominica Wireless Holdings Ltd.	Wireless Ventures (Dominica) Ltd.	Antigua Wireless Holdings Ltd.[1]	Antigua Wireless Ventures Ltd.	Wireless Holdings (Bermuda) Ltd.
Jurisdiction of Incorporation/Formation	St. Lucia	St. Kitts-Nevis	St. Lucia	Dominica	Antigua & Barbuda	Antigua & Barbuda	Bermuda

Authorized Shares	1,000	100,000	100,000	100,000	5,000,000	5,000,000	12,000

Shares Outstanding[2]	1	7,561	1	1	100	9,569	12,000

Holders of Equity Interests	Digicel Caribe Holdings Limited 100% (1)	St. Kitts Wireless Holdings 70% ($5,292,700) St Kitts-Nevis National Bank 10% St Kitts-Nevis Anguilla Trading and Dev. Co 10% St Kitts-Nevis Cable 10%	Digicel International Finance Limited 100% ($1)	Dominica Wireless Holdings Ltd. 100% ($1)	Digicel Caribe Holdings Limited 100% ($100)	Antigua Wireless Holdings Ltd. 100%[3]	Digicel Caribe Holdings Limited 100% ($12,000)

Percentage of Equity Interests Owned by Holders	Digicel Caribe Holdings Limited 100%	St. Kitts Wireless Holdings 70% St Kitts-Nevis Naonal Bank 10% St Kitts-Nevis Anguilla Trading and Dev. Co 10% St Kitts-Nevis Cable 10%	Digicel International Finance Limited 100%	Dominica Wireless Holdings Ltd. 100%	Digicel Caribe Holdings Limited. 100%	Antigua Wireless Holdings Ltd. 100%	Digicel Caribe Holdings Limited. 100%

Operating Subsidiary, Project Subsidiary or Project Holdco		Operating Subsidiary		Operating Subsidiary		Operating Subsidiary

[1]	In the process of being reinstated on the corporate register in approximately two weeks.
[2]	There are no shares covered by any outstanding options, warrants, etc. for any of the above-mentioned entities.
[3]	Will he finalized once Antigua Wireless Holdings Ltd is reinstated on the register.

	Telecommunications (Bermuda & West Indies) Ltd.	Antilliano Por N.V.	Digicel (Trinidad & Tobago) Limited	Site Acquisition Services TCI Limited	Digicel Holdings, Ltd.	Digicel S.A. de C.V.	Digicel Caribe Holding Limited	Grand Canal Finance
Jurisdiction of Incorporation/Formation	Bermuda	Bonaire	Trinidad & Tobago	Turks & Caicos	Cayman	El Salvador	St. Lucia	Bermuda

Authorized Shares	25,000	100	Unlimited	100	15,000,000	16,056,686	100,000,000	10,000,000

Shares Outstanding	20,575	100	24,000,000	100	10,752,682	16,056,686	5,000	10,000,000

Holders of Equity Interests	Wireless Holdings (Bermuda) Ltd. 100% ($49,380)	99 shares held by Digicel Curacao (Holdings) B.V. (9,900 Naf) 1 share held by Alvin Obsersi (100 Naf)	Digicel Trinidad and Tobago International Finance Limited ($24,000,000)	Digicel (Turks & Caicos) Ltd: (100)	Digicel International Finance Limited (100%) ($10,752,682)	1 Share held by Digicel Cayman Services Limited 16,056,585 shares held by Digicel Holdings, Ltd.	Digicel International Finance Limited 100% (5,000)	Digiccl International Finance Limited 100% (10,000)

Percentage of Equity Interests Owned by Holders	Wireless Holdings (Bermuda) Ltd. 100%	Digicel Curacao (Holdings) B.V. 99% Alvin Obsersi 1%	Digicel Trinidad and Tobago International Finance Limited 100%	Digicel (Turks & Caicos) Ltd: 100%	Digicel International Finance Limited 100%	Digicel Holdings, Ltd. 99.99% Digicel Cayman Services Limited 1%	Digicel International Finance Limited 100%	Digicel International Finance Limited 100%

Operating Subsidiary, Project Subsidiary or Project Holdco	Operating Subsidiary	Operating Subsidiary	Operating Subsidiary	Operating Subsidiary		Operating Subsidiary		Operating Subsidiary

Schedule 3.2(b)

Borrower Equity Interests, Holdco Equity Interests,

Digicel Limited Equity Interests and Parent Equity

	Digicel Limited	Digicel Holdings (Bermuda) Ltd.	Borrower	Digicel Group Limited
Jurisdiction of Incorporation/Formation	Bermuda	Bermuda	St. Lucia	Bermuda

Authorized Shares	80,000,000	12,000	100,000,000	10,000

Shares Outstanding[1]	49,593,855[2]	12,000	10,000,000	10,000

Holders of Equity Interests	Digicel Group Limited	Digicel Limited	Digicel Bermuda (Holdings) Ltd. (100%)	Dennis O’Brian

Percentage of Equity Interests Owned by Holders	Digicel Group Limited (100%)	Digicel Limited (100.0%)	Digicel Bermuda (Holdings) Ltd. (100.0%)	Dennis O’Brian 100%

Interests

[1]	There are no shares covered by any outstanding options, warrants, etc. for shares of the Borrower or Digicel Bermuda (Holdings) Ltd.
[2]	Digicel Limited’s board of directors has approved an option plan for up to 5% of the share capital.

Schedule 3.2(c)

Pre-Emptive Rights and Transfer Restrictions on Equity Interests

1.	Shareholders Agreement dated September 25, 2004, among Digicel (Barbados Holdings) Limited, Warrens Telecoms Limited and Equipment Consultants & Services Limited

2.	Shareholders Agreement dated September 20, 2003, among DECL, PLS Limited and Digicel OECS Limited

3.	Shareholders Agreement dated February 20, 2004, among Digicel Holdings Limited, Conor O’Dea and Digicel Cayman Ltd.

4.	All of the licenses contain provisions which require the consent or permission of the government or regulator when there is a change in control or ownership of the company holding the license. Changes which result purely from internal reorganization are excluded. This is a standard telecom licensing practice. In particular,

a.	In Aruba, prior permission of the minister is required for any transfer, sale or issuance of shares.

b.	In Barbados, prior written approval of the minister is required to assign or transfer a license or to change the ownership of more than 49% of the shares in a company holding the license.

5.	Article 189 of the Luxembourg law dated August 10, 1915 provides that any transfer of share of a société à responsibilité limitée organized under the laws of the Grand Duchy of Luxembourg requires the prior consent of the shareholders representing three-quarters of the share capital.

6.	All of the Licenses contain provisions which require the consent or permission of the government or regulator when there is a change in control of the company holding the license. Changes which result purely from internal reorganization are excluded. This is a standard telecom licensing practice.

Schedule 3.2(d)

Minimum Required Equity

1.	Pursuant to Article 38 and 40 of the Commercial Code of Aruba, issued capital should be 20% of authorized capital with a minimum of AWG 10,000. Moreover, 10% of this issued capital should be paid up in cash.

2.	Under Haitian law, a minimum of 50% of the authorized shares must be subscribed. A minimum of 25% of the authorized share capital must be paid in. If, due to losses, less than 25% of the authorized share capital is paid in at any time, a shareholders’ meeting must be called, at which the shareholders may choose whether to liquidate the company or to pay in additional share capital to reach the 25% requirement.

3.	Pursuant to articles L. 224-2 and L. 227-1 of the French Code de Commerce, a French société anonyme (“SA”) and a French société par actions simplifiée (“SAS”) should have share capital of at least €37,000.

4.	Pursuant to article L. 225-248 of the French Code de Commerce, the amount of the shareholder’s equity (capitaux propres) of a French SA or a French SAS must at least be equal to half of the amount of its share capital.

5.	Pursuant to article 182 of the law of 10th August 1915 on commercial companies (as amended), the minimum share capital for a société à responsibilité limitée organized under the laws of the Grand Duchy of Luxembourg is €12,500.

Schedule 3.7

Material Litigation

There is no material litigation in respect of the Borrower or any of its subsidiaries other than the following:

Legal Proceedings

Outlined below are the details of material cases outstanding that involve Digicel Group Limited (“we,” “us,” or “our company”) and our operations.

Jamaican International Termination Charges

In 2002, OUR, the Jamaican regulator, ordered a reduction in international termination charges. We brought a successful challenge to this order based on a previous ministerial direction stating that OUR should not set interconnection rates but that interconnection rates should be set by the market. At the time the decision relating to this challenge was made, C&W paid J$160 million (which is approximately U S $2 45 million) due to us that they had previously withheld plus interest. OUR appealed and the case was heard in March 2006, with a decision expected in 2007. Subsequent to the original action and the payment of the sum stated above by C&W, C&W commenced paying higher rates for international incoming traffic pursuant to a determination of OUR, and later, as a result of a commercial agreement with us. Notwithstanding that these payments and the interests thereon — estimated at September 30, 2006 to be U.S. $36.7 million — are based on factors external to the action, they are connected to the action to the extent that the payments would likely have been based on the original rate which OUR sought to impose but for our challenge. There is a material risk that the court would rule in favor of OUR and we may be required to repay all sums collected by us from C&W for international incoming traffic which exceeds the rate in effect at the time when OUR’s original determination was made in May 2002. Legal costs of approximately J$5 million and interest may also have to be paid. Pending final adjudication, we have not recognized any of this income in our profit and loss account and we have recorded a liability of $36.7 million as of September 30, 2006.

Aruba and Haiti MCC/MNC Dispute

We use the Jamaican Mobile Country Code and Mobile Network Code (a technical routing number not dialed by customers) in many of our markets, a practice that provides significant operating benefits for us because of the faster roll-out, efficiency and cost effectiveness of the practice in deploying roaming services. This practice has been challenged by the regulators in Aruba and Haiti.

The Court of First Instance in Aruba ruled on July 5, 2006 that, among other things, the regulator had failed to follow the correct administrative process and therefore the case was rejected. The regulator has now started the proper administrative procedure in order to force us to comply with the license by July 2007. We are negotiating a solution to end this dispute and have also appealed the court’s decision of July 5, 2006. In the event of an ultimate unfavorable appeal decision on this issue, we will incur some additional costs and there may be some disruption to services.

CONATEL, the Haitian regulator, advised us that we must use the Haitian Mobile Country Code and Mobile Network Code by January 10, 2007. Following discussions with the Haitian regulator and the Haitian Ministry Responsible for Telecommunications we have been advised that we will be allowed to use the Jamaican Mobile Country Code and Mobile Network Code. Our competitors in Haiti may, however, challenge this decision. The cost of moving away from the Jamaican MCC is estimated at US$2m.

Disputes with TSTT in Trinidad and Tobago

Lack of a Formal Interconnection Agreement

TSTT has refused to enter into a formal interconnection agreement with us unless we accept reciprocal rates based on TSTT’s claimed cost of mobile termination on its network. We have resisted that position on the basis that in accordance with law, we are entitled to recover the full cost of mobile termination on our network.

On January 19, 2006, this issue was referred to a panel of the regulator, TATT, for consideration. On August 16, 2006, the panel ruled that TSTT’s position was not contrary to law, and suggested in its ruling that the parties negotiate within a specified price range. At the request of TATT , interconnection negotiations were recommenced but have thus far not resulted in any agreement.

On October 23, 2006 we were permitted by the High Court of Trinidad and Tobago to initiate a judicial review of the panel ruling. The matter is likely to go to trial in April 2007 and could have a significant effect on the setting of interconnection rates. Separately, we initiated a dispute with TATT on October 13, 2006 requesting a ruling on all of the interconnection rates between us and TSTT prospectively as well as retroactively from April 6, 2006 when we launched our services in Trinidad and Tobago. An adverse ruling would affect our receipt of interconnect fees and our revenues and profitability.

Interconnect Equipment Dispute

In December 2005, TSTT arranged for the publication of a series of advertisements claiming that we had been causing interference with their mobile network. TATT subsequently found that we were not at fault. We brought a suit against TSTT on the basis that these advertisements were libelous and sought damages of approximately $4 million. This matter is expected to go to trial in 2007.

Interconnect Failures

In recent months, we have experienced significant failure rates in respect of calls to subscribers of the TSTT fixed and mobile networks. In October 2006, up to 95% of all calls from us to TSTT failed. On October 30, 2006, we filed an injunction before the High Court of Trinidad and Tobago, seeking an end to the blocking of our calls. We are also seeking orders compelling TSTT to provide additional interconnection capacity under an implied contract with us. Since the filing of these proceedings, call failure rates have dropped dramatically. However, TSTT has refused to provide any additional interconnection capacity. The trial of this injunction application was concluded in December 2006 and a ruling is expected during the first quarter of 2007.

Bonaire Acquisition of Mobile License and Assets

On December 7, 2006 we signed an Agreement with Telefonia Bonairiano N.V. (“Telbo”) for the sale and transfer of their client base, equipment and licenses. The transfer was to take effect on January 1, 2007. Telbo and United Telecommunications Services N.V. (“UTS”) have an existing revenue sharing agreement. In December 2006, the Court of First Instance of Curacao issued a judgment preventing the completing of the transfer as it could affect the existing revenue sharing agreement. On February 11, 2007, following the expiry of the agreement between Telbo and UTS, Telbo began the transfer of its customer base in accordance with its agreement with Digicel. Prior to that, UTS has been declared in summary court proceedings to be entitled to certain on-going network access rights from Telbo, which may ultimately affect the number of customers that actually transfer to Digicel.

Cayman Interconnection Fees Dispute

We entered into an interconnection Agreement with C&W Cayman in January 2004, which was amended by a Settlement Agreement dated July 27, 2004. Despite operating under its terms for over two years, in September 2006, C&W indicated that it considered that these agreements had not been approved by the Information and Communications Technology Authority of Cayman (“ICTA”) and that it would therefore not honor the agreed mobile termination rate. As a result, C&W is only paying us a reduced mobile termination rate. Subsequently, C&W purported to refer this dispute to the ICTA, which it declined to accept by a decision of December 14, 2006. As a result of C&W’s breaches of the Interconnection Agreement, we made a reference to arbitration under the International Chamber of Commerce Rules in December 2006. While this arbitration could be concluded by the end of 2007, it could be delayed beyond that as a result of further proceedings in Cayman or elsewhere.

El Salvador Dispute with ZTE

We entered into a supply agreements with ZTE in March 2006. We decided to terminate this agreement due to ZTE’s failure to meet certain obligations. ZTE has disputed this and has threatened to take the matter to arbitration. In the event of an unfavorable ruling by the arbiter or we are unable to settle this matter amicably we may be required to pay ZTE damages.

Schedule 3.9

Existing Debt

None

Schedule 3.14

Taxes Relating to Loan Documents

1.	Interest payments in respect of advances to Borrower and interest payments in respect of Intercompany Notes and guarantees may be subject to withholding tax at varying rates depending on the jurisdiction and nature of the lender and the borrower.

Schedule 5.3

Form of Environmental Compliance Certificate

Environmental Compliance Certificate

Section 1 – Basic Information

Company
Address

	HSE Manager	Environmental Co- ordinator or HS(E) Officer	Human Resource Manager	Community Liaison/External Affairs Officer
Name
Title
E-mail
Tel. no.
Fax no.

The reporting period covered by this Environmental & Social Monitoring Report is: (month/year—month/year)

If the reporting entity is not Identical to the company as indicated above, please specify it here:

Section 2 – Environmental & Social Policy

Was there any change in the environmental, human resources or community liaison policy of the company during this reporting period? ☐ YES ☐ NO if yes, please provide the latest policy statements.

Section 3 – Information Exchange

The purpose of this section is to help the Lenders understand who requests information from you on environmental or social issues (and for what purpose). This information may allow us to match our requests for information to those of other parties.

Are the Environmental Co-ordinator and the Human Resource Manager or the Community Liaison/External Affairs officer specified in Section 1 also responsible for compiling environmental or social information and records for other parties (for example government regulators)? ☐ YES ☐ NO If no, please specify the name/names of the relevant person/persons:

Are you subject to government control regarding compliance with any local or national environmental /public health legislation or labour/social security/human rights legislation? This might include such things as government monitoring of permit or licence conditions, visits/inspections, or requests for information for review. If yes, please provide details – for example who undertakes the assessment and the date of the last assessment. Please attach copies of relevant documents (for example letters, monitoring reports, government notices).

Have you consulted or provided any information on environmental or social issues to local communities during this reporting period (i.e. communities living in the vicinity of your facility and any other communities impacted by your activities?) If yes, please specify what was provided (for example a report, an invitation to an open day, an update letter) and to whom it was distributed. Please also specify any outcome (for example minutes of meetings or the community’s response).

Did you provide this information voluntarily, or were you requested to provide it? If you were requested to provide it, please specify who made the request (for example a local government official, a non-governmental organization (NCO) or a community-based organization (CBO).

Has any “third party” — such as a local, national or international environmental or human rights group, journalist, or trade union body — requested that you provide information to them during this reporting period? if yes, please provide details regarding the information requested, your response and any outcome. Please attach any relevant documentation (for example letters, responses, reports).

Section 4 – Environmental, Health & Safety and Social Management

Environmental, Health & Safety Management

Were there any improvements in environmental or safety procedures, quality of environmental or safety data, improvement of measurements during this reporting period?

Please detail below any emergency preparedness & response drills that you conducted this year. Please provide details (for example on the focus of the drills, who participated and whether the drills will be repeated).

What environmental, health and safety practices (including for HIV/AIDS) or measures do you require of contractors working at your site?

Have any environmental or health & safety audits been performed in the last year (for example ISO 14.000 audits)? If so, please provide a summary of the audit report.

Social Management

Have there been any improvements in procedures, quality of data, etc., regarding human resource management and/or community liaison activities during this reporting period?

Did you provide any training on the company social policy (for example on workers’ rights, discrimination on the work floor, equal remuneration, child labour, community relations)?

Please provide details (for example on the focus and duration of the training, who attended and whether training will be repeated).

Have you dialogued with or consulted workers’ representatives (for example through a trade union or workers’ council) during the last reporting period? Please detail the frequency, the topics discussed and any follow-up.

Have any social audits been performed in the last year (for example SA 8.000 audits)? If so, please provide a copy of the audit report (or a summary).

Section 5 – Significant Incidents

Have any incidents occurred during this reporting period which have (1) caused environmental damage, (2) caused casualties or damage to human health, and/or (3) attracted the attention of outside parties? The table below lists a number of examples. Please specify any such incidents on a separate sheet and attach photographs, newspaper articles or any other supporting information that Is relevant.

Table 1: Significant Incidents at the work place and in the dormitories

Incident	Date	Description[1]

Fire, explosion etc.

Warnings or summonses from government regulatory authorities

Legal action

Labour disputes, strikes, violent confrontations with workers

Lay-offs, mass redundancies

Acquisition of land involving expropriation and/or resettlement or involving dispute over access to natural resources (for example water)

Negative attention on the part of the media, NGO, scientific group or of any other interest group or expert

Complaints or protests from local communities or CBOs (community-based organizations)

Others (please specify)

Section 6 – Signature

Name:	Date:

Position:	Phone:

Signature:	E-mail:

[1]	Please describe in detail on a separate sheet and attach photographs, newspaper articles or any other relevant information.

Schedule 5.13

Insurance Requirements and Acceptable Insurance Advisors

1.	Classes

(a)	All Risk, Property Damage & Business Interruption

(b)	Office Package

(c)	Computer All Risks

(d)	Comprehensive General Liability

(e)	Employers Liability

2.	As Required by Local Legislation

All insurances required by local legislation

3.	Acceptable Insurance Advisors

(a)	Aon

(b)	CGM Insurance Brokers Jamaica

(c)	Lloyd & Partners Limited

(d)	Marsh Inc.

(e)	Willis

Schedule 8.5(b)

Conditions Precedent to Effectiveness of Restricted Subsidiary Designation

[As per draft Common Agreement]

Schedule 9.2

Notice Information for Borrower and Common Creditors

Party	Notice Information
Borrower	c/o Digicel International Finance Limited The Dyoll Building 40 Knutsford Boulevard Kingston 5, Jamaica

Attention: Lawrence Hickey, Chief Financial Officer

	Tel.	+1 (876) 511-5496
	Fax.	+1 (876) 920-4626
e-mail: colm.delves@digicelgroup.com

Schedule 9.14

Parallel Debt Provisions

[As per Existing Common Agreement]